                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-09437

PROSPECTUS

                               OFFER TO EXCHANGE

                  13 1/2% SERIES B SENIOR ZERO-COUPON NOTES
                     DUE 2004 FOR ALL OUTSTANDING 13 1/2%
                  SERIES A SENIOR ZERO-COUPON NOTES DUE 2004
                                      OF

                          COBBLESTONE HOLDINGS, INC.

 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M, NEW YORK CITY TIME ON OCTOBER 29,
                            1996, UNLESS EXTENDED.

                                ---------------

  Cobblestone Holdings, Inc., a Delaware corporation ("Holdings"), is hereby offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 13 1/2% Series B Senior Zero-Coupon Notes due 2004 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding 13 1/2% Series A Senior Zero-Coupon Notes due 2004 (the "Private Notes"), which Private Notes were issued on June 4, 1996 at a discount from their principal amount to generate gross proceeds of $28,964,000 and will accrete at a rate of 13 1/2%, compounded semi-annually, to an aggregate principal amount of $86,000,000 at stated maturity. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement (as defined in "The Exchange Offer--Registration Rights Agreement"), which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of an indenture dated as of June 4, 1996 governing the Private Notes and the Exchange Notes. The Private Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of Notes."

  The Exchange Notes will accrete interest at the same rate and on the same terms as the Private Notes. Consequently, the Exchange Notes will accrete interest at the rate of 13 1/2% per annum, compounded semi-annually, to an aggregate principal amount of $86,000,000 at their June 1, 2004 maturity date. There will be no periodic cash interest payments on the Exchange Notes. The Exchange Notes will accrete interest from and including the date of issuance of the Private Notes (June 4, 1996). Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accreted on the Private Notes.

                                ---------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

                                ---------------

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

HOLDINGS WILL ACCEPT  FOR EXCHANGE ANY AND ALL  VALIDLY TENDERED PRIVATE NOTES
 NOT WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 29, 1996, UNLESS THE EXCHANGE OFFER IS EXTENDED BY HOLDINGS IN ITS SOLE DISCRETION
  (THE "EXPIRATION DATE"). TENDERS OF PRIVATE NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.
   THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM PRINCIPAL AMOUNT OF PRIVATE NOTES BEING TENDERED FOR EXCHANGE. PRIVATE NOTES MAY BE
    TENDERED  ONLY  IN   INTEGRAL  MULTIPLES   OF  $1,000.  IN   THE  EVENT
    HOLDINGS  TERMINATES  THE  EXCHANGE  OFFER  AND  DOES  NOT  ACCEPT  FOR
     EXCHANGE ANY PRIVATE NOTES, HOLDINGS WILL PROMPTLY RETURN ALL PREVIOUSLY TENDERED PRIVATE NOTES TO THE HOLDERS THEREOF.

                                ---------------

                The date of this Prospectus is October 2, 1996.

  The Exchange Notes will be senior unsecured general obligations of Holdings and will rank pari passu in right of payment to all other senior indebtedness of Holdings, including Holdings' guarantee of borrowings under the New Credit Facility (which New Credit Facility has an aggregate availability of $50 million, all of which was available at June 30, 1996) (as defined in "Description of New Credit Facility"), which guarantee is secured by a pledge of all of the common stock of Cobblestone Golf Group, Inc., a Delaware corporation ("Cobblestone" or the "Company"). The Exchange Notes will be structurally subordinated to all indebtedness (including trade payables and capitalized lease obligations) of Holdings' Subsidiaries (as defined). As of June 30, 1996, Holdings had $29.0 million of senior indebtedness, and the Company and its Subsidiaries on a consolidated basis had outstanding $121.4 million of indebtedness (including trade payables and capitalized lease obligations) to which the Exchange Notes would have been structurally subordinated. The Indenture and the New Credit Facility contain certain covenants which restrict the ability of Holdings and its Subsidiaries to incur additional indebtedness. See "Risk Factors--Restrictive Covenants and Financial Ratios Under New Credit Facility," "Description of Notes" and "Description of New Credit Facility."

  On or after June 1, 1999, Holdings may redeem the Exchange Notes, in whole or in part, at the redemption prices set forth herein, plus Liquidated Damages (as defined in "The Exchange Offer--Liquidated Damages"), if any, to the date of redemption. Notwithstanding the foregoing, at any time on or before June 1, 1999, Holdings may, at its option and subject to certain requirements, use the net cash proceeds from one or more Public Equity Offerings or issuances of Qualified Capital Stock to Strategic Investors (each as defined in "Description of Notes--Certain Definitions") to redeem all of the Exchange Notes originally issued at a redemption price equal to 113.5% of the Accreted Value (as defined in "Description of Notes--Certain Definitions") thereof, plus Liquidated Damages, if any, to the date of redemption. In addition, upon a Change of Control (as defined in "Description of Notes--Certain Covenants"), each holder of Exchange Notes will have the right to require Holdings to repurchase all or any part of such Holder's Exchange Notes at a price equal to 101% of the Accreted Value thereof, plus Liquidated Damages, if any, to the date of purchase.

  Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, Holdings believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from Holdings to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of Holdings within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to Holdings, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. Holdings believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of Holdings.

  The Private Notes were originally issued as part of an offering (the "Unit Offering") by Holdings of 86,000 units (the "Units"), each consisting of $1,000 principal amount at stated maturity of the Private Notes and one share (collectively, the "Shares") of common stock, par value $.01 per share, of Holdings ("Holdings Common Stock"). The Private Notes and the Shares included in the Units are not transferable separately until the Separation Date (as defined in "The Offerings").

  Prior to the Exchange Offer, there has been no public market for the Notes. Holdings does not intend to list the Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Notes will develop. To the extent that a market for the Notes does develop, the market value of the Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, Holdings' financial condition and certain other factors. Such conditions might cause the Notes, to the extent that they are traded, to trade at a significant discount from face value. See "Risk Factors--Absence of Public Market."

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Holdings has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of 180 days after the Expiration Date. See "Plan of Distribution."

  Holdings will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with this Exchange Offer.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL HOLDINGS ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOLDINGS. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  UNTIL DECEMBER 31, 1996 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS OFFERING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS IN CONNECTION THEREWITH. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

  The Exchange Notes will be available initially only in book-entry form. Holdings expects that the Exchange Notes issued pursuant to the Exchange Offer will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, the Depository Trust Company ("DTC" or the "Depositary") and registered in its name or in the name of Cede & Co., as its nominee. Beneficial interests in the global note representing the Exchange Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. After the initial issuance of such global note, Exchange Notes in certificated form will be issued in exchange for the global note only in accordance with the terms and conditions set forth in the Indenture. See "Description of Notes--Book Entry, Delivery and Form."

                               ----------------

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the financial statements and notes thereto, included elsewhere in this Prospectus. Market data used throughout this Prospectus were obtained from internal Company surveys and industry publications, including publications by the National Golf Foundation, a non-profit industry organization ("NGF"). The industry publications consulted generally indicate that the information contained therein has been obtained from sources believed to be reliable. Unless otherwise stated in this Prospectus or the context otherwise requires, references to "Holdings" include Holdings, the Company, and each of the Company's Subsidiaries and references to the "Company" include the Company and each of its Subsidiaries. Unless otherwise indicated, references to a fiscal year mean the twelve months ended September 30 of the year indicated.

                                  THE COMPANY

  Cobblestone is one of the leading golf course owners and operators in the United States, with a current portfolio of 22 golf properties including both private country clubs and public (or daily fee) courses. The Company's courses are concentrated in clusters near metropolitan areas in the Sunbelt states (including Arizona, California and Texas) which have large golfing populations and attractive climates. This clustering strategy enables the Company to efficiently manage its portfolio of courses and improve the profitability of its courses by sharing many administrative functions and capitalizing on joint marketing opportunities and economies of scale.

  The Company's business consists primarily of operating golf courses and related facilities, with revenue generated from membership fees and membership dues at private country clubs, greens fees, food and beverage concessions, golf cart rentals, retail merchandise sales, driving range fees and lodging fees. The Company owns and operates 16 courses, leases four courses (subject to long-term leases in excess of 20 years, including extension options), leases one driving range and pro shop facility and manages one additional course. The Company's portfolio includes nine private country clubs, eight public facilities and five semi-private facilities.

  There are approximately 15,000 golf courses in the United States, which generate approximately $15 billion in annual revenue. The ownership and operation of golf courses in the United States is highly fragmented, with less than 5% of golf courses owned and operated by multi-course management companies. The Company believes that the majority of golf course operators, including real estate developers and municipalities, are generally involved in golf course management because the golf course is an important component of their development or community, but that such operators frequently do not have professional golf course management experience. As a result, owners are often interested in selling the golf facilities to third-party operators such as the Company. These owners frequently place significant emphasis on experience and reputation for quality management in selecting an owner/operator, and the Company believes that its reputation in these areas has provided it with a steady supply of attractive acquisition opportunities.

  The Company believes certain demographic characteristics of the United States will increase the demand for golf in the future, thereby benefitting golf course operators. The Company believes that total rounds played will increase as the golfing population ages. The highest golf participation rates (defined as the percentage of individuals within a given demographic segment who played golf during the survey year) are found among individuals aged 18 to 49, which had average participation rates of approximately 13.6% in 1995, as compared to 11.6% for the population, as a whole. However, individuals over 50 played a substantially greater number of rounds of golf per year relative to individuals in younger age brackets. Accordingly, assuming that golf participation rates remain at current levels, the Company believes that these 18 to 49 year old golfers will increase the number of rounds played per year as they age. See "Risk Factors--Factors Affecting Golf Participation" and "Business--Industry Overview." The Company believes that, despite recent golf course construction in some of its markets, golf course construction in its markets generally has been constrained as a result of several factors, including the lack of capital available for real estate development, the significant land required to build a golf course and related facilities (approximately 150 acres) and increasing environmental regulation, particularly with regard to the availability of water in Arizona and California, two of the Company's primary markets.

  The Company's strategy is to grow its revenue and cash flows by (i) continuing to improve the financial performance of its existing courses and
(ii) acquiring courses located in attractive markets which management believes will benefit from the Company's golf course management expertise. Key elements of the Company's operating strategy include:

  . INCREASING MEMBERSHIP REVENUES/IMPROVING UTILIZATION OF THE
    FACILITIES. The Company increases its golf-related revenue through several means, including (i) increasing membership through aggressive marketing and innovative membership programs, (ii) raising membership dues and greens fees to market levels, (iii) implementing premium prices for prime time play and discounting prices for less utilized times (e.g., twilight play), (iv) starting golfers on both the first and tenth tee simultaneously, thereby increasing the number of rounds played per day and (v) booking tournaments into less popular time slots. At its private courses, the Company positions the golf course and related facilities as an integral social center of the surrounding community in order to attract non-golfing members. The Company frequently offers a number of ancillary services in an effort to appeal to every member of the household, such as meeting, tennis and fitness facilities for those who do not play golf.

  . CONTROLLING OPERATING COSTS. As its golf course portfolio has grown, the Company has improved its cash flow margins by consolidating administrative functions, capitalizing on its increased buying power and, within clusters, sharing certain services and capital equipment. In addition, the Company closely monitors its course level operations in order to manage expenses.

  . UPGRADING GOLF COURSE AND RELATED FACILITIES. Following its acquisition of a golf course, the Company generally upgrades or improves a facility in order to enhance its appeal to customers and members and to generate additional revenues and cash flow. Where appropriate, the Company adds additional courses (including nine hole additions) to existing facilities to increase capacity and invests in major clubhouse renovations to support increased dues and fees. These expenditures are generally non-recurring. In addition, the Company implements strategic capital expenditure programs which enable it to reduce course level operating costs and improve the efficiency of the operations, such as improving the irrigation system and acquiring more efficient maintenance equipment.

  . APPEAL TO CORE GOLFING POPULATION. The Company targets core golfers
    (defined by the NGF to be golfers who play more than eight rounds per year). These golfers represent approximately 46% of the golfers in the United States but play approximately 87% of the total rounds. The Company believes that core golfers represent a stable demand for golf and are generally more willing to make a significant investment in a golf club membership and pay higher greens fees than the golfing population as a whole. These golfers also tend to spend more time at a golf facility and therefore generate higher ancillary revenues.

Key elements of the Company's acquisition strategy include:

  . CLUSTERING OF COURSES. The Company seeks to acquire golf courses in clusters near densely populated metropolitan markets. This strategy enables the Company to more efficiently manage its portfolio of courses and to improve the profitability of its courses by sharing many administrative expenses and capital equipment and by capitalizing on joint marketing opportunities and economies of scale.

  . FOCUS ON PRIVATE COUNTRY CLUBS AND HIGH-END DAILY FEE COURSES. The
    Company focuses on acquiring private country clubs and high-end daily fee courses which attract core golfers in middle and upper income brackets who are less price sensitive than the typical public course player. Revenue and cash flows of private country clubs are generally more stable and predictable than those of public courses because the receipt of membership dues is independent of the level of course utilization. In addition, private courses have an easily identifiable target population which permits a highly-focused marketing effort, particularly if the course is part of a larger residential development. The Company's daily fee courses typically command higher greens fees than the average municipal course in its markets and provide the golfer a higher level of service and better playing conditions than do standard municipal courses.

  . REPUTATION WITH REAL ESTATE DEVELOPERS. The Company has focused on acquiring courses from developers who have built golf courses primarily as an enhancement to their residential real estate developments. The Company believes that its experience and reputation for quality management provide it with a steady supply of attractive acquisition opportunities from developers seeking third party owner/operators to professionally manage the facilities.

  . FOCUS ON FAVORABLE GOLF MARKETS. The Company targets golf courses in markets with characteristics which it believes are favorable to golf course ownership and management. For example, the Company concentrates on acquiring courses convenient to metropolitan areas with dense populations but with relatively few golf courses in relation to the size of the golfing population. In addition, the Company focuses on markets with a high number of playable days per year, enabling the Company to maximize revenue and course utilization and thereby capitalize on the operating leverage inherent in golf course management.

                              CORPORATE BACKGROUND

  The Company was formed in 1992 by Brentwood Golf Partners, L.P. (the "Partnership"), a partnership organized by Brentwood Associates ("Brentwood"), and James A. Husband, to build a leading golf course ownership and management company. See "Certain Relationships and Related Transactions." In its approximately four years of operation, the Company has become one of the leading golf course management companies in the United States. Mr. Husband, the Company's President and Chief Executive Officer, has more than 20 years experience in the golf industry, and prior to joining the Company, had been Chairman and Chief Executive Officer of GolfCorp. (a subsidiary of Club Corporation International), which he founded and built into one of the largest public-course management companies in the United States.

  Founded in 1972, Brentwood is a private investment firm specializing in private equity and growth-oriented venture capital investments. Other than the Partnership, Holdings' stockholders include The Northwestern Mutual Life Insurance Company and Wilmington Interstate Corporation, an indirect wholly-owned subsidiary of The Hillman Company. See "Principal Stockholders."

  Holdings was formed in 1994 as a holding company whose sole asset is 100% of the capital stock of the Company. Holdings is incorporated in Delaware; its executive offices are located at 3702 Via de la Valle, Suite 202, Del Mar, California, 92014; and its telephone number is (619) 794-2602.

                          [CORPORATE STRUCTURE CHART]


--------------------
* Except as otherwise noted, all Subsidiaries are wholly-owned.

                               THE EXCHANGE OFFER

The Exchange Offer..........  Holdings is hereby offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Private Notes that are properly tendered and accepted. Holdings will is-sue Exchange Notes on or promptly after the Expi-ration Date. The Exchange Notes will be issued at a discount from their principal amount and will accrete at a rate of 13 1/2%, compounded semi-annually, to an aggregate principal amount of $86,000,000 at stated maturity. See "The Exchange Offer."

                              Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, Holdings believes that the Ex-change Notes issued pursuant to the Exchange Of-fer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from Holdings to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of Holdings within the meaning of Rule 405 under the Securities Act), without compliance with the reg-istration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Ex-change Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activi-ties, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer--Resale of the Exchange Notes."

Registration Rights
 Agreement..................  The Private Notes were sold by Holdings on June
                              4, 1996 (the "Closing Date") to Donaldson, Lufkin & Jenrette Securities Corporation (the "Initial Purchaser") pursuant to a Purchase Agreement, dated May 29, 1996, by and between Holdings and the Initial Purchaser (the "Purchase Agreement"). The Initial Purchasers subsequently sold the Pri-vate Notes to third parties. See "The Exchange Offer--Purpose of the Exchange Offer." Pursuant to the Purchase Agreement, Holdings and the Ini-tial Purchaser entered into a Registration Rights Agreement, dated as of May 29, 1996 (the "Regis-tration Rights Agreement"), which grants the holders of the Private Notes certain exchange and registration rights. The Exchange Offer is in-tended to satisfy such rights, which will termi-nate upon the consummation of the Exchange Offer. The holders of the Exchange Notes will not be en-titled to any exchange or registration rights with respect to the Exchange Notes. See "The Ex-change Offer--Termination of Certain Rights."

Expiration Date.............  The Exchange Offer will expire at 5:00 p.m., New
                              York City time, on October 29, 1996, unless the Exchange Offer is extended by Holdings in its sole discretion for up to an additional ten busi-ness days, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The Exchange Of-fer--Expiration Date; Extensions; Amendments."

Accreted Interest on the
 Exchange Notes and the
 Private Notes..............  The Exchange Notes will accrete from and includ-
                              ing the date of issuance of the Private Notes (June 4, 1996). Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accreted on the Private Notes. See "The Exchange Offer-- Interest on the Exchange Notes."

Conditions to the Exchange
 Offer......................  Unless waived by Holdings, the Exchange Offer is subject to the condition that, in the reasonable judgment of Holdings, it does not violate appli-cable law, rules or regulations or an applicable interpretation of the staff of the Commission. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Private Notes being tendered for exchange. See "The Ex-change Offer--Conditions."

Procedures for Tendering
 Private Notes..............
                              Each holder of Private Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile there-of, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private Notes and any other required documentation to Norwest Bank Minnesota, National Association, as exchange agent (the "Ex-change Agent"), at the address set forth herein. By executing the Letter of Transmittal, the holder will represent to and agree with Holdings that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being ac-quired by such holder in the ordinary course of its business, (ii) such holder has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes, (iii) that if such holder is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes, such holder will comply with the registration and prospectus delivery require-ments of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters (see "The Exchange Of-fer--Resale of Exchange Notes"), (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in ex-change for Private Notes acquired by such holder directly from Holdings should be covered by an effective registration statement containing the selling securityholder information required by
                              Item 507 or Item 508, as applicable, of Regula-tion S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of Holdings. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so ac-knowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securi-ties Act. See "The Exchange Offer--Procedures for Tendering."

Special Procedures for
 Beneficial Owners..........  Any beneficial owner whose Private Notes are reg-
                              istered in the name of a broker, dealer, commer-cial bank, trust company or other nominee and who wishes to tender such Private Notes in the Ex-change Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's be-half. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer--Proce-dures for Tendering."

Guaranteed Delivery
 Procedures.................  Holders of Private Notes who wish to tender their
                              Private Notes and whose Private Notes are not im-mediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Private Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer--Guaranteed Delivery Procedures."

Acceptance of the Private
 Notes and Delivery of the
 Exchange Notes.............  Subject to the satisfaction or waiver of the con-
                              ditions to the Exchange Offer, Holdings will ac-cept for exchange any and all Private Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered within five business days following the Expira-tion Date. See "The Exchange Offer--Terms of the Exchange Offer."

Withdrawal Rights...........  Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. See "The
                              Exchange Offer--Withdrawal of Tenders."

Certain Federal Income Tax
 Considerations.............  Based upon an opinion of counsel to Holdings,
                              Holdings has determined that the exchange of Pri-vate Notes for Exchange Notes will be treated as a "non-event" for federal income tax purposes be-cause the Exchange Notes will not be considered to differ materially in kind or extent from the Private Notes. As a result, no material federal income tax consequences will result to holders exchanging Private Notes for Exchange Notes. See "Certain Federal Income Tax Considerations."

Exchange Agent..............  Norwest Bank Minnesota, National Association is
                              serving as the Exchange Agent in connection with the Exchange Offer.

                               THE EXCHANGE NOTES

  The Exchange Offer applies to the entire aggregate principal amount at stated maturity of the Private Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of Notes."

Maturity Date...............  June 1, 2004.

Interest....................  The Exchange Notes will be issued at a discount from their principal amount and will accrete at a rate of 13 1/2%, compounded semi- annually, to an aggregate principal amount of $86,000,000 at stated maturity. There will be no periodic cash interest payments on the Exchange Notes.

Optional Redemption.........  On or after June 1, 1999, Holdings may redeem the
                              Exchange Notes, in whole or in part, at the re-demption prices set forth herein, plus Liquidated Damages, if any, to the date of redemption. Not-withstanding the foregoing, at any time on or be-fore June 1, 1999, Holdings may, at its option and subject to certain requirements, use the net cash proceeds from one or more Public Equity Of-ferings or issuances of Qualified Capital Stock to Strategic Investors to redeem all of the Ex-change Notes originally issued at a redemption price equal to 113.5% of the Accreted Value thereof, plus Liquidated Damages, if any, to the date of redemption. See "Description of Notes-- Optional Redemption."

Change of Control...........  Upon a Change of Control, each holder of Exchange
                              Notes will have the right to require Holdings to repurchase all or any part of such holders' Ex-change Notes at a price equal to 101% of the Ac-creted Value thereof, plus Liquidated Damages, if any, to the date of purchase. There can be no as-surance that Holdings will have the financial re-sources necessary to repurchase the Exchange Notes upon a Change of Control.

Ranking.....................  The Exchange Notes will be senior unsecured gen-
                              eral obligations of Holdings. The Exchange Notes will rank equally and without preference ("pari passu") in right of payment to all other senior indebtedness of Holdings, including Holdings' guarantee of borrowings under the New Credit Fa-cility (which has an aggregate availability of $50 million, all of which was available at June 30, 1996), which guarantee is secured by a pledge of all of the common stock of the Company. Hold-ings does not engage in any business operations of its own, and its assets consist solely of 100% of the outstanding capital stock of the Company. The Exchange Notes will be structurally subordi-nated to all indebtedness (including trade payables and capitalized lease obligations) of Holdings' Subsidiaries. As of June 30, 1996, Holdings had $29.0 million of senior indebtedness and the Company and the Subsidiaries on a consol-idated basis had outstanding $121.4 million of indebtedness (in-cluding trade payables and capitalized lease ob-ligations) to which the Exchange Notes would have been structurally subordinated.

Certain Covenants...........  The Indenture contains covenants that will, among other things, limit the ability of Holdings, the Company and its Subsidiaries to (i) make restricted payments, (ii) incur additional indebtedness and issue disqualified capital stock, (iii) create liens, (iv) enter into agreements that would restrict the Company's ability to make distributions, loans or other payments to Holdings or the Subsidiaries' ability to make distributions, loans and other payments to the Company, (v) enter into consolidations or mergers or sell all, or substantially all, of their assets, (vi) make asset sales and
                              (vii) enter into transactions with affiliates. See "Description of Notes--Certain Covenants."


                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors that should be considered by holders of the Private Notes in evaluating the Exchange Offer.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

  The consolidated financial data set forth below with respect to Holdings' statements of operations for each of the years in the three-year period ended September 30, 1995 are derived from the consolidated financial statements that have been audited by Ernst & Young LLP, independent auditors, which are included elsewhere in this Prospectus. The statement of operations data for the nine months ended June 30, 1995 and 1996 and the balance sheet data at June 30, 1996 are derived from unaudited financial statements which contain all adjustments, consisting only of normal recurring adjustments, which Holdings considers necessary for a fair presentation of the financial position and results of operations for such periods. Operating results for the nine months ended June 30, 1996 are not necessarily indicative of the results that are expected for the entire year ended September 30, 1996. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Holdings' financial statements and notes thereto included herein.

                                        YEAR ENDED              NINE MONTHS
                                      SEPTEMBER 30,           ENDED JUNE 30,
                                ----------------------------  ----------------
                                  1993      1994      1995     1995     1996
                                --------  --------  --------  -------  -------
STATEMENT OF OPERATIONS
 DATA(1):
Operating revenues............  $  6,507  $ 24,893  $ 49,863  $32,946  $43,716
Course-level operating
 expenses(2)..................     4,184    16,818    34,427   22,924   30,451
General and administrative
 expenses.....................     1,620     1,997     2,517    1,808    2,596
Depreciation and amortization
 expense......................       825     3,469     6,145    4,207    5,353
                                --------  --------  --------  -------  -------
Income (loss) from
 operations...................      (122)    2,609     6,774    4,007    5,316
Interest expense, net.........      (530)   (3,515)   (8,019)  (5,541)  (8,193)
Gain on insurance settlement..       --        --        747      --       --
Minority interest.............      (195)      --        --       --       --
                                --------  --------  --------  -------  -------
Loss before income taxes and
 extraordinary item...........      (847)     (906)     (498)  (1,534)  (2,877)
Provision for income taxes....         6        72       208       33      138
                                --------  --------  --------  -------  -------
Loss before extraordinary
 item.........................      (853)     (978)     (706)  (1,567)  (3,015)
Extraordinary item............       --       (428)      --       --    (3,520)
                                --------  --------  --------  -------  -------
Net loss......................  $   (853) $ (1,406) $   (706) $(1,567) $(6,535)
                                ========  ========  ========  =======  =======
OTHER OPERATING DATA:
EBITDA(3).....................  $    703  $  6,078  $ 12,919  $ 8,214  $10,669
Net cash flows provided by
 (used in) operating
 activities...................       154     1,883     2,294    2,437     (187)
Net cash flows used in
 investing activities.........   (25,454)  (32,970)  (57,020) (53,559) (12,931)
Net cash flows provided by
 financing activities.........    26,659    31,027    54,247   50,624   14,139
Golf facility investments(4)..    41,212    34,623    55,643   51,017   11,480
Cumulative golf facility
 investments(5)...............    41,212    75,835   131,478  126,852  142,958
Number of golf properties(6)..         7        12        19       19       21

                                                                AT JUNE 30, 1996
                                                                ----------------
BALANCE SHEET DATA:
Cash...........................................................     $  1,841
Total assets...................................................      159,558
Total long-term debt and capital leases........................      106,499
Total liabilities..............................................      121,410
Total redeemable preferred stock...............................       42,241
Net capital deficiency.........................................       (4,093)

(Footnotes appear on the following page)

--------------------
(1) The Company acquired or leased seven courses in fiscal 1993, an additional five in fiscal 1994, an additional seven in fiscal 1995 and an additional one in the nine months ended June 30, 1996 (fiscal 1996). The Company also entered into a management contract to operate one course in the nine months ended June 30, 1996. Holdings' results of operations include the results of acquired courses from their dates of acquisition and not for any periods prior to acquisition. As a result, Holdings' historical results of operations for any particular period do not generally represent the full revenue and cash flow generating capability of its golf course portfolio as of the end of such period. Holdings' results of operations for the year ended September 30, 1995 include the results of three courses for six months, one course for seven months, three courses for ten months and 12 courses for the full fiscal year.
(2) Course-level operating expenses include cost of golf course operations (e.g., salaries, taxes, utilities), cost of food and beverages and cost of pro shop sales.
(3) EBITDA represents net income before interest expense, income taxes, extraordinary item, gain on insurance settlement, minority interest and non-cash charges of depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of Holdings' operating results or to operating cash flow as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Private Membership Clubs; Accounting Treatment of Initiation Fees."
(4) Golf facility investments consist of the aggregate purchase price (including cash and principal amount of promissory notes) paid by the Company to acquire its golf course portfolio, including non-recurring upgrade capital expenditures.
(5) Cumulative since the Company's formation in October 1992.
(6) Of such 21 properties at June 30, 1996, 16 courses were owned by the Company, three courses were operated under long-term leases, one driving range/pro shop facility was leased and one course was managed by the Company pursuant to a management contract. In addition, the Company entered into a long term lease with respect to a course subsequent to June 30, 1996. See "Business--Recently Completed Acquisitions."

                                 RISK FACTORS

  Prospective investors should consider carefully the following factors in addition to the other information contained in this Prospectus before making an investment in any of the Exchange Notes offered hereby. The Company believes that this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act. Discussions containing such forward-looking statements may be found in the material set forth under "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business," as well as within the Prospectus generally. In addition, when used in this Prospectus, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertanties. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth below and the matters set forth in the Prospectus generally. Holdings undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances. Holdings cautions the reader, however, that this list of risk factors may not be exhaustive.

LEVERAGE AND ABILITY TO SERVICE DEBT

  Holdings is highly leveraged. As of June 30, 1996, Holdings had consolidated long-term debt and capital lease obligations of $106.5 million and a net capital deficiency of $4.1 million. Holdings' earnings were insufficient to cover its fixed charges for each of the fiscal years ended September 30, 1993, 1994 and 1995 and for the nine months ended June 30, 1996. See Note (7) to Selected Consolidated Financial Information. In addition, the Company had an additional $50 million of borrowing availability under the New Credit Facility. See "Consolidated Capitalization" and "Description of New Credit Facility."

  The high degree of leverage of Holdings and the Company may (i) have an adverse effect on Holdings' ability to obtain additional financing to fund working capital, capital expenditures or other purposes, (ii) make Holdings more vulnerable to extended economic downturns, (iii) restrict Holdings' ability to make acquisitions, exploit new technologies or potential business opportunities, and (iv) limit Holdings' flexibility to respond to changing economic conditions.

  Holdings' ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness (including the Notes) will depend on the future performance of the Company, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the current level of operations and anticipated growth, the Company believes that cash flow from operations, together with available borrowings under the New Credit Facility and other sources of liquidity, will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures and scheduled payments of principal and interest on its indebtedness, including the Notes. There can be no assurance, however, that the Company's business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount sufficient to enable Holdings to pay the principal amount at maturity of the Notes, or make necessary capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

ACQUISITION STRATEGY AND RISKS RELATED TO RAPID GROWTH

  The Company is continually involved in the investigation and evaluation of potential golf course acquisitions and at any time may be discussing possible transactions, conducting due diligence investigations or otherwise pursuing acquisition opportunities. Since its inception in October 1992, the Company has made acquisitions for an aggregate purchase price of approximately $142.9 million, including upgrade capital expenditures. The Company historically has financed its acquisitions through a combination of the borrowings under bank credit facilities, seller-provided financing, internally-generated cash flow and the issuance of equity securities. The Company's future growth and financial success will be dependent upon a number of factors, including, among others, its ability to identify acceptable acquisition candidates, consummate the acquisitions of such golf facilities on favorable terms, promptly and profitably improve the financial performance of acquired properties and integrate them into the Company's operations and attract and retain customers and members. Managing this growth and integrating acquired businesses requires a significant amount of management time and skill. There can be no assurance (i) that the Company will be effective in managing its future growth or in assimilating acquisitions, or
(ii) that any failure to manage growth or assimilate an acquisition will not have a material adverse effect on the Company's business, operating results or financial condition. In addition, the Company has generally been able to implement significant increases in initiation fees, membership dues and greens fees to market levels following acquisition of a golf facility. The Company believes that any subsequent increases in initiation fees, membership dues and greens fees at acquired courses are likely to occur on a smaller magnitude.

  The Company's ability to execute its growth strategy depends to a significant degree on its ability to obtain additional long-term debt and equity capital. Other than the New Credit Facility, the Company has no commitments for additional borrowings or sales of equity, and there can be no assurance that the Company will be successful in consummating any such future financing transactions on terms favorable to the Company or that any such acquisition will not result in the incurrence of additional indebtedness. Holdings' ability to repay the Notes or any other indebtedness at maturity may depend on refinancing, which could be adversely affected if Holdings does not have access to the capital markets for the sale of additional debt or equity through public offerings or private placements on terms acceptable to Holdings. Factors which could affect Holdings' access to the capital markets, or the cost of such capital, include changes in interest rates, general economic conditions, the perception in the capital markets of the Company's business, results of operations, leverage, financial condition and business prospects. In addition, the New Credit Facility and the covenants with respect to the Senior Notes significantly restrict the Company's ability to incur additional indebtedness. See "Description of Principal Indebtedness."

COMPETITION

  The Company intends to continue to acquire golf courses in order to expand its operations and increase its portfolio. There can be no assurance that suitable golf course acquisition opportunities will be available or that, because of competition from other purchasers or other reasons, the Company will be able to consummate acquisitions on satisfactory terms or to obtain necessary acquisition financing. In addition, the acquisition of golf courses may become more expensive in the future if demand for properties increases.

  The Company competes for the purchase, lease and management of golf courses with several national and regional golf course companies. Several of the Company's national competitors have larger staffs and more golf courses currently owned, leased or under management than does the Company. In addition, several of the national competitors and certain of the smaller, regional companies have significantly greater capital resources than the Company.

  Golf courses are also subject to competition for players and members from other golf courses located in the same geographic areas. The number and quality of golf courses in a particular area could have a material effect on the revenue of a golf course. The availability of sufficient acreage often limits the number of competing courses, particularly in metropolitan areas. However, the parts of Arizona and Texas in which many of Cobblestone's existing properties are clustered have significant open land available, and there has been continued construction of both public and private golf facilities in those areas. The Company carefully evaluates these and other factors before acquiring a golf course, and tailors its marketing strategy to fit the demographic and competitive characteristics of the community. In addition, revenue will be affected by a number of factors including the demand for golf and the availability of other forms of recreation.

RELIANCE ON KEY PERSONNEL

  The success of the Company is dependent upon the experience and abilities of its senior management as well as its ability to attract and retain qualified golf course general managers and superintendents. Key senior management include James A. Husband, who is responsible for the Company's strategic planning, Gary L. Dee, who manages the Company's operations, and Joseph H. Champ, who oversees the Company's acquisition strategy. There is significant competition in the golf course management industry for qualified personnel, and there can be no assurance that the Company will be able to retain its existing senior management or golf course personnel or recruit new personnel to support its acquisition plans. In particular, James "Bob" Husband has 22 years of industry experience in all phases of the Company's business, ranging from operations to acquisitions. He was founder, Chairman and CEO of a company that ultimately became CCA Golf Corp which became a subsidiary of Club Corporation of America (now known as Club Corporation International). The loss of Mr. Husband could have an adverse impact on the future performance of the Company. See "Management."

LIMITED OPERATING HISTORY; VARIABILITY OF QUARTERLY OPERATING RESULTS AND NET LOSSES

  Since its organization in October 1992, the Company has been in an early development stage in which its activities have been concentrated on the acquisition, lease and management of its golf course properties. Seasonal weather conditions reduce the playing season at certain of the Company's golf courses. As a result, the second half (April through September) of the Company's fiscal year generally accounts for a greater portion of the Company's operating revenue and EBITDA than does the first half. This seasonal pattern, as well as the timing of new course purchases or leases may cause the Company's results of operations to vary significantly from quarter to quarter. The Company has experienced net losses since its inception. Net losses for the fiscal years ended September 30, 1993, 1994 and 1995 were approximately $0.9 million, $1.4 million and $0.7 million, respectively, and the net loss for the nine months ended June 30, 1996 was $6.5 million. There can be no assurance that the Company's future operations will generate operating income or net income or sufficient cash flow to pay its obligations. See "Selected Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HOLDING COMPANY STRUCTURE

  Holdings is a holding company whose sole asset is 100% of the capital stock of the Company. All of the operations of Holdings are conducted through subsidiaries. Accordingly, Holdings' ability to repay the Notes at maturity will be dependent upon (i) earnings and cash flows of the Company and its Subsidiaries and payment of funds by the Company to Holdings in the form of loans, dividends and otherwise and/or (ii) Holdings' ability to refinance the Notes prior to maturity. The Notes will be structurally subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Holdings' Subsidiaries. Any right of Holdings to receive assets of any of its direct or indirect Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be structurally subordinated to the claims of that Subsidiary's creditors. The terms of the Senior Note Indenture and the New Credit Facility will substantially restrict the ability of the Company to make dividends or other distributions to Holdings. The Senior Note Indenture and the New Credit Facility contain covenants which limit the ability of the Company to make certain restricted payments, including dividends and other distributions, to Holdings subject to certain financial tests and ratios; provided, however, that such restrictions shall not prohibit certain dividends and distributions by the Company to Holdings to the extent applied by Holdings to pay liquidated damages due on the Notes, amounts due upon the exercise of "put" rights held prior to the Issue Date by lenders under the Old Credit Facility and reasonable general and administrative expenses of Holdings not to exceed certain amounts in any consecutive four-quarter period. See "--Restrictive Covenants and Financial Ratios Under Senior
Note Indenture and New Credit Facility," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Financing Activities," "Description of Notes," "Description of New Credit Facility" and "Description of Principal Indebtedness."

RESTRICTIVE COVENANTS AND FINANCIAL RATIOS UNDER SENIOR NOTE INDENTURE AND NEW CREDIT FACILITY

  The indenture pursuant to which the Company's 11 1/2% Senior Notes due 2003 (the "Senior Notes") were issued ("the Senior Note Indenture") and the New Credit Facility contain covenants which limit the ability of Holdings, the Company and its Subsidiaries to, among other things, (i) incur indebtedness or issue guarantees, (ii) create or permit to exist liens, or enter into negative pledge agreements, (iii) make investments, including by purchase of assets or equity interests (unless, in the case of the New Credit Facility, the Company meets certain financial tests and after such investment provides the lenders thereunder with liens on the assets acquired and secured guarantees of any new Subsidiary),
(iv) pay dividends or make distributions (other than dividends to the Company), repurchase equity interests or, in the case of the New Credit Facility, prepay or redeem the Senior Notes, (v) make asset sales or merge or consolidate with other entities, (vi) enter into transactions with affiliates, or (vii) amend certain agreements, including the Notes, the Indenture, the Senior Notes or the Senior Note Indenture. In addition, under the New Credit Facility, the Company is required to comply with certain financial covenants, including a minimum net worth, minimum interest and fixed charge coverage ratios, maximum leverage ratios and maximum Funded Debt (as defined in the New Credit Facility) to Adjusted EBITDA and Bank Debt (as defined in the New Credit Facility) to Adjusted EBITDA ratios (calculated as provided therein). Under the Senior Note Indenture and the New Credit Facility, the occurrence of certain events (including, without limitation, failure to make payments when due, breach of covenants or representations and warranties, default under other indebtedness or obligations, bankruptcy, dissolution or insolvency, change of control, the occurrence of a material adverse change and material judgments) in certain cases after notice and/or grace periods would constitute an event of default permitting the acceleration of the indebtedness and exercise of remedies, including, in the case of the New Credit Facility, foreclosure on the security interests granted to secure such indebtedness. The limitations imposed on the Company by the Senior Note Indenture and the New Credit Facility are substantial, and failure to comply with such limitations or the occurrence of any event of default could have a material adverse effect on the Company. See "Description of Principal Indebtedness."

ENVIRONMENTAL REGULATION; LEASES WITH MUNICIPALITIES

  Operations at the Company's golf courses involve the use and storage of various hazardous materials such as herbicides, pesticides, fertilizers, motor oil and gasoline. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removing such hazardous substances that are released on or in its property and for remediation of its property. Such laws often impose liability regardless of whether a property owner or operator knew of, or was responsible for, the release of hazardous materials. In addition, the presence of such hazardous substances, or the failure to remediate the surrounding soil when such substances are released, may adversely affect the ability of a property owner to sell such real estate or to pledge such property as collateral for a loan. See "Business--Governmental Regulation."

  The Company's leases with municipalities at the Saticoy and Escondido courses are subject to provisions which restrict the Company's ability to increase greens fees and other charges. Such restrictions may have an adverse effect on the Company's ability to increase revenue and improve operating cash flow at those courses. It is probable that any new leases with municipalities will also include similar restrictions.

FACTORS AFFECTING GOLF PARTICIPATION

  The success of efforts to attract and retain members at a private country club and the number of rounds played at a public golf course have historically been dependent upon discretionary spending by consumers, which may be adversely affected by general and regional economic conditions, particularly those that affect southern California, Phoenix, Dallas and Houston. See "Business--Summary of Golf Course Portfolio." Golf participation has increased significantly since 1970. Although the Company believes that demographic trends indicate that it is well positioned to grow its business and improve its financial performance, a decrease in the number of golfers or their rates of participation or in consumer spending on golf could have an adverse effect on the Company's financial condition and results of operations.

FACTORS AFFECTING COURSE CONDITIONS

  General turf grass conditions must be satisfactory to attract play on the Company's courses. Severe weather or other factors, including disease, could cause unexpected problems with turf grass conditions at any golf course or at courses located in the same geographic region. Turf grass conditions at each of the Company's golf courses also depend to a large extent on the quality and quantity of available water. The availability of sufficient water is affected by various factors, many of which are not under the Company's control. The Company believes that it has access to sufficient water to operate its courses in the manner in which they are currently operated. However, there can be no assurance that certain conditions, including weather, government regulation or environmental concerns, which could adversely affect the supply of water to a particular golf course, may not arise in the future.

  The Company operates golf courses in four states and has experienced natural conditions which are beyond its control (such as periods of extraordinarily dry, wet, hot or cold weather, or unforeseen natural events such as storms, hurricanes, fires, floods or earthquakes). These conditions may occur at any time and may have a significant impact on the condition and availability of one or more golf courses for play and on the number of customers a golf course can attract. Except for fire insurance, the Company does not carry insurance against the effect of such conditions, which the Company believes to be consistent with standard practice in the industry. However, the occurrence or re-occurrence of any such conditions may require increased capital expenditures by the Company to the extent the Company is not insured and could have a material adverse effect on the Company's financial condition and results of operations.

LIMITATIONS ON REPURCHASE OF NOTES UPON CHANGE OF CONTROL

  Upon a Change of Control (defined as (i) the voting power of the stockholders of Holdings immediately prior to the Issue Date dropping to less than 50% or (ii) any person or group obtaining greater voting power than Brentwood and James A. Husband, collectively, as more fully described in "Description of Notes--Certain Covenants--Repurchase of Notes at the Option of the Holder Upon a Change of Control"), each holder of Notes will have certain rights to require Holdings to repurchase all or a portion of such holder's Notes. See "Description of Notes." If a Change of Control were to occur, there can be no assurance that Holdings would have sufficient funds to pay the repurchase price for all Notes, respectively, tendered by the holders thereof. In addition, a Change of Control would constitute a default under the New Credit Facility. Holdings' repurchase of Notes as a result of the occurrence of a Change of Control is restricted by the New Credit Facility and may be prohibited or limited by, or create an event of default under, the terms of other agreements relating to borrowings which the Company or Holdings may enter into from time to time, including other agreements relating to secured indebtedness. As of the date hereof, the Company's repurchase of Notes as a result of a Change of Control would not result in a default under any other senior indebtedness (other than the New Credit Facility). If the Company's obligations under the New Credit Facility were accelerated due to a default thereunder, the lenders thereunder would have a priority claim on the proceeds from the sale of the collateral securing the New Credit Facility. See "Description of Principal Indebtedness."

FRAUDULENT TRANSFER RISKS

  The obligations of Holdings under the Notes may be subject to review under state or Federal fraudulent transfer laws in the event of the bankruptcy or other financial difficulty of Holdings. Under those laws, if a court, in a lawsuit by an unpaid creditor or representative of creditors of Holdings, such as a trustee in bankruptcy or either of the Issuers as debtor in possession were to find that at the time Holdings issued the Notes, it either (i) was insolvent, (ii) was rendered insolvent, (iii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital, or (iv) intended to incur or believed that it would incur debts beyond its ability to pay as such debts matured, such court could avoid the Notes, as applicable, and Holdings' obligations thereunder, and direct the return of any amounts paid thereunder to such Issuer or to a fund for the benefit of its creditors. Moreover, regardless of the factors identified in the foregoing clauses (i) through (iv), the court could avoid the Notes and direct such repayment if it found that such Notes were issued with actual intent to hinder, delay, or defraud Holdings' creditors.

  The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

ABSENCE OF PUBLIC MARKET

  There is currently no established trading market for the Notes and Holdings does not intend to apply for listing of the Notes on any securities exchange or on any automated dealer quotation system. Holdings has been advised by the Initial Purchaser that it presently intends to make a market in the Notes, but the Initial Purchaser is under no obligation to do so, and any such market-making may be discontinued at any time without notice, at the sole discretion of the Initial Purchaser. Accordingly, no assurance can be given as to the prices or liquidity of, or trading markets for, the Notes. The liquidity of any market for the Notes will depend upon the number of holders of the Notes, the interest of securities dealers in making a market in the Notes, prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition and performance of, and prospects for, Holdings. The absence of an active market for the Notes could adversely affect the market price and liquidity of the Notes. Although Holdings does not intend to list the Notes on any securities exchange or to seek approval for quotation of the Notes through any automated quotation system, the Notes are expected to be eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market of the National Association of Securities Dealers, Inc.

FAILURE TO EXCHANGE PRIVATE NOTES

  Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor Holdings is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The Private Notes were sold by Holdings on the Closing Date to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently sold the Private Notes to "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A. As a condition to the sale of the Private Notes, Holdings and the Initial Purchaser entered into the Registration Rights Agreement on May 29, 1996. Pursuant to the Registration Rights Agreement, Holdings agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would file with the Commission a registration statement under the Securities Act (a "Registration Statement") with respect to the Exchange Notes within 60 days after the Closing Date and use its best efforts to cause such Registration Statement to become effective under the Securities Act within 120 days after the Closing Date. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Registration Statement is intended to satisfy certain of Holdings' obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

  With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, Holdings believes that a holder (other than (i) a broker-dealer who purchases such Exchange Notes directly from Holdings to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder that is an "affiliate" of Holdings within the meaning of Rule 405 under the Securities Act) who exchanges Private Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, Holdings has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 180 days after the Expiration Date. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, Holdings will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date. Holdings will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes surrendered pursuant to the Exchange Offer. Private Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

  As of the date of this Prospectus, $86,000,000 in aggregate principal amount at stated maturity of the Private Notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

  Holders of the Private Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. Holdings intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission thereunder.

  Holdings shall be deemed to have accepted validly tendered Private Notes when, as and if Holdings has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from Holdings.

  Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. Holdings will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time on October 29, 1996, unless Holdings, in its sole discretion, extends the Exchange Offer for up to an additional ten business days, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, Holdings will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered holders an announcement thereof and (iii) issue a press release or other public announcement which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Holdings may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, Holdings shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

  Holdings reserves the right, in its sole discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by Holdings to constitute a material change, Holdings will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and Holdings will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will accrete at a rate equal to 13 1/2% per annum, compounded semi-annually, to an aggregate principal amount of $86,000,000 at stated maturity. There will be no periodic cash interest payments on the Exchange Notes. Interest on the Exchange Notes will accrete from the date of initial issuance of the Private Notes. Holders of Private Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accreted on the Private Notes.

PROCEDURES FOR TENDERING

  Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "-- Exchange Agent" for receipt prior to the Expiration Date. In addition, either
(i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

  The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and Holdings in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO HOLDINGS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Private Notes.

  If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Holdings, evidence satisfactory to Holdings of their authority to so act must be submitted with the Letter of Transmittal.

  The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Private Notes.

  All questions as to the validity, form, eligibility (including time of receipt), compliance with conditions, acceptance and withdrawal of tendered Private Notes will be determined by Holdings in its sole discretion, which determination will be final and binding. Holdings reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes Holdings' acceptance of which would, in the opinion of counsel for Holdings, be unlawful. Holdings also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. Holdings' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as Holdings shall determine. Although Holdings intends to notify holders of defects or irregularities with respect to tenders of Private Notes, neither Holdings, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

  While Holdings has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, Holdings reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder of Private Notes will represent to Holdings that, among other things, (i) Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from Holdings should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of Holdings. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

  If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Private Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Private Notes by causing the Depositary to transfer such Private Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by Holdings setting forth the name and address of the holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to the Expiration Date.

  To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by Holdings in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, Holdings shall not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if Holdings reasonably determines that the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

  If Holdings reasonably determines that such condition (that the Exchange Offer not violate applicable law, rules, regulations or interpretation of the Staff) is not satisfied, Holdings may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Private Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, Holdings will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Private Notes, and Holdings will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

LIQUIDATED DAMAGES

  If (a) Holdings fails to file the Registration Statement or a shelf registration statement covering resales of the Private Notes (a "Shelf Registration Statement") on or before the date specified for such filing, (b) neither of such registration statements is declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Registration Statement becomes effective, and Holdings fails to consummate the Exchange Offer within 45 days of the earlier of the effectiveness of the Registration Statement or the Effectiveness Target Date, or (d) the Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Private Notes during the period specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above, a "Registration Default"), Holdings is required to pay as liquidated damages ("Liquidated Damages"), to each holder of Private Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Private Notes held by such holder. Upon a Registration Default, Liquidated Damages will accrue at the rate specified above until such Registration Default is cured, and the amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Private Notes for each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.25 per week per $1,000 principal amount of Private Notes. All accrued Liquidated Damages will be paid by Holdings on June 1 and December 1 of each year and on each other payment date provided in the Indenture including, without limitation, whether upon redemption, maturity (by acceleration or otherwise), purchase upon a change of control or purchase upon a sale of assets to the holders of Private Notes by wire transfer of immediately available funds or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the payment of Liquidated Damages will cease. The filing and effectiveness of the Registration Statement of which this Prospectus is a part and the consummation of the Exchange Offer within the time periods specified above will eliminate all rights of the holders of Private Notes eligible to participate in the Exchange Offer to receive the Liquidated Damages described in this section. Based on the total principal amount of Private Notes currently outstanding, the amount of Liquidated Damages that would be payable during the first 90-day period following a Registration Default would be $45,123.95.

TERMINATION OF CERTAIN RIGHTS

  All rights under the Registration Rights Agreement (including registration rights) of holders of the Private Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to Holdings' continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act),
(ii) to provide, upon the request of any holder of a transfer-restricted Private Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Private Notes pursuant to Rule 144A and
(iii) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period of up to 180 days after the Expiration Date.

EXCHANGE AGENT

  Norwest Bank Minnesota, National Association has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

   By Registered or Certified Mail:                  In Person:

        Norwest Bank Minnesota,                 Northstar East Bldg.
         National Association                      608 2nd Ave S.
      Corporate Trust Operations                     12th Floor
             P.O. Box 1517                      Corporate Trust Ser.
      Minneapolis, MN 55480-1517                   Minneapolis, MN



     By Hand or Overnight Courier:           By Facsimile (for Eligible
                                                 Institutions only):
        Norwest Bank Minnesota,                    (612) 667-4927
         National Association
      Corporate Trust Operations            Confirm Receipt of Notice of
            Norwest Center                Guaranteed Delivery by Telephone:
          Sixth and Marquette                      (612) 667-9764
      Minneapolis, MN 55479-0113

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA A FACSIMILE NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by Holdings. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of Holdings and its affiliates.

  Holdings has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. Holdings, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by Holdings and are estimated in the aggregate to be approximately $100,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

  Holdings will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private

Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURES TO EXCHANGE

  Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  The Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be resold only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if Holdings so requests),
(v) to Holdings or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

  For accounting purposes, Holdings will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

                                 THE OFFERINGS

  On the Closing Date, Holdings consummated the offering of 86,000 units, each consisting of $1,000 principal amount at stated maturity of Private Notes and one share of Holdings Common Stock. Pursuant to the terms of the Unit Offering, the Private Notes and the Shares are not separable until the earlier of (i) 180 days after the date of issuance, (ii) such date as the Initial Purchaser may in its discretion deem appropriate, (iii) in the event a Change of Control occurs, the date Holdings mails notice thereof to holders of the Private Notes and (iv) the date on which the Registration Statement is declared effective by the Commission (such date, the "Separation Date"). The Unit Offering was conducted concurrently with, and was conditioned upon, the offering by the Company (the "Senior Note Offering," and together with the Unit Offering, the "Offerings") of $70,000,000 aggregate principal amount of its 11 1/2% Series A Senior Notes due 2003.

                             THE RECAPITALIZATION

  In connection with the closing of the Unit Offering, Holdings issued additional shares of its capital stock to its existing shareholders, pro rata, pursuant to a recapitalization to eliminate the necessity of issuing fractional shares of Holdings Common Stock to purchasers of the Units (the "Recapitalization").

                                USE OF PROCEEDS

  Holdings will not receive any proceeds from the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, Holdings will receive in exchange Private Notes in like principal amount, the terms of which are identical to the Exchange Notes except that (i) the exchange will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Private Notes surrendered in exchange for Exchange Notes will be retained by Holdings and the Exchange Offer will not result in any increase in the indebtedness of Holdings.

                          CONSOLIDATED CAPITALIZATION

  The following table sets forth, as of June 30, 1996, the unaudited consolidated cash and cash equivalents, long-term debt, stockholders' equity and total consolidated capitalization of Holdings. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of Holdings and the related notes thereto included elsewhere in this Prospectus. See "The Offerings," "The Recapitalization" and "Selected Consolidated Financial Information."

                                                           AS OF JUNE 30, 1996
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
Cash and cash equivalents...............................         $  1,841
                                                                 ========
Long-term debt:
  New Credit Facility(1)................................              --
  11 1/2% Series A Senior Notes due 2003................         $ 70,000
  13 1/2% Series A Senior Zero-Coupon Notes due 2004....           28,964
  Capital lease obligations.............................            1,267
  Other indebtedness(2).................................            6,268
                                                                 --------
    Total long-term debt................................          106,499
Redeemable Series A Preferred Stock, $.01 par value;
 430,757 shares issued and outstanding; 5,220,365 shares
 as adjusted............................................           42,241
Stockholders' equity (net capital deficiency):
  Common Stock, $.01 par value; 134,829 shares issued
   and outstanding;
   1,720,000 shares as adjusted(3) .....................               17
  Additional paid-in capital............................            5,389
  Accumulated deficit...................................           (9,500)
                                                                 --------
    Total stockholders' equity (net capital
     deficiency)........................................           (4,094)
                                                                 --------
      Total capitalization..............................         $144,646
                                                                 ========

---------------------
(1) Concurrently with the closing of the Offerings, the Company entered into the New Credit Facility under which the Company has the ability to borrow up to $50 million aggregate principal amount, consisting of $45 million under a reducing revolving credit facility and up to $5 million under a revolving working capital facility. No borrowings were outstanding under the New Credit Facility as of June 30, 1996. See "Description of Principal Indebtedness--The New Credit Facility."

(2) Excludes the deferred purchase price on golf courses acquired of $1.2 million. The amounts are payable upon the achievement of operating milestones at the acquired courses.

(3) Excludes up to 46,054 shares of Holdings Common Stock reserved for issuance upon exercise of outstanding options.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                            (DOLLARS IN THOUSANDS)

  The consolidated financial data set forth below with respect to Holdings' statements of operations for each of the years in the three-year period ended September 30, 1995 and with respect to the balance sheets at September 30, 1994 and 1995, are derived from the consolidated financial statements that have been audited by Ernst & Young LLP, independent auditors, which are included elsewhere in this Prospectus. The balance sheet data at September 30, 1993 are derived from audited financial statements not included in this Prospectus. The statement of operations data for the nine months ended June 30, 1995 and 1996 and the balance sheet data at June 30, 1996 are derived from unaudited financial statements which contain all adjustments, consisting only of normal recurring adjustments, which Holdings considers necessary for a fair presentation of the financial position and results of operations for such periods. Operating results for the nine months ended June 30, 1996 are not necessarily indicative of the results that are expected for the entire year ended September 30, 1996. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Holdings' financial statements and the notes thereto included herein.

                                      YEAR ENDED               NINE MONTHS
                                    SEPTEMBER 30,            ENDED JUNE 30,
                              ----------------------------  ------------------
                                1993      1994      1995      1995      1996
                              --------  --------  --------  --------  --------
STATEMENT OF OPERATIONS
 DATA(1):
Operating revenues..........  $  6,507  $ 24,893  $ 49,863  $ 32,946  $ 43,716
Course-level operating
 expenses(2)................     4,184    16,818    34,427    22,924    30,451
General and administrative
 expenses...................     1,620     1,997     2,517     1,808     2,596
Depreciation and
 amortization expense.......       825     3,469     6,145     4,207     5,353
                              --------  --------  --------  --------  --------
Income (loss) from
 operations.................      (122)    2,605     6,774     4,007     5,316
Interest expense, net.......      (530)   (3,515)   (8,019)   (5,541)   (8,193)
Gain on insurance
 settlement.................       --        --        747       --        --
Minority interest...........      (195)      --        --        --        --
                              --------  --------  --------  --------  --------
Loss before income taxes and
 extraordinary item.........      (847)     (906)     (498)   (1,534)   (2,877)
Provision for income taxes..         6        72       208        33       138
                              --------  --------  --------  --------  --------
Loss before extraordinary
 item.......................      (853)     (978)     (706)   (1,567)   (3,015)
Extraordinary item..........       --       (428)      --        --     (3,520)
                              --------  --------  --------  --------  --------
Net loss....................  $   (853) $ (1,406) $   (706) $ (1,567) $ (6,535)
                              ========  ========  ========  ========  ========
OTHER OPERATING DATA:
EBITDA(3)...................  $    703  $  6,078  $ 12,919  $  8,214  $ 10,669
Net cash flow provided by
 (used in) operating
 activities.................       154     1,883     2,294     2,437      (187)
Net cash flow used in
 investing activities.......   (25,454)  (32,970)  (57,020)  (53,559)  (12,931)
Net cash flow provided by
 financing activities.......    26,659    31,027    54,247    50,624    14,139
Golf facility
 investments(4).............    41,212    34,623    55,643    51,017    11,480
Cumulative golf facility
 investments(5).............    41,212    75,835   131,478   126,852   142,958
Number of golf
 properties(6)..............         7        12        19        19        21
Ratio of earnings to fixed
 charges(7).................       --        --        --        --        --

                                   AT SEPTEMBER 30,
                               ------------------------- AT JUNE 30,
                                1993    1994      1995      1996
                               ------- -------  -------- -----------
BALANCE SHEET DATA:
Cash.......................... $ 1,359 $ 1,299  $    821  $  1,841
Total assets..................  46,258  86,097   146,990   159,558
Total long-term debt and
 capital leases...............  14,412  45,301    86,918   106,499
Total liabilities.............  19,885  54,635   103,620   121,410
Total redeemable preferred
 stock........................  27,121  33,611    42,241    42,241
Total stockholders' equity
 (net capital deficiency).....     748  (2,150)    1,129    (4,093)

(Footnotes appear on the following page)

---------------------
 (1) The Company acquired or leased seven courses in fiscal 1993, an additional five in fiscal 1994, an additional seven in fiscal 1995 and an additional one in the nine months ended June 30, 1996 (fiscal 1996). The Company also entered into a management contract to operate one course in the nine months ended June 30, 1996. Holdings' results of operations include the results of acquired courses from their dates of acquisition and not for any periods prior to acquisition. As a result, Holdings' historical results of operations for any particular period do not generally represent the full revenue and cash flow generating capability of its golf course portfolio as of the end of such period. Holdings' results of operations for the year ended September 30, 1995 include the results of three courses for six months, one course for seven months, three courses for ten months and 12 courses for the full year.
 (2) Course-level operating expenses include cost of golf course operations (e.g., salaries, taxes, utilities), cost of food and beverages and cost of pro shop sales.
 (3) EBITDA represents net income before interest expense, income taxes, extraordinary item, gain on insurance settlement, minority interest and non-cash charges of depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of Holdings' operating results or to operating cash flow as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Private Membership Clubs; Accounting Treatment of Initiation Fees."
 (4) Golf facility investments consist of the aggregate purchase price (including cash and principal amount of promissory notes) paid by the Company to acquire its golf course portfolio, including non-recurring upgrade capital expenditures.
 (5) Cumulative since the Company's formation in October 1992.
 (6) Of such 21 properties at June 30, 1996, 16 courses were owned by the Company, three courses were operated under long-term leases, one driving range/pro shop facility was leased and one course was managed by the Company pursuant to a management contract. In addition, the Company entered into a long term lease with respect to a course subsequent to June 30, 1996. See "Business--Recently Completed Acquisitions."
 (7) In calculating the ratio of earnings to fixed charges, earnings consist of loss before income taxes and extraordinary item plus fixed charges. Fixed charges consist of interest expense and amortization of debt issuance costs. The ratio of earnings to fixed charges was less than 1.0 to 1.0 for each of Holdings' last three fiscal years, for the nine months ended June 30, 1995 and June 30, 1996. Earnings available for fixed charges were thus inadequate to cover fixed charges. The amount of the coverage deficiencies for the years ended September 30, 1993, September 30, 1994 and September 30, 1995, were $846,102, $906,461 and $497,812, respectively. The amount of the coverage deficiencies for the nine months ended June 30, 1995 and June 30, 1996 were $1,534,186 and $2,877,117, respectively. On a pro forma basis, the amount of coverage deficiencies for the year ended September 30, 1995 was $5,697,709 and for the nine months ended June 30, 1996 was $2,436,695.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Information" as well as the consolidated financial statements of the Company and notes thereto contained elsewhere in this Prospectus.

INTRODUCTION

  The Company owns and operates 16 courses, leases four courses, leases one driving range and pro shop facility and manages one additional course. Since its inception in October 1992, the Company has acquired or leased seven courses in fiscal 1993, five in fiscal 1994, seven in fiscal 1995 and one in the nine months ended June 30, 1996. The Company also entered into a management agreement to operate one course in the nine months ended June 30, 1996. In addition, the Company entered into a long term lease with respect to a course subsequent to June 30, 1996. See "Business--Recently Completed Acquisitions." The Company's audited financials include the results of acquired courses from their dates of acquisition but not any period prior to such acquisition. As a result, the Company's historical financials for any particular period do not generally represent the full revenue and cash flow generating capability of its golf course portfolio as of the end of such period. At June 30, 1996, 19 of the Company's facilities had been owned or leased by the Company for the prior twelve months.

  The Company's portfolio includes nine private country clubs, eight public facilities and five semi-private facilities. The Company seeks to achieve continued growth in revenue and operating cash flow by continuing to improve the financial performance of its existing courses and acquiring courses located in attractive markets which management believes will benefit from the Company's golf course management expertise. The Company's business consists primarily of operating golf courses and related facilities, with revenues generated from several golf and non-golf related activities. "Golf revenues" primarily include initiation fees and membership dues at private country clubs and semi-private courses, greens fees, golf cart rentals and driving range fees. "Non-golf revenues" primarily include food and beverage concessions, retail merchandise sales and lodging fees. Golf revenues tend to produce higher operating income margins than non-golf revenues.

SEASONALITY

  Seasonal weather conditions reduce the playing season at certain of the Company's golf courses. As a result the second half of the Company's fiscal year tends to account for a greater portion of the Company's operating revenue and EBITDA than does the first half. This seasonal pattern, as well as the timing of new course purchases or leases, may cause the Company's results of operations to vary significantly from quarter to quarter.

CAPITAL INVESTMENT PROGRAMS

  The Company frequently implements capital investment programs at its courses in order to upgrade the facilities and complement its marketing strategy. These programs generally consist of improvements to the golf course (e.g. replacement of greens, remodeling, addition of nine holes) and related facilities. These programs require up-front capital expenditures intended to generate additional revenue and cash flow once the programs are complete. During the last 21 months, the Company has invested approximately $21.2 million to upgrade its facilities. For example, at Morgan Run Resort and Club (located in Rancho Santa Fe, CA), the Company has invested approximately $9.4 million to remodel the clubhouse, the lodge and 18 of the twenty-seven holes at the facility. As a result, portions of this facility were closed from December 1994 until April 1996. The Company completed this capital project in April 1996, and as a result, expects to generate incremental revenues and cash flows from this facility in the future.

PRIVATE MEMBERSHIP CLUBS; ACCOUNTING TREATMENT OF INITIATION FEES

  The Company's private clubs generate revenues from initiation fees, monthly membership dues and ancillary services such as golf carts, driving range, food and beverage and lessons. As a club increases its membership base, the monthly membership dues stream represents a significant percentage of its revenues and profitability as there are no fixed cost increases and limited variable costs associated with these incremental membership dues. During periods in which a club is substantially increasing its members, initiation fees will represent a greater percentage of revenues.

  The Company has designed its membership programs to maximize the long-term profitability of its clubs. A key component of this strategy is structuring the initiation fee to have a club's members make a meaningful investment in the club. As a result, at five of the Company's private clubs, the Company has designed a program under which a new member will make an initial minimum deposit of at least 25% of the initiation fee upon joining a club, with the remaining balance to be paid in equal monthly installments over a five-year period pursuant to a note secured by the membership. The Company has full recourse against the member under the note.

  The Company recognizes as revenue the amount of the deposit plus the amount of the note, less a provision for doubtful accounts at the time the membership is sold. These promissory notes generally do not bear market interest rates and are recorded at net present value using the effective interest method. The Company periodically reviews the collectibility of these receivables and provides an appropriate allowance for credit losses. As a result, as of June 30, 1996, the Company has estimated a reserve of $1.6 million for possible future bad debts. For fiscal 1995 and the nine months ended June 30, 1996, non-cash initiation fees constituted approximately 8.4% and 2.7%, respectively, of revenues. See "--Sources of Revenue--Golf Related Revenue-- Initiation Fees."

SOURCES OF REVENUE

  The following summarizes the primary components of the Company's revenue:

 GOLF RELATED REVENUE

  Membership Dues. The Company's private country clubs generate a significant percentage of their revenue from the collection of monthly membership dues from the members. These monthly membership dues (which vary by facility) generally represent a stable and predictable source of income because they are independent of golf course (or other facilities) utilization, do not vary seasonally and are derived from a loyal customer base. The Company typically offers several different memberships, including golf and non-golf programs. For fiscal 1995, the Company had $13.5 million in revenue from membership dues, representing approximately 27% of total fiscal 1995 revenue.

  Initiation Fees. The Company also generates a significant percentage of its revenue from initiation fees received from new members. For fiscal 1995, the Company had $9.6 million in revenue from initiation fees, representing approximately 19% of total fiscal 1995 revenue. See "--Private Membership Clubs; Accounting Treatment of Membership Fees."

  Daily Greens Fees. The Company derives revenue at public courses, semi-private and private clubs (guest greens fees) from the payment of daily fees. At public courses, these fees range from $11 to $100. At those private courses where a daily greens fee is required, the fee ranges from $30 to $75. For fiscal 1995, the Company had $9.2 million in revenue from greens fees, representing approximately 18% of total fiscal 1995 revenue.

  Golf Cart Rentals. At all of the Company's golf courses, golf carts are available for rent for fees ranging from $9 to $12. For fiscal 1995, the Company had $5.6 million in revenue from golf cart rentals, representing approximately 11% of total fiscal 1995 revenue.

  Driving Range Fees. The Company operates a driving range at 17 of its golf facilities. For fiscal 1995, the Company had $1.0 million in revenue from driving range fees, representing approximately 2% of total fiscal 1995 revenue.

 NON-GOLF RELATED REVENUES

  Food and Beverage Sales. The Company's golf facilities offer food and beverage concessions (ranging from snack bars to dining rooms, catering and meeting and banquet facilities). For fiscal 1995, the Company had $7.0 million in revenue from food and beverage sales, representing 14% of total fiscal 1995 revenue. Gross operating margin from food and beverage sales was 63% for fiscal 1995. The Company has no plans to make significant changes to its food and beverage operations.

  Pro Shop Sales. At each of the Company's golf courses, the Company operates a retail pro shop. For fiscal 1995, the Company had $3.3 million in revenue from pro shop sales, representing approximately 7% of total fiscal 1995 revenue. Gross operating margin from pro shop sales was 33% for fiscal 1995. The Company has no plans to make significant changes to its pro shop operations.

  Lodging Fees. The Company operates an 89-room lodge at Morgan Run Resort and Club and a four-room lodge at Stonebridge Country Club (located in McKinney, TX). For fiscal 1995, the Company had $0.7 million in revenue from lodging fees, representing approximately 1% of total fiscal 1995 revenue. Gross operating margin from lodging was 61% for fiscal 1995. The Company does not intend to pursue additional lodging facility acquisitions unless they are in conjunction with golf course facility acquisitions.

RESULTS OF OPERATIONS

 NINE MONTHS ENDED JUNE 30, 1996 COMPARED TO NINE MONTHS ENDED JUNE 30, 1995

  Operating Revenue. Operating revenue increased to $43.7 million for the nine months ended June 30, 1996 from $32.9 million for the comparable period, an increase of $10.8 million or 33%. Of this increase, $5.9 million is attributable to the effect of a full nine months of operations of the seven courses acquired in the nine months ended June 30, 1995 and approximately $1.6 million is associated with the operation of Morgan Run Resort & Club which had been closed for a significant portion of the comparable period. The addition of nine holes at The Trophy Club (located in Trophy Club, TX) and a new clubhouse at Pecan Grove Plantation Country Club (located in Richmond, TX) during 1996 contributed $0.7 million of additional operating revenue at each of the two clubs. The remaining $2.6 million is attributable to increased revenue from the Company's other facilities.

  Course-level Operating Expenses. Course-level operating expenses, which include costs of golf course operations (e.g., salaries, taxes and utilities), costs of food and beverage and costs of pro shop sales increased to $30.5 million for the nine months ended June 30, 1996 from $22.9 million for the comparable period, an increase of $7.5 million or 33%. Course-level operating expenses attributable to courses acquired in the nine months ended June 30, 1995 but owned for all of the nine month period ended June 30, 1996 accounted for $4.3 million of this increase. Of the remaining $3.2 million, approximately $0.9 million is attributable to costs associated with the operation of Morgan Run Resort and Club (located in Rancho Santa Fe, CA), a significant portion of which had been closed for most of the nine months ended June 30, 1995, and approximately $0.4 million is attributable to increased operating lease expense from the sale/leaseback of Carmel Mountain Ranch Country Club (located in San Diego, CA) during the nine months ended June 30, 1996. In addition, operating the new nine holes at The Trophy Club and the new clubhouse at Pecan Grove Plantation Country Club contributed $0.3 million and $0.7 million, respectively, to course-level operating expenses. The remaining $0.9 million is attributable to increased operating expenses at the Company's other facilities.

  General and Administrative Expenses. General and administrative expenses primarily consist of corporate salaries and related expenses and legal and accounting fees. General and administrative expenses increased to $2.6 million for the nine months ended June 30, 1996 from $1.8 million for the comparable period, an increase of $0.8 million or 44%. The increase in expense was related to additional overhead to support the Company's expanded operations. General and administrative expenses as a percentage of operating revenue was 6% for the nine months ended June 30, 1996 and 1995.

  Depreciation and Amortization Expense. Depreciation and amortization expense increased to $5.4 million for the nine months ended June 30, 1996 from $4.2 million in the comparable period, an increase of $1.1 million or 27%. Of this increase, approximately $0.9 million is attributable to the effect of a full nine months of operations of the seven courses acquired in the nine months ended June 30, 1995.

  Income from Operations. Income from operations increased to $5.3 million in the nine months ended June 30, 1996 from $4.0 million in the comparable period, due primarily to the factors described above. Income from operations as a percentage of operating revenue was 12% in the nine months ended June 30, 1996 and 1995.

  Interest Expense, Net. Interest expense, net, increased to $8.2 million for the nine months ended June 30, 1996 from $5.5 million for the comparable period, an increase of $2.7 million or 48% due to the increase in the level of outstanding bank debt resulting from a full nine months of interest charges on debt incurred to finance acquisitions during the nine months ended June 30, 1995.

  Provision for Income Taxes. The Company recorded a $0.1 million provision for income taxes, which reflects the fact that certain subsidiaries generate taxable income in individual states and localities notwithstanding the Company's consolidated loss for financial reporting purposes.

  Net Loss. Net loss increased to $6.5 million for the nine months ended June 30, 1996 from $1.6 million for the nine months ended June 30, 1995 primarily due to an extraordinary loss related to the write-off of previously deferred issuance costs related to the debt that was paid off in June of 1996.

 FISCAL YEAR ENDED SEPTEMBER 30, 1995 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1994

  Operating Revenues. Operating revenues increased to $49.9 million in fiscal 1995 from $24.9 million in fiscal 1994, an increase of $25.0 million or 100.3%. Of this increase, $18.2 million is attributable to the addition of seven courses during fiscal 1995. The remaining $6.8 million increase is attributable to the effect of a full year of operation of the five courses acquired in fiscal 1994 and increased revenues from the Company's other courses.

  Course-level Operating Expenses. Course-level operating expenses increased to $34.4 million in fiscal 1995 from $16.8 million in fiscal 1994, an increase of $17.6 million or 104.7%. Of this increase, $11.9 million is attributable to course-level operating expenses for the seven courses acquired by the Company in fiscal 1995. Course-level operating expenses attributable to courses acquired in fiscal 1994 but owned for all of fiscal 1995 accounted for $3.9 million of this increase. Of the remaining $1.8 million increase, approximately $0.4 million is attributable to increased operating lease expense from the sale/leaseback of Carmel Mountain Ranch Country Club (located in San Diego, CA) during 1995 and approximately $0.8 million is attributable to costs associated with the operation of Morgan Run Resort and Club (located in Rancho Santa Fe, CA), portions of which had been closed for most of fiscal 1994.

  General and Administrative Expenses. General and administrative expenses increased to $2.5 million in fiscal 1995 from $2.0 million in fiscal 1994, an increase of $0.5 million or 26.1%. This increase is primarily attributable to added personnel costs and other costs associated with the acquisition of seven courses during fiscal 1995. General and administrative expenses as a percentage of operating revenues were 5.0% in fiscal 1995, a decrease from 8.0% in fiscal 1994.

  Depreciation and Amortization Expenses. Depreciation and amortization expenses increased to $6.1 million in fiscal 1995 from $3.5 million in fiscal 1994, an increase of $2.7 million or 77.2%. Of this increase, $1.4 million is attributable to the addition of seven courses during fiscal 1995 and $0.6 million is attributable to the inclusion of the five courses acquired during fiscal 1994 for a full fiscal year.

  Income from Operations. Income from operations increased to $6.8 million in fiscal 1995 from $2.6 million in fiscal 1994, primarily due to the factors described above. Income from operations as a percentage of operating revenues was 13.6% in fiscal 1995, an increase from 10.5% in fiscal 1994.

  Interest Expense, Net. Interest expense, net, increased to $8.0 million in fiscal 1995 from $3.5 million in fiscal 1994, an increase of $4.5 million or 128.1%, due to the increase in the level of outstanding bank debt related to expansion through the addition of seven new courses during fiscal 1995.

  Provision for Income Taxes. The Company recorded a $0.2 million provision for income taxes, which reflects the fact that certain subsidiaries generate taxable income in individual states and localities notwithstanding the Company's consolidated loss for financial reporting purposes.

  Net loss. Net loss decreased to $0.7 million in fiscal 1995 from $1.4 million in fiscal 1994, primarily due to the factors described above and a $0.7 million gain on insurance settlement, representing recoveries associated with a fire at Pecan Grove Plantation C.C. in fiscal 1995.

 FISCAL YEAR ENDED SEPTEMBER 30, 1994 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1993

  Operating Revenues. Operating revenues increased to $24.9 million in fiscal 1994 from $6.5 million in fiscal 1993, an increase of $18.4 million or 282.5%. Of this increase, $8.7 million is attributable to the addition of five courses during fiscal 1994. The remaining $9.7 million increase is attributable to the effect of a full year of operation of the seven courses acquired in fiscal 1993.

  Course-level Operating Expenses. Course-level operating expenses increased to $16.8 million in fiscal 1994 from $4.2 million in fiscal 1993, an increase of $12.6 million or 302.0%. Of this increase, $5.6 million is attributable to course-level operating expenses for the five courses acquired by the Company in fiscal 1994. Course-level operating expenses attributable to courses acquired in 1993 but owned for all of fiscal 1994 accounted for $7.0 million of this increase.

  General and Administrative Expenses. General and administrative expenses increased to $2.0 million in fiscal 1994 from $1.6 million in fiscal 1993, an increase of $0.4 million or 23.3%. This increase is primarily attributable to added personnel costs and other costs associated with the acquisition of five courses during fiscal 1994. General and administrative expenses as a percentage of operating revenues was 8.0% in fiscal 1994, a decrease from 24.9% in fiscal 1993.

  Depreciation and Amortization Expenses. Depreciation and amortization expenses increased to $3.5 million in fiscal 1994 from $0.8 million in fiscal 1993, an increase of $2.6 million or 320.3%. Of this increase, $1.1 million is attributable to the addition of five courses during fiscal 1994 and $1.2 million is attributable to the inclusion of the seven courses acquired during fiscal 1993 for a full fiscal year.

  Income from Operations. Income from operations increased to $2.6 million in fiscal 1994 from a loss of $0.1 million in fiscal 1993, primarily due to the factors described above. Income from operations as a percentage of operating revenues was 10.5% in fiscal 1994.

  Interest Expense, Net. Interest expense, net, increased to $3.5 million in fiscal 1994 from $0.5 million in fiscal 1993, an increase of $3.0 million or 563.7%, due to the increase in the level of outstanding bank debt related to expansion through the addition of five new courses during fiscal 1994.

  Provision for Income Taxes. The Company recorded a $71,931 provision for income taxes, which reflects the fact that the certain subsidiaries generate taxable income in individual states and localities notwithstanding the Company's consolidated loss for financial reporting purposes.

  Net loss. Net loss increased to $1.4 million in fiscal 1994 from $0.9 million in fiscal 1993, primarily due to the factors described above.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary uses of cash are to fund debt service and maintenance capital expenditures at its existing facilities (such as landscaping and purchasing golf cart fleets). The Company also implements one-time upgrade and renovation capital expenditures at its existing facilities in order to enhance its appeal to customers and members and to generate additional revenues and cash flow. Examples of these expenditures are the addition of courses (including nine hole additions) to existing facilities to increase capacity and major clubhouse renovations to support increased dues and fees. These expenditures are generally of a non-recurring nature. In addition, the Company implements strategic capital expenditure programs which enable it to reduce course level operating costs and improve the efficiency of operations, such as improving the irrigation system, acquiring more efficient maintenance equipment and other programs which enhance the marketability and/or reduce the operating expenses of existing facilities. As part of its business strategy, the Company will require cash to continue to acquire, lease or manage additional golf courses and the related facilities and to complete any targeted renovations. The Company expended $12.9 million on acquisitions and capital improvements during the nine months ended June 30, 1996. As of June 30, 1996, the Company had approximately $3.0 million of long-term commitments for one-time capital expenditures with respect to one recently acquired golf course. The Company's capital expenditures budget for fiscal 1996 is $8.0 million, excluding acquisitions and related capital expenditures.

  Based upon the current level of operations and anticipated growth, the Company believes that cash flow from operations, together with available borrowings under the New Credit Facility and other sources of liquidity, will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures and scheduled payments of principal and interest on its indebtedness, including the Senior Notes. There can be no assurance, however, that the Company's business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount sufficient to enable Holdings to pay the principal amount at maturity of the Notes, or make necessary capital expenditures.

  The Company intends to fund these expenditures primarily with operating cash flow and borrowings under the New Credit Facility. The New Credit Facility provides for borrowings of up to $50.0 million, of which $45.0 million is available to fund future acquisitions of golf courses and capital expenditures at such courses and certain capital improvements at existing courses, and $5.0 million of which is available for general working capital purposes. The total borrowing availability under the $45.0 million portion of the New Credit Facility will decrease over the term of the facility beginning September 30, 1998. The New Credit Facility provides that the Company may not make any acquisitions or upgrade capital expenditures when Funded Debt plus certain project upgrade capital expenditures is greater than 6.5x of Adjusted EBITDA (each as defined in the New Credit Facility), with certain adjustments for notes receivable, reducing over time. This 6.5x Funded Debt to Adjusted EBITDA test is reduced in subsequent years. The New Credit Facility also imposes other limitations on the ability of the Company with respect to borrowings. In addition, as set forth under "Consolidated Capitalization," as of June 30, 1996, the Company had $1.8 million of cash on hand to meet its working capital and other needs. See "Description of New Credit Facility" and "Consolidated Capitalization."

  Historically, the Company has financed its operations through borrowings under the Old Credit Facility and equity contributions by its stockholders. As of June 30, 1996, the Partnership and Holdings' other stockholders have invested a total of $46.3 million of equity to fund the expansion of the Company and its golf course portfolio. Proceeds of the Unit Offering were contributed by Holdings to the Company as equity, increasing the total equity raised by the Company and Holdings since inception to approximately $75.1 million.

  For the nine months ended June 30, 1996, net cash used by operating activities was $0.2 million versus $2.4 million provided from operations in the prior period. The primary component of this change is the payment of accrued property taxes, income taxes and other accounts payable. The Company generated $2.3 million, $1.9 million and $0.2 million of cash from operations in fiscal 1995, 1994 and 1993, respectively. During fiscal 1995, changes in notes receivable and accounts receivable resulted in a $5.2 million use of funds. Approximately $4.2 million is attributable to increases in notes receivable, and the remainder is due to increases in accounts receivable. See "--Private Membership Clubs; Accounting Treatment of Initiation Fees." In fiscal 1994, the largest non-cash charges were depreciation and amortization and the loss resulting from the Company's early retirement of debt. In fiscal 1993, non-cash charges of depreciation and amortization and increases in accounts payable, accrued liabilities and deferred revenue contributed to net cash provided by operating activities.

  During the nine months ended June 30, 1996, net cash used in investing activities was $12.9 million versus $53.6 million in the prior comparable period. Expenditures for the nine months ended June 30, 1996 consisted of $6.7 million in capital expenditures and $6.2 million in acquisition expenditures related to the acquisition of Eagle Crest Golf Club (located in Escondido, CA) which was acquired on June 28, 1996. The acquisition was funded with proceeds from the Offerings. In the nine months ended June 30, 1995 and fiscal 1995, the Company expended $41.2 million on the acquisition of a total of seven facilities. In addition, the Company expended $17.7 million and $7.7 million in fiscal 1995 and fiscal 1994, respectively, for one-time upgrades at courses designed to generate increases revenue and cash flow. The Company expended over $23.9 million in fiscal 1994 on the acquisition of five facilities. In fiscal 1993, the Company expended $19.7 million to acquire eight facilities and expended $5.8 million on improvements to those facilities.

  During the nine months ended June 30, 1996, net cash provided by financing activities was $14.1 million versus $50.6 million in the prior comparable period. The Company used $94.1 million of the $108.6 million in proceeds from long term debt and equity investments to repay its bank revolver and pay financing fees associated with the New Credit Facility. At June 30, 1996, the Company had no borrowings under the New Credit Facility. The Company relied upon bank borrowings of $33.6 million, $37.6 million and $46.3 million to finance its expansion in the nine months ended June 30, 1995, fiscal 1995 and fiscal 1994, respectively. A private placement of equity securities in March 1995 contributed $8.6 million in proceeds in fiscal 1995. The Company also relies upon capital leases when consistent with its financing objectives. In fiscal 1993, the Company received $26.7 million in equity financing from the Partnership.

                                   BUSINESS

GENERAL

  Cobblestone is one of the leading golf course owners and operators in the United States, with a current portfolio of 22 golf properties including both private country clubs and public (or daily fee) courses. The Company's courses are concentrated in clusters near metropolitan areas in the Sunbelt states (including Arizona, California and Texas) which have large golfing populations and attractive climates. This clustering strategy enables the Company to efficiently manage its portfolio of courses and improve the profitability of its courses by sharing many administrative functions and capitalizing on joint marketing opportunities and economies of scale.

  The Company's business consists primarily of operating golf courses and related facilities, with revenue generated from membership fees and dues at private country clubs and semi-private courses, greens fees, food and beverage concessions, golf cart rentals, retail merchandise sales, driving range fees and lodging fees. The Company owns and operates 16 courses, leases four courses (subject to long-term leases in excess of 20 years, including extension options), leases one driving/range and pro shop facility and manages one additional course. The Company's portfolio includes nine private country clubs, eight public facilities and five semi-private facilities.

  There are approximately 15,000 golf courses in the United States, which generate approximately $15 billion in annual revenue. The ownership and operation of golf courses in the United States is highly fragmented, with less than 5% of golf courses owned and operated by multi-course management companies. The Company believes that the majority of golf course operators, including real estate developers and municipalities, are generally involved in golf course management because the golf course is an important component of their development or community, but that such operators do not have professional golf course management experience. As a result, owners are often interested in selling the golf facilities to third-party operators such as the Company. These owners frequently place significant emphasis on experience and reputation for quality management in selecting an owner/operator, and the Company believes that its reputation in these areas has provided it with a steady supply of attractive acquisition opportunities.

INDUSTRY OVERVIEW

  There are three general types of golf courses: daily fee courses, private country clubs and resort courses. Approximately two-thirds of the courses in the United States are public, or daily fee, courses, and approximately one-third are private country club or resort courses. Public courses derive revenue primarily from greens fees, golf cart rentals, retail (pro shop) sales and food and beverage sales. Because the majority of golf course operating costs are fixed, revenue and operating profit are generally maximized at public courses by generating the maximum number of golf rounds played. Private courses derive revenue primarily from initiation fees, monthly membership dues, guest greens fees and food and beverage sales. Revenue and operating profit are maximized at private courses by maximizing the number of membership sales and the associated monthly dues cash flow stream. In addition, certain semi-private courses offer limited access to the golf facilities to the public in order to maximize revenue.

  The Company believes certain demographic characteristics will increase the demand for golf in the future, thereby benefitting golf course operators. Accordingly, the Company believes that total rounds played will increase as the golfing population ages. The highest golf participation rates are found among individuals aged 18 to 49, which had average participation rates of approximately 13.6% in 1995, as compared to 11.6% for the population as a whole. However, individuals over 50 played a substantially greater number of rounds of golf per year relative to individuals in younger age brackets. Accordingly, assuming that golf participation rates of 18 to 49 year old golfers remain at current levels, the Company believes that these 18 to 49 year old golfers will increase the number of rounds played per year as they age. See "Risk Factors--Factors Affecting Golf

Participation." The following table summarizes the breakdown of all golfers during 1995 by certain key demographic categories:

                                                                    ANNUAL
                         NUMBER OF                     GOLF        AVERAGE
                          GOLFERS     % OF TOTAL PARTICIPATION IN   ROUNDS   % OF TOTAL
   AGE GROUP (YEARS)   (IN THOUSANDS)  GOLFERS       CATEGORY     PER GOLFER   ROUNDS
   -----------------   -------------- ---------- ---------------- ---------- ----------
         12-17             2,001          8.0%          8.6%         13.9        5.7%
         18-29             5,263         21.0          12.1          11.8       12.7
         30-39             6,748         27.0          15.2          13.3       18.3
         40-49             4,762         19.0          13.0          17.1       16.6
         50-59             2,694         10.8          11.1          25.3       13.9
         60-64               933          3.7           9.2          38.4        7.3
          65+              2,621         10.5           7.8          47.8       25.5

  According to the NGF, the 25.0 million golfers in the United States played approximately 490 million rounds of golf during 1995. A substantial majority of these rounds were played by core golfers (those that play more than eight rounds per year). Core golfers represented approximately 46% of total golfers in 1995 but played approximately 87% of the total rounds. The Company targets these core golfers. The following table summarizes the breakdown of the core and other golfers during 1995:

                                        NUMBER OF
                                         GOLFERS     ROUNDS PLAYED
                                      (IN THOUSANDS) (IN MILLIONS) ROUNDS/GOLFER
                                      -------------- ------------- -------------
      Core Golfers...................     11,581         425.5         36.7
      Other Golfers..................     13,431          64.7          4.8

  Core golfer participation is also more constant across age categories. The following table summarizes core golfer participation in 1995 by age category:

                                         NUMBER OF
                                        CORE GOLFERS                        PERCENTAGE OF
        AGE GROUP (YEARS)              (IN THOUSANDS)                       CORE GOLFERS
        -----------------              --------------                       -------------
              18-29                        2,126                                18.4%
              30-39                        2,908                                25.1
              40-49                        2,256                                19.5
              50-59                        1,631                                14.1
              60-64                          675                                 5.8
              65+                          1,985                                17.1

  The Company believes that, despite recent golf course construction in some of its markets, golf course construction in its markets generally has been constrained as a result of several factors, including the lack of capital available for real estate development, the significant land required to build a golf course and related facilities (approximately 150 acres) and increasing environmental regulation, particularly with regard to the availability of water in Arizona and California, two of the Company's primary markets.

BUSINESS STRATEGY

  The Company's strategy is to grow its revenue and cash flow by (i) improving operations and financial performance of its existing portfolio golf courses by increasing revenue, controlling operating costs and selectively upgrading the facilities and (ii) identifying and acquiring courses which will benefit from the Company's management expertise. Key elements of the Company's operating strategy include:

 INCREASE REVENUE

  Attracting New Members. The Company aggressively markets its courses within the local community in order to increase memberships at its private clubs. The Company positions the golf course and related facilities as an integral social center of the surrounding community by hosting social, educational and recreational events, in order to attract non-golfing members. In order to attract these "social" members, the Company often provides facilities for community events and charitable organizations, as well as swimming, tennis and fitness facilities, particularly at those courses that are part of a real estate development. The Company also tailors the membership program to the facility, including offering multiple types of memberships (e.g., senior, junior, weekday golf only, tennis, swimming, social, etc.). For example, at the Hills of Lakeway, the Company created a new category of membership called the "Premier Sports Membership," which allows the member to use the facility for social purposes and limited golf play. This membership entitles the member to 12 rounds of golf a year at non-prime tee times for a reduced guest fee. The Premier Sports Membership is designed to appeal to the occasional golfer who wants to join a private country club without paying the full initiation fee and membership dues typically associated with such clubs.

  Maximizing Tee Time Utilization. The Company seeks to increase revenue by expanding the capacity of its public facilities. The Company frequently implements several simple measures, such as opening seven days a week, opening earlier in the morning or starting golfers on both the first and tenth holes simultaneously. The Company also attempts to schedule tournament play into less popular tee times; provide incentives for members of semi-private courses to play on weekdays, thereby opening up prime weekend time for fully-priced public play; and charge premium prices for prime tee times while discounting prices for less utilized times (e.g., twilight play). For example, at Carmel Mountain Ranch, the tournament salesperson has financial incentives to schedule tournaments during non-prime tee times (e.g., weekend afternoon), thereby increasing course utilization while minimizing inconvenience to regular weekend golfers.

  Market Positioning. The Company undertakes a comprehensive review of local competition, identifying market rates for initiation fees and membership dues, greens fees, guest and cart fees, private cart policies, and other key revenue generators. In many cases, the Company is able to increase revenue merely by raising prices to reflect market conditions and the course improvements implemented by the Company's management. For example, at Morgan Run, the Company has raised monthly dues from $195 to $300 over two years, resulting in an increase in annual membership dues revenue of approximately $400,000.

  Appeal to Core Golfing Population. The Company targets core golfers in its markets (defined by the NGF to be golfers who play more than eight rounds per year). These golfers represent approximately 46% of the golfers in the United States but play approximately 87% of the total rounds. The Company believes that core golfers represent a stable demand for golf and are generally more willing to make a significant investment in a golf club membership and pay higher greens fees than the golfing population as a whole. These golfers also tend to spend more time at a golf facility and therefore generate higher ancillary revenues.

  Facilities Upgrades. Following its acquisition of a golf course, the Company generally upgrades or improves the facility in order to significantly improve its appeal to customers and members. Where appropriate, the Company adds additional courses (including nine hole additions) to existing facilities to increase course capacity and utilization and invests in major clubhouse renovations to support increased dues and fees. These expenditures are generally non-recurring. For example, the Company re-engineered the water flow at Woodcrest Country Club so that heavy rains would not soak certain areas of the course. In the past, a heavy rain could close Woodcrest for thirty days or more, but since the re-engineering, rain has not closed the course for more than four consecutive days. Additionally, in November 1994 the Company completed the addition of nine holes to The Trophy Club, bringing the facility to 36 holes. The Company believes that this addition increases golf membership capacity from 900 to 1,200 members.

  Focus on Non-Golf Operations. The Company also focuses significant effort on non-golf operations. The Company offers non-golf memberships where additional facilities (such as swimming, tennis or fitness facilities) are available, promotes merchandise sales, provides on-course concessions to boost food and beverage sales, and offers catering and meeting and banquet facilities for members.

 REDUCE OPERATING COSTS

  Reducing Administrative Overhead. The Company continually seeks opportunities to improve its margins by consolidating administrative functions and eliminating duplicative personnel at its courses in order to reduce operating costs. For example, after acquiring Pecan Grove, the Company reduced the general and administrative staff, thereby reducing operating expenses by approximately $75,000 per year.

  Economies of Scale. As a multi-course operator, the Company is able to achieve overhead and operating savings not available to owners of individual properties. For example, the Company employs regional marketing staffs to serve the courses in a cluster group, and is often able to eliminate an accounting position at the course level by substituting a corporate controller who has responsibility for multiple courses. In addition, insurance policies for many properties, particularly those that are part of a geographical cluster, can be consolidated under a master insurance policy. The Company's volume purchasing ability also enables it to achieve savings not available to smaller buyers in the purchase of almost all retail merchandise and maintenance equipment.

  Facilities Upgrades. In addition to implementing facilities improvements in order to generate increased revenues, the Company also makes capital versus operating expense decisions based on known economic trade-offs. The Company attempts to identify strategic opportunities to invest relatively small amounts of capital in maintenance equipment in order to improve the facility and simultaneously reduce labor or other operating expenses. For example, at Carmel Mountain Ranch, the Company invested approximately $100,000 to upgrade the irrigation control system, resulting in a better maintained course and the realization of approximately $30,000 in annual operating savings.

  Managing Water Costs. At many of its courses, water is a significant component of operating costs. The Company ensures that its irrigation systems are as efficient as possible, and explores alternatives to reduce the cost of water. For example, where possible, the Company uses treated effluent water or constructs wells, rather than utilize more expensive municipal water for course irrigation. For example, concurrently with the closing of the acquisitions of Foothills and Ahwatukee, the Company acquired additional water rights that allow the Company to use wells to provide substantially all the required water for such courses.

 ACQUISITIONS

  The Company is continually involved in the investigation and evaluation of potential golf course acquisitions and at any time may be discussing possible transactions, conducting due diligence investigations or otherwise pursuing acquisition opportunities. The Company's growth strategy is partly driven by its ability to expand its portfolio of courses.

  The Company conducts extensive due diligence when considering acquisition candidates in order to evaluate the potential financial performance of a given golf course. The principal criteria considered in the evaluation include course location, the population size and demographics of the surrounding area, the number of tourists visiting a market per year and the number of rounds of golf played by these tourists, course condition, reputation among customers and/or members, current operating efficiency and local competition.

  During the evaluation of a potential acquisition, the Company considers carefully the ease of access to the course, the conditions and appeal of the immediately surrounding land, the proximity of the competition and the climatic conditions which affect both potential revenue as well as the cost of maintaining the course. The population base of the surrounding metropolitan area must be large enough to support both the potential acquisition as well as its competition. If the acquisition candidate is a resort-oriented course, the Company also evaluates the size of and trends in the tourist population. The demographic make-up of the population must be such that a sufficient number and density of golfers are present. In its evaluation of the operating potential of a course, the Company looks for correctable operational deficiencies, potential facility improvements which can be made with a moderate amount of capital investment and which have a high likelihood of enhancing revenue and reducing costs, as well as deficiencies in the course's position and reputation in the market which can benefit from a cohesive marketing program. The competition is evaluated by examining the condition and appeal of the local courses, the position and reputation in the local market and the likely potential clientele, and finally, the price points at which the competition operates. In addition, prior to acquiring a given course, the Company meets with private club members or forms public course focus groups to discuss the potential acquisition and major anticipated changes in order to ensure a smooth transition in ownership.

  In addition to the criteria outlined above, the Company incorporates specific analyses which are dependent upon whether the course is private or public. At a private course, the set of considerations revolves around the type of members the course targets, and the potential to increase dues or offer valuable additional facilities such as banquet rooms, meeting rooms, tennis, fitness facilities and child-care in order to expand membership. At a daily fee course, a course may be significantly improved by adjusting greens fees to market level, by adding amenities such as golf cart rental facilities, improving the pro shop, implementing marketing programs or by promoting tournament play.

  The following summarizes the primary components of the Company's acquisition strategy:

  Clustering of Courses. The Company seeks to acquire courses in its existing geographic clusters, or to form new clusters near densely populated metropolitan markets. The clustering strategy is designed to facilitate management and marketing and improve the profitability of each course because of the ability to share administrative and operating expenses. In addition, clustering allows the Company to operate facilities with fewer on-site management personnel by consolidating several course-level management jobs or eliminating them altogether in favor of a single regional or headquarters position. For example, a cluster provides cross-marketing opportunities such as exchanging play privileges, advertising multiple properties in a single campaign and promoting tournament play at a course within the cluster.

  Focus on Private Country Clubs and High-End Daily Fee Courses. The Company focuses on acquiring private country clubs and high-end daily fee courses which attract core golfers in middle and upper-income brackets who are less price sensitive than the typical public course player. Revenue and cash flows of private country clubs are generally more stable and predictable than those of public courses because the receipt of membership dues is independent of the level of course utilization. In addition, private courses have an easily identifiable target population which enables a targeted and efficient marketing effort, particularly if the course is part of a larger residential development. The typical Cobblestone daily fee course commands higher greens fees than the average municipal course in its market.

  Reputation with Real Estate Developers. Cobblestone has focused on acquiring courses from real estate developers who have built golf courses primarily as an enhancement to their residential real estate developments. The Company believes that its experience and reputation for quality management provide it with a steady supply of attractive acquisition opportunities from developers seeking third party owner/operators to professionally manage the facilities.

  Focus on Favorable Golf Markets. The Company targets golf courses in markets with characteristics which it believes are favorable to golf course ownership and management. For example, the Company concentrates on acquiring courses convenient to metropolitan areas with dense populations but relatively few golf courses in relation to the size of the golfing population. In addition, the Company focuses on markets with a high number of playable days per year, enabling the Company to maximize revenue and course utilization and thereby capitalize on the operating leverage inherent in golf course management.

  To date, the Company primarily has targeted acquisitions in the Sunbelt markets. Maximizing revenue is an important component of profitability due to the high fixed cost nature of golf course operation, and these markets typically have minimal weather risks and a high number of playable days per year (i.e. high capacity). For instance, the number of playable days in Southern California averages approximately 350, as compared to approximately 200 in the upper Midwest. Thus, average rounds played per course in the Arizona and California markets are substantially greater than the national average of approximately 33,000 rounds. Additionally, greens fee pricing in these markets tends to be higher than the national average because of shortages of supply relative to demand and the impact of tourists on pricing. Seasonal tourists have fairly inelastic demand because greens fees represent only a relatively small portion of overall vacation expenses. Furthermore, age demographics in the Sunbelt markets and the abundance of retirees with ample leisure time contribute to a high demand for golf.

RECENTLY COMPLETED ACQUISITIONS

  The Company completed two acquisitions as a part of its ongoing acquisition strategy. On June 28, 1996, the Company acquired Eagle Crest Golf Club in the San Diego, California area. Eagle Crest is a daily fee golf facility with an 18-hole David Rainville-designed course, as well as a clubhouse, food and beverage facilities and pro shop. Eagle Crest is located in a master plan development which is expected to include over 700 single family homes at completion. In addition, on July 1, 1996, the Company entered into a 15 year lease of the Sweetwater Country Club near Houston, Texas. Sweetwater is a private country club with a 36-hole Roger Packard-designed course, as well as a clubhouse, food and beverage facilities, pro shop, indoor and outdoor swimming pools, fitness center (including indoor basketball and squash courts) and both indoor and outdoor tennis courts.

MARKETING/MEMBERSHIP PROGRAMS

  The Company's marketing programs are designed to capitalize on the economies of scale provided by its clustering strategy. Marketing efforts for daily fee properties primarily consist of co-op advertising directed at maximizing tee-time utilization. Special promotions such as junior programs and special event sales are geared toward attracting new customers and maximizing utilization at off-peak hours. The Company also utilizes on-line reservation systems to create greater accessibility for its customers, including allowing a customer to reserve a tee-time at any of the Company's public courses within a cluster through a central reservation number. Additionally, the Company has created an interactive web-site on the Internet that enables customers to e-mail tee-time requests within a given cluster market.

  Private country club marketing programs are implemented by professional sales personnel focusing on goal-oriented sales plans. Proactive membership sales efforts are targeted at local developers, realtors and corporations within specific cluster markets together with more traditional member referral sales programs. The Company also uses its initiation fee structure to target residents of its golf communities. This initiation fee structure allows members to make a meaningful investment in the club while amortizing the payment of the balance of the membership fee over a five-year period. The Company also strives to increase other private club revenues by positioning the club as a center of social and recreational activity for the entire family. For example, the Company provides extensive activities calendars to ensure a wide range of activities and increased participation from family members in all areas of the club.

COMPETITION

  The Company competes for members and players with existing golf courses. Where the Company's courses are membership courses which are part of a housing development project, competition is often limited. At those courses where there is significant competition from other golf courses, the Company believes that it competes less on the basis of price than on the overall quality of its facilities, which is a function of customer service, the quality and the state of maintenance of the facilities as well as available amenities.

  The Company believes it and its management enjoy a favorable reputation in the industry. The Company principally competes for the acquisition of golf courses on a national level with a small number of national golf course management companies, which include National Golf Properties, Inc. (a publicly-traded real estate investment trust) and Club Corporation International and for the lease and/or management of golf courses on a national level with American Golf Corporation and Club Corporation International. The Company also competes on a local level with several smaller, regional companies.

SUMMARY OF GOLF COURSE PORTFOLIO

  Market and Design Data. The following tables set forth certain information regarding the Company's golf course properties, including a description of each course, a summary of the facilities and services available and a comparison of operations data for each course.

                                                                                                            DATE
                                                                                                          ACQUIRED
                                              TYPE OF                              GOLF COURSE               BY
      COURSE NAME             LOCATION       OPERATION    TYPE OF COURSE            ARCHITECT          COBBLESTONE(1)
-----------------------  ------------------- --------- -------------------- -------------------------- --------------
  Southern California
        Courses
Balboa Park G.C.         San Diego, CA        Leased   (2)                  William Park Bell               3/93
Carmel Mountain Ranch
 C.C.                    San Diego, CA        Leased   18 Hole public       Ron Fream                       7/93
Morgan Run Resort and
 Club                    Rancho Santa Fe, CA   Owned   27 Hole semi-private David Rainville/Jay Morish      6/93
El Camino C.C.           Oceanside, CA         Owned   18 Hole private      William Park Bell               6/93
Red Hawk G.C.            Temecula, CA         Managed  18 Hole public       Ron Fream                      10/95
Saticoy Regional G.C.    Ventura, CA          Leased   9 Hole municipal     George Thomas                   3/93
The Vineyard at
 Escondido               Escondido, CA        Leased   18 Hole municipal    David Rainville                12/93(3)
Eagle Crest Golf Club    Escondido, CA         Owned   18 Hole public       David Rainville                 6/96
    Phoenix Courses
Ahwatukee C.C.           Phoenix, AZ           Owned   18 Hole semi-private Gary Panks                      7/94
The Lakes at Ahwatukee   Phoenix, AZ           Owned   18 Hole public       Gary Panks                      7/94
The Foothills G.C.       Phoenix, AZ           Owned   18 Hole public       Tom Weiskopf/Jay Morish         1/93
Red Mountain Ranch C.C.  Mesa, AZ              Owned   18 Hole semi-private Pete Dye                       12/94
 Texas-Austin Courses
Hills of Lakeway(4)      Austin, TX            Owned   18 Hole private      Jack Nicklaus                   3/95
Live Oak Golf Course(4)  Austin, TX            Owned   18 Hole semi-private Leon Howard                     3/95
Yaupon Golf Course(4)    Austin, TX            Owned   18 Hole semi-private Leon Howard                     3/95
 Texas-Dallas Courses
Stonebridge C.C.         Mc Kinney, TX         Owned   18 Hole private      Pete Dye                       12/94
The Ranch C.C.           Mc Kinney, TX         Owned   18 Hole private      Arthur Hills                   12/94
The Trophy Club          Trophy Club, TX       Owned   36 Hole private      Ben Hogan/Arthur Hills         12/93
Woodcrest C.C.           Dallas, TX            Owned   18 Hole private      Don January                     3/93
     Other Courses
Brandermill C.C.         Richmond, VA          Owned   18 Hole private      Gary Player                     2/95
Pecan Grove Plantation
 C.C.                    Richmond, TX          Owned   27 Hole private      Carlton Gipson                  2/94
Sweetwater C.C.          Sugar Land, TX       Leased   36 Hole private      Roger Packard                   7/96

---------------------
(1) Represents the date acquired by Cobblestone or, if different, the date Cobblestone commenced operations of the courses.
(2) The Company operates a driving range, pro shop and golf cart rental facility in connection with an 18-hole public course operated by the City of San Diego.
(3) The Vineyard at Escondido was constructed by the Company and commenced operations in December 1993.
(4) The Company owns a tennis facility (the World of Tennis) and a golf practice and instruction facility (the Academy of Golf) which are components of these Austin facilities.

 Facilities and Services

                         DRIVING                  FOOD &                               FITNESS
      COURSE NAME         RANGE  CARTS CLUBHOUSE BEVERAGE PRO SHOP POOL TENNIS LODGING CENTER
-----------------------  ------- ----- --------- -------- -------- ---- ------ ------- -------
  Southern California
        Courses
Balboa Park G.C.           Yes    Yes     Yes      Yes      Yes
Carmel Mountain Ranch
 C.C.                      Yes    Yes     Yes      Yes      Yes
Morgan Run Resort and
 Club                      Yes    Yes     Yes      Yes      Yes    Yes   Yes     Yes     Yes
El Camino C.C.             Yes    Yes     Yes      Yes      Yes    Yes   Yes             Yes
Red Hawk G.C.              Yes    Yes              Yes      Yes
Saticoy Regional G.C.      Yes    Yes              Yes      Yes
The Vineyard at
 Escondido                 Yes    Yes     Yes      Yes      Yes
Eagle Crest Golf Club      Yes    Yes     Yes      Yes      Yes
    Phoenix Courses
Ahwatukee C.C.             Yes    Yes     Yes      Yes      Yes
The Lakes at Ahwatukee            Yes              Yes      Yes
The Foothills G.C.         Yes    Yes     Yes      Yes      Yes
Red Mountain Ranch C.C.    Yes    Yes     Yes      Yes      Yes    Yes   Yes             Yes
 Texas-Austin Courses
Hills of Lakeway           Yes    Yes     Yes      Yes      Yes    Yes   Yes             Yes
Live Oak Golf Course       Yes    Yes              Yes      Yes          Yes
Yaupon Golf Course                Yes              Yes      Yes
 Texas-Dallas Courses
Stonebridge C.C.           Yes    Yes     Yes      Yes      Yes    Yes   Yes     Yes     Yes
The Ranch C.C.             Yes    Yes     Yes      Yes      Yes    Yes   Yes
The Trophy Club            Yes    Yes     Yes      Yes      Yes    Yes                   Yes
Woodcrest C.C.                    Yes     Yes      Yes      Yes    Yes   Yes
     Other Courses
Brandermill C.C.,
 Richmond, VA              Yes    Yes     Yes      Yes      Yes    Yes   Yes
Pecan Grove Plantation
 C.C., Richmond, TX        Yes    Yes     Yes      Yes      Yes    Yes   Yes             Yes
Sweetwater C.C., Sugar
 Land, TX                  Yes    Yes     Yes      Yes      Yes    Yes   Yes             Yes

ORGANIZATIONAL STRUCTURE

  The Company generally owns and operates each of its facilities through a separate subsidiary. All of the Company's subsidiaries are directly or indirectly wholly-owned except for (i) Cobblestone Texas, Inc., (which owns and operates the Trophy Club) which is 95% owned by the Company and 5% owned by a former owner, (ii) Ocean Vista Land Company, (which is a holding company whose sole assets are (a) 100% of the capital stock of Oceanside Golf Management Corp., which owns and operates El Camino Country Club, and (b) a 50% equity interest in Whispering Palms Country Club Joint Venture, which owns and operates Morgan Run Resort and Club) which is 96% owned by the Company and 4% owned by former owners, and (iii) Golf Course Inns of America Inc., (which is a holding company whose sole asset is a 50% equity interest in Whispering Palms Country Club Joint Venture ) which is 96% owned by the Company and 4% owned by former owners.
  Golf Course Holdings. The following table sets forth certain information regarding the ownership and operational structure of the Company.

 NAME OF ENTITY                                GOLF COURSE/CLUB
 --------------                                ----------------
 Cobblestone Holdings, Inc.................... None
 Cobblestone Golf Group, Inc.................. Balboa Park G.C.; Saticoy
                                               Regional G.C.; Eagle Crest G.C.;
                                               Redhawk G.C. (Management
                                               Contract)
 Escondido Consulting, Inc.................... The Vineyard at Escondido G.C.
 Cobblestone Texas, Inc....................... The Trophy Club
 Pecan Grove Golf Club, Inc................... Pecan Grove Plantation C.C.
 The Liquor Club at Pecan Grove, Inc.......... None
 Foothills Holding Company, Inc............... Red Mountain Ranch Country Club;
                                               Ahwatukee C.C.; The Lakes at
                                               Ahwatukee
 Bellows Golf Group, Inc...................... The Foothills G.C.
 Carmel Mountain Ranch Golf Club, Inc......... Carmel Mountain Ranch C.C.
 OVLC Management Corp......................... None
 Ocean Vista Land Company..................... None
 Golf Course Inns of America, Inc............. None
 Oceanside Golf Management Corp............... El Camino C.C.
 Whispering Palms Country Club Joint Venture.. Morgan Run Resort and Club
 OVLC Financial Corp.......................... None
 CSR Golf Group, Inc.......................... Stonebridge C.C.; The Ranch C.C.
 Lakeway Golf Clubs, Inc...................... The Hills of Lakeway; Live Oak
                                               G.C.; Yaupon G.C.
 Woodcrest Golf Club, Inc..................... Woodcrest C.C.
 Virginia Golf Country Club, Inc.............. Brandermill C.C.
 Lakeway Clubs, Inc........................... None
 TGFC Corporation............................. None
 C-RHK, Inc................................... None
 CEL Golf Group, Inc.......................... None
 SWC Golf Club, Inc........................... Sweetwater, C.C.

EMPLOYEES

  As of June 30, 1996, the Company employed approximately 1,538 persons. The Company believes that its employee relations are good. None of the Company's employees are represented by a labor union.

GOVERNMENTAL REGULATION

  Environmental Matters. Operations at the Company's golf courses involve the use and storage of various hazardous materials such as herbicides, pesticides, fertilizers, motor oil and gasoline. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removing such hazardous substances that are released on or in its property and for remediation of its property. Such laws often impose liability regardless of whether a property owner or operator knew of, or was responsible for, the release of hazardous materials. In addition, the presence of such hazardous substances, or the failure to remediate the surrounding soil when such substances are released, may adversely affect the ability of a property owner to sell such real estate or to pledge such property as collateral for a loan. Prior to acquiring golf courses, it is the Company's practice to commission preliminary environmental assessments ("Phase I assessments") to evaluate the environmental condition of, and potential environmental liabilities associated with, such properties. Phase I assessments generally consist of an investigation of environmental conditions at the subject property (not including soil or groundwater sampling or analysis), as well as a review of available information regarding the site and conditions at other sites in the vicinity. The Phase I assessments have not revealed any environmental liability that the Company's management believes would have a material adverse effect on the Company's business, assets or results of operation, and the Company believes that it is in material compliance with all environmental laws, ordinances and regulations applicable to its properties and operations. No assurance, however, can be given that the Phase I assessments reveal all potential environmental liabilities or that such environmental liabilities, whether or not material, may not arise in the future.

  General. The Company is subject to the Fair Labor Standards Act and various state laws governing such matters as minimum wage requirements, overtime and other working conditions and citizenship requirements. A significant number of the Company's golf course personnel receive the federal minimum wage, and increases in the minimum wage would increase the Company's labor costs. There is currently an initiative to raise the minimum wage in California to $5.00 per hour effective March 1, 1997, and to $5.75 per hour effective March 1, 1998. The initiative will be voted upon in November 1996. Also, the Federal minimum wage will increase from $4.25 per hour to $4.75 per hour on October 1, 1996 and again to $5.15 per hour on September 1, 1997. Employers must pay the higher of the Federal or State minimum wage. The Company will attempt to offset increases in the minimum wage through pricing and other cost control efforts; however, there can be no assurance that the Company will be able to pass such additional costs on to its customers and members. In addition, the Company is subject to certain state "dram-shop" laws, which provide a person injured by an intoxicated individual the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated individual. The Company is also subject to the Americans with Disabilities Act of 1990, which, among other things, may require certain minor renovations to various clubhouses at the Company's properties to meet federally mandated access and use requirements. The cost of these renovations is not expected to be material to the Company. The Company believes it is operating in substantial compliance with applicable laws and regulations governing its operations.

LEGAL PROCEEDINGS; INSURANCE

  From time to time, lawsuits are filed against the Company in the ordinary course of business. The Company is not a party to any litigation that, in the judgment of management after consultation with counsel, is likely to have a material adverse effect on the Company or its business. The Company carries property and casualty insurance and insurance under umbrella policies in such amounts and with such coverages as the Company believes to be adequate.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the names, ages as of September 1, 1996, and a brief account of the business experience of each person who is a director or executive officer of Holdings.

          NAME           AGE                             POSITION
James A. Husband........  46 Director, President and Chief Executive Officer
Stefan C. Karnavas......  33 Vice President, Chief Financial Officer, Treasurer and Secretary
Gary L. Dee.............  48 Vice President, Operations
Joseph H. Champ.........  38 Vice President, Acquisitions
Andrew Crosson..........  36 Vice President, Acquisitions
Norm Goodmanson.........  47 Vice President, Development
Robert S. West, Jr. ....  53 Vice President, Golf Operations
Thomas Delaney, Jr. ....  38 Vice President, Design & Construction
Frederick J. Warren.....  57 Director
David H. Wong...........  32 Director
P.L. Davies III.........  34 Director
Martin R. Reid..........  53 Director
John M. Sullivan........  61 Director

  JAMES A. HUSBAND founded the Company in October 1992. From January 1994 to the present, Mr. Husband has served as Holdings' President, Chief Executive Officer and as a Director. Mr. Husband has 20 years of golf course operations and acquisitions experience. Prior to founding the Company and since April 1977, Mr. Husband was a founder, Chairman and Chief Executive Officer of a company which ultimately became known as CCA GolfCorp, which became the public golf operations subsidiary of Club Corporation of America (now known as Club Corporation International). Mr. Husband has been a Class A member of the PGA of America since 1977 and was a PGA Tour member in 1978 and 1979. While at GolfCorp, Mr. Husband served on the Board of Directors of ClubCorp of America. Mr. Husband graduated from California State University in Northridge in 1972 with a Bachelor of Science degree in Business Administration.

  STEFAN C. KARNAVAS joined Holdings as Vice President, Chief Financial Officer, Treasurer and Secretary in April 1996. Prior to joining the Company and since August 1993, Mr. Karnavas was Treasurer and Director of Development of Horizon Cellular Telephone Company, L.P. ("Horizon"). From December 1992 to August 1993, he served as Horizon's Assistant Treasurer. From April 1991 to December 1992, he was Horizon's Manager of Mergers and Acquisitions. Prior to that time, he was a Senior Loan Officer at Fidelity Bank.

  GARY L. DEE has served as Vice President, Operations of Holdings since January 1994. Mr. Dee has 18 years of golf course operations experience. From February 1989 to November 1992, Mr. Dee was the Director of Operations for the PGA Tour Public Golf, Inc. Prior to this position, Mr. Dee was a general manager for the PGA tour at the TPC at Piper Glen in Charlotte, North Carolina, from 1988-1989 and was a principal in GolfTexas, a golf facility development and management company from 1986-1988. Mr. Dee also served as a golf management professional at various facilities from 1974-1986. Mr. Dee graduated from Drake University in 1972 with a Bachelor of Science in management.

  JOSEPH H. CHAMP has served as Vice President, Acquisitions of Holdings since January 1994. From August 1993 to December 1993, Mr. Champ was Vice President, Acquisitions for National Golf Properties, Inc., a real estate investment trust. From September 1992 to August 1993, Mr. Champ was Vice President of Acquisitions (Western Region) at American Golf Corporation. Prior to joining American Golf, Mr. Champ was vice president of real estate and business development for Interstate Hotels Corporation from January 1990 to August 1992 and was a director of development at Aircoa Hospitality Services, Inc. from 1987 to January 1990.

  ANDREW CROSSON has served as Vice President, Acquisitions of Holdings since January 1994. From 1988 to 1992, Mr. Crosson was the head of the Development and Acquisitions Department for GolfCorp, a subsidiary of Club Corporation International. Mr. Crosson graduated from the University of Utah in 1986.

  NORM GOODMANSON has served as Vice President, Development of Holdings since January 1994. Mr. Goodmanson has over 25 years of experience in the golf course industry. From January 1988 to June 1993, Mr. Goodmanson served as Vice President of Development at CCA GolfCorp.

  ROBERT S. WEST, JR. has served as Vice President, Golf Operations since January 1994. From 1989 to 1993, Mr. West served as a Regional Manager with Golf Enterprises, Inc. In addition to being involved in the golf business for 30 years and a PGA professional for 25 years, Mr. West owned and operated his own golf course, retail golf clothing store and worked as an operations consultant for several other courses. Additionally, from 1972 to 1980 Mr. West served as the Director of Golf and was Tournament Chairman at Walt Disney World in Orlando, Florida.

  THOMAS L. DELANEY, JR. has served as Vice President, Design & Construction of Holdings since January 1994. Prior to joining the Company, Mr. Delaney worked in the real estate development industry as a construction manager for a variety of commercial projects, including the Aventine Complex, a $250 million multi-use development in La Jolla, California. Mr. Delaney received his Bachelor of Building Construction degree from the University of Florida in 1984 and his MBA from the Wharton School at the University of Pennsylvania in May 1993.

  FREDERICK J. WARREN has served as a director of Holdings since January 1994. He is presently a general partner of Brentwood Golf Partners, L.P., Brentwood Buyout Management Partners, L.P. and Brentwood Buyout Partners, L.P. and has been with Brentwood since co-founding it in 1972. Mr. Warren is a director of Horizon Cellular Telephone Company, L.P., Rental Service Corporation, Tuboscope Vetco International (a provider of oilfield-related inspection and coating services) ("Tuboscope") and Digital Sound Corporation.

  DAVID H. WONG has served as a director of Holdings since January 1994. He is presently a general partner of Brentwood Golf Partners, L.P., Brentwood Buyout Management Partners, L.P. and Brentwood Buyout Partners, L.P. Mr. Wong is a director of Cardinal Business Media, Inc. ("Cardinal") and Horizon Finance Corporation. Prior to joining Brentwood in July 1989, he attended Stanford Business School from September 1987 to June 1989 and worked in the investment banking division of Dillon, Read & Co., Inc. from August 1985 to August 1987.

  P.L. DAVIES III has served as a director of Holdings since February 1995. He is presently Managing Principal of Cambria Group, LLC, a private equity investment firm. From January 1995 to December 1995, Mr. Davies served as a Principal of Fremont Group, Inc. Mr. Davies also serves on the board of Lakeside Corporation. Prior to joining Fremont, Mr. Davies was a Principal at Brentwood from April 1993 to December 1994 and held a variety of positions at Bechtel Group, Inc. from 1987 to 1993.

  MARTIN R. REID has served as director of Holdings since January 1994. He is presently Chairman of the Board and Chief Executive Officer of Rental Service Corporation and has held such position since September 1995. From June 1994 to September 1995, Mr. Reid was Chairman of the Board and Chief Executive Officer of Acme Holdings, Inc., which filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code on July 13, 1995. Since October 1990, Mr. Reid has been a director of Tuboscope. Mr. Reid also served as Chief Executive Officer of Tuboscope from May 1991 to October 1993. Mr. Reid has been a General Partner in MDR Associates, a private investment concern, since November 1990. From September 1986 to June 1990, he was Chief Executive Officer of Eastman Christensen Co., a provider of oil and gas drilling systems. Mr. Reid was also Vice Chairman of Eastman Christensen Co. from August 1989 to June 1990. Prior to September 1986, he was Senior Vice President of Operations of Norton Christensen, the predecessor to Eastman Christensen Co.

  JOHN M. SULLIVAN has served as a director of Holdings since January 1994. He is presently a director of The Scotts Company (a producer of lawncare products) and Cardinal. From October 1987 to January 1993, Mr. Sullivan was Chairman of the Board and Chief Executive Officer of Prince Holdings, Inc. (a sportsgear and apparel company) ("Prince"). Prior to that and since September 1984, Mr. Sullivan was President of Prince and Vice President of Chesebrough-Pond's, Inc.

DIRECTOR COMPENSATION

  Neither Holdings nor the Company pays any fees or remuneration to their directors for service on their respective board of directors or any board committee, but Holdings and the Company reimburse directors for their out-of-pocket expenses incurred in connection with attending meetings of the board. In addition, in connection with becoming a director, each of Messrs. Davies, Reid and Sullivan was offered the opportunity to acquire shares (or options to acquire shares) of Holdings' capital stock.

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table provides certain summary information concerning compensation paid or accrued by Holdings or the Company to or on behalf of Holdings' President and Chief Executive Officer and the four other most highly compensated executive officers of Holdings who earned more than $100,000 (salary and bonus) (the "Named Executive Officers") for all services rendered in all capacities to Holdings and the Company during the fiscal year ended September 30, 1995:

                                                                       LONG-TERM
                                           ANNUAL COMPENSATION        COMPENSATION
                                    --------------------------------- ------------
                             FISCAL                      ALL OTHER        LTIP
NAME AND PRINCIPAL POSITION   YEAR   SALARY   BONUS   COMPENSATION(1)  PAYOUTS(2)
---------------------------  ------ -------- -------- --------------- ------------
James A. Husband.........     1995  $223,144 $135,638     $21,459       $370,000
 (President and Chief
 Executive Officer)
Steven L. Holmes(3)......     1995   134,601   68,527       9,416         74,000
 (Vice President,
 Treasurer, Secretary and
 Chief Financial Officer)
Gary L. Dee..............     1995   120,556   60,458      10,812         37,000
 (Vice
 President/Operations)
Joseph H. Champ..........     1995   127,652   65,352       9,898         55,500
 (Vice
 President/Acquisitions)
Robert S. West, Jr.......     1995   106,859   55,072       9,428         14,800
 (Vice President/Golf
 Operations)

---------------------
(1) Represents (i) car allowance, (ii) dollar value of health benefits and
    (iii) 401(k) matching contributions by the Company. The respective amounts paid for Messrs. Husband, Holmes, Dee, Champ and West are as follows: (A) car allowance: $16,560, $5,867, $8,207, $5,867 and $5,867; (B) health benefits: $4,683, $3,336, $2,283, $3,336 and $3,336; and (C) 401(k)
    matching contributions: $216, $213, $322, $695 and $225.

(2) Represents the dollar value of all the shares of Holdings Common Stock as to which ownership vested in the fiscal year ended September 30, 1995. See "Principal Stockholders."

(3) In April 1996, Mr. Holmes resigned his positions at Holdings.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH BRENTWOOD ASSOCIATES

  Corporate Development and Administrative Services Agreement. Pursuant to a Corporate Development and Administrative Services Agreement, dated as of September 30, 1992, as amended, between Brentwood Buyout Partners, L.P. ("BBP") (an affiliate of Brentwood Associates) and the Company (the "Brentwood Agreement"), BBP has agreed to assist in the corporate development activities of the Company by providing services to the Company, including (i) assistance in analyzing, structuring and negotiating the terms of investments and acquisitions, (ii) researching, identifying, contacting, meeting and negotiating with prospective sources of debt and equity financing, (iii) preparing, coordinating and conducting presentations to prospective sources of debt and equity financing, (iv) assistance in structuring and establishing the terms of debt and equity financing and (v) assistance and advice in connection with the preparation of the Company's financial and operating plans. Pursuant to the Brentwood Agreement, BBP is entitled to receive (i) a service fee in an amount equal to 1% per annum of the aggregate amount of debt and equity investment in the Company of or by BBP or any person or entity associated with BBP, which is payable semi-annually in advance, (ii) financial advisory fees equal to 1.5% of all amounts paid by the Company in connection with any acquisition, payable at the closing of any such acquisition and (iii) reimbursement of its reasonable fees and expenses incurred from time to time
(a) in performing the services rendered thereunder and (b) in connection with any investment in, financing of, or sale, distribution or transfer of any interest in the Company by BBP or any person or entity associated with BBP. For the Company's fiscal year ended September 30, 1995, BBP was paid compensation of $1,112,472 (including reimbursement of fees and expenses) pursuant to the Brentwood Agreement.

TRANSACTIONS WITH JAMES A. HUSBAND

  In connection with the formation of the Company in September 1992, Balboa Park Management Co., Inc. ("Balboa"), a corporation owned by James A. Husband, contributed to the Company the lease of the Balboa Park facility, associated leasehold improvements and other assets, including driving range equipment, golf carts, golf shop inventory and accounts receivable in exchange for (i) 25,292 shares of Series A Preferred Stock of Holdings and (ii) $235,270 in cash, of which 25,292 shares and $160,270 have been paid. The consideration paid to Balboa in exchange for the lease of the Balboa Park facility and the associated assets acquired from Balboa was determined by the Company and Balboa to represent the fair market value of such lease and assets. In addition, if one of the Company's facilities meets certain financial performance targets in a specified time frame, Mr. Husband shall receive the remaining $75,000 from the Company.

  The lease of the Balboa facility originally was acquired by Balboa in January 1988 at no initial cost. However, rent is currently payable based upon specified percentages of gross revenue, subject to a minimum rental floor.

  In addition, in connection with the formation of the Company, Mr. Husband contributed shares of stock representing his 50% interest in Escondido Consulting, Inc. ("Escondido"), a corporation that held the lease of the Escondido facility, associated contract rights, permits and other assets in exchange for 29,813 shares of Series A Preferred Stock of Holdings. Simultaneously, Escondido redeemed a portion of Mr. Husband's shares by issuing him a subordinated promissory note in the principal amount of $250,000, upon which interest accrues at a rate of 5% per annum and is payable in arrears on the last date of each calendar quarter commencing December 31, 1992 and continuing through October 19, 1999. The Company also acquired the remaining shares of Escondido from the other shareholder for $400,000 cash. In all cases, the consideration paid for shares of Escondido stock was determined by the Company, Mr. Husband and Escondido's other shareholder to represent the fair market value of such stock.

  Escondido was formed in 1990 by Mr. Husband and a partner. The lease of the Escondido facility was acquired by Escondido in August 1990 at no initial cost. However, rent is currently payable based upon specified percentages of gross revenue, subject to a minimum rental floor.

  In connection with the formation of the Company, Mr. Husband also agreed to bring to the Company all future opportunities to acquire golf facilities of which he became aware, including his then-existing options to acquire a portion of the entity which owned the Foothills Country Club and to acquire the leasehold interest in the Saticoy Regional Golf Club, as well as his opportunity to acquire all or a portion of the entity which owned both El Camino Country Club and an interest in Morgan Run Resort and Club. Mr. Husband subsequently assigned all of such rights to the Company for no additional consideration, and the Company completed such acquisitions.

                            PRINCIPAL STOCKHOLDERS

  The information in the following table sets forth, as of June 30, 1996, certain information regarding the beneficial ownership of Holdings Common Stock and Series A Preferred Stock by: (i) each person who to the knowledge of Holdings owns 5% or more of Holdings' outstanding voting stock, (ii) each person who is a director or named executive officer of Holdings and (iii) all directors and officers of Holdings as a group. The following table assumes no other changes in beneficial ownership since June 30, 1996.

                                              SERIES A
                           COMMON STOCK   PREFERRED STOCK   PERCENTAGE PERCENTAGE
                          --------------  ----------------   OF TOTAL    OF ALL
                          NUMBER OF       NUMBER OF           VOTING   OUTSTANDING
  BENEFICIAL OWNER(1)      SHARES    %      SHARES     %      POWER       STOCK
  -------------------     --------- ----  ----------------  ---------- -----------
Brentwood Golf Partners,  1,075,081 62.5%  3,928,729  75.3%    72.1%      72.1%
 L.P.(2)................
 11150 Santa Monica
 Blvd.
 Suite 1200
 Los Angeles, California
 90025

James A. Husband(3)(4)..    137,648  8.0%     55,106   1.1%     2.8%       2.8%

Stefan C. Karnavas(4)...        909    *         --    --         *          *

Gary L. Dee(4)..........     13,937    *         --    --         *          *

Joseph H. Champ(4)......     18,179  1.1%        --    --         *          *

Robert S. West, Jr.(4)..      4,848    *         --    --         *          *

P.L. Davies III(5)(6)...     24,445  1.4%     80,470   1.5%     1.5%       1.5%

Martin R. Reid(6).......      5,745    *      12,119     *        *          *

John M. Sullivan(6).....      9,066    *      24,238     *        *          *

The Northwestern Mutual
Life Insurance
 Company(7).............    116,053  6.7%    424,167   8.1%     7.8%       7.8%
 720 E. Wisconsin Avenue
 Milwaukee, Wisconsin
 53202

HLH Trust(8)............     81,234  4.7%    296,916   5.7%     5.4%       5.4%
 1800 Grant Building
 Pittsburgh,
 Pennsylvania 16219

All directors and
 officers as a group (13
 persons)(2)............  1,331,133 77.4%  4,100,662  78.6%    78.2%      78.2%

---------------------
 * Less than 1%
(1) Except as otherwise indicated, each beneficial owner has the sole power to vote, as applicable, and to dispose of all shares of Holdings Common Stock or Series A Preferred Stock owned by such beneficial owners.
(2) Frederick J. Warren and David H. Wong, directors of Holdings, are general partners of the general partner of Brentwood Golf Partners, L.P., and as such may be deemed to beneficially own the shares of stock held by Brentwood Golf Partners, L.P.
(3) Includes 25,293 shares of Series A Preferred Stock owned of record by Balboa Park Management Co., Inc., a corporation controlled by Mr. Husband. See "Certain Relationships and Related Transactions--Transactions with James A. Husband."
(4) Includes share of Holdings Common Stock that are subject to vesting based on continued employment, subject to acceleration of the vesting of a portion of such shares if performance targets are met. Unvested shares are subject to repurchase by Holdings at their initial purchase price. The number of shares indicated assumes that all shares are vested.

(5) Includes 485 shares of Holdings Common Stock purchasable pursuant to options held by Mr. Davies exercisable within 60 days of the date of the Prospectus. Other than such 485 shares, the shares of Holdings Common Stock beneficially owned by Mr. Davies are owned of record by Pacific Golf Enterprises, L.P., a limited partnership of which Mr. Davies is general partner.
(6) Includes shares of Holdings Common Stock that are subject to vesting based on continued service as a director over a period of time. Unvested shares are subject to repurchase by Holdings at their initial purchase price. The number of shares indicated assumes that all shares are vested.
(7) Does not include any shares owned by Brentwood Golf Partners, L.P., of which the Northwestern Mutual Life Insurance Company is a limited partner but as to which it has no voting or dispositive power.
(8) Includes 14,919 shares of Holdings Common Stock and 54,536 shares of Series A Preferred Stock owned by a trust for the benefit of Henry L. Hillman (the "HLH Trust"), and 66,316 shares of Holdings Common Stock and 242,381 shares of Series A Preferred Stock owned by Wilmington Interstate Corporation ("Wilmington Interstate"). Wilmington Interstate is a Delaware private investment company indirectly owned by The Hillman Company, a Pittsburgh, Pennsylvania firm engaged in diversified investments and operations, which is controlled by the HLH Trust. The trustees of the HLH Trust are Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette (the "HLH Trustees"). The HLH Trustees share voting power and dispositive power of the stock of The Hillman Company. Does not include 19,900 shares of Holdings Common Stock and 72,715 shares of Series A Preferred Stock owned by four irrevocable trusts for the benefit of members of the Hillman family, as to which shares the HLH Trustees disclaim beneficial ownership. Does not include 14,919 shares of Holdings Common Stock and 54,536 shares of Series A Preferred Stock owned by Venhill Limited Partnership ("Venhill"), as to which shares the HLH Trustees disclaim beneficial ownership. Venhill is a Delaware limited partnership, of which the limited partners are trusts for the benefit of members of the Hillman family. Howard B. Hillman, a step-brother of Henry L. Hillman, is the general partner of Venhill. Does not include any shares owned by Brentwood Golf Partners, L.P., of which the HLH Trust, Wilmington Interstate and the four irrevocable trusts for the benefit of members of the Hillman family are limited partners, and as to which they disclaim beneficial ownership.

                             DESCRIPTION OF NOTES

  Set forth below is a summary of certain provisions of the Notes. The Private Notes were issued pursuant to, and upon consummation of the Exchange Offer, the Exchange Notes will be issued pursuant to the Indenture dated as of June 4, 1996, by and between Holdings and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"). The form and terms of the Exchange Notes will be the same as the form and terms of the Private Notes except that
(i) the exchange will be registered under the Securities Act, and hence the Exchange Notes will not bear legends restricting the transfer thereof, and
(ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. For purposes of this summary, the term "Holdings" refers to Cobblestone Holdings, Inc., exclusive of its subsidiaries. The terms of the Indenture are also governed by certain provisions contained in the Trust Indenture Act of 1939, as amended. The following summarizes all material provisions of the Indenture only, does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture. Wherever particular provisions of the Indenture are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. A copy of the form of Indenture is available upon request.

GENERAL

  The Notes are senior, unsecured, general obligations of Holdings, limited in aggregate principal amount at maturity to $86.0 million. The Notes rank pari passu in right of payment with all existing and future unsubordinated Indebtedness of Holdings and rank senior in right of payment to all existing and future subordinated Indebtedness of Holdings. The New Credit Facility is guaranteed by Holdings on a senior basis which guarantee is secured by substantially all of Holdings' assets. The Company's obligations under the New Credit Facility are secured by substantially all of the Company's assets, including substantially all of the stock of the Company's Subsidiaries. The New Credit Facility is guaranteed on a senior basis by all of the Company's Subsidiaries which guarantees are secured by substantially all of the Company's Subsidiaries' assets. As of June 30, 1996, Holdings and its Subsidiaries had outstanding $121.4 million of indebtedness on a consolidated basis (including trade payables and capitalized lease obligations), all of which, other than the Notes, would have been indebtedness of its Subsidiaries. See "Risk Factors--Leverage and Ability to Service Debt" and "--Corporate Structure; Effects of Asset Encumbrances." The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

  The Notes will mature on June 1, 2004. The Notes were issued at a substantial discount from their principal amount, and the original issue discount on the Notes will accrete from the date of issuance to the maturity date, calculated on the basis of a 360-day year consisting of twelve 30-day months.

  Principal of and premium and Liquidated Damages (as defined), if any, on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the office or agency of Holdings maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. No service charge will be made for any registration of transfer or exchange of Notes, but Holdings may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by Holdings, Holdings' office or agency will be the corporate trust office of the Trustee.

OPTIONAL REDEMPTION

  Except as set forth below, Holdings will not have the right to redeem any Notes prior to June 1, 1999. On or after June 1, 1999, the Notes will be redeemable at the option of Holdings, in whole or in part, at the following redemption prices (expressed as percentages of the Accreted Value plus Liquidated Damages, if any, at the redemption date) if redeemed during the 12-month period commencing in each case on June 1 of the years indicated below:

                                                                      REDEMPTION
      YEAR                                                              PRICE
      ----                                                            ----------
      1999...........................................................  106.750%
      2000...........................................................  104.500%
      2001...........................................................  102.250%
      2002 and thereafter............................................  100.000%

  Notwithstanding the foregoing, until June 1, 1999, upon one or more Public Equity Offerings or issuances of Qualified Capital Stock to Strategic Investors, all of the outstanding Notes may be redeemed at the option of Holdings within 120 days of such Public Equity Offering or issuance to Strategic Investors with the Net Cash Proceeds thereof at 113.50% of Accreted Value, together with Liquidated Damages, if any, to the date of redemption.

  In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

  The Notes will not have the benefit of any sinking fund.

  Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrete on the Notes called for redemption, unless Holdings defaults in the payment thereof.

CERTAIN COVENANTS

  The Indenture contains, among others, the following covenants:

 Repurchase of Notes at the Option of the Holder Upon a Change of Control

  The Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an offer by Holdings (the "Change of Control Offer"), to require Holdings to repurchase all or any part of such Holder's Notes (provided, however, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 90 days after the occurrence of such Change of Control, at a cash price (the "Change of Control Purchase Price") equal to 101% of the Accreted Value thereof at the Change of Control Purchase Date. The Change of Control Offer shall be made within 30 days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, Holdings shall purchase all Notes or portions thereof properly tendered in response to the Change of Control Offer. If required by applicable law, the Change of Control Purchase Date and the Change of Control Offer Period may be extended as so required; however, if so extended, it shall nevertheless constitute an Event of Default if the Change of Control Purchase Date does not occur within 90 days of the Change of Control (or within 120 days of the Change of Control, if during any such extension beyond 90 days following the Change of Control, Holdings is diligently pursuing all commercially reasonable steps to consummate the Change of Control Offer as promptly as practicable).

  As used herein, a "Change of Control" means (i) the Investor Group is no longer the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of Holdings and (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more of the total voting power in the aggregate outstanding normally entitled to vote in elections of directors of Holdings than is owned collectively by Brentwood and James A. Husband.

  On or before the Change of Control Purchase Date, Holdings will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent Cash sufficient to pay the Change of Control Purchase Price of all Notes or portions thereof so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by Holdings. The Paying Agent will promptly mail to the Holders of Notes so accepted payment in an amount equal to the Change of Control Purchase Price and the Trustee will promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered by Holdings to the Holder thereof. Holdings will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

  Holdings' ability to repurchase Notes upon a Change of Control may be limited by, among other factors, the financial resources of Holdings at the time of repurchase. See "Risk Factors--Limitations on Repurchase of Notes." If a Change of Control occurs at a time when Holdings is prohibited from purchasing the Notes, Holdings could seek the consent of its lender(s) and the Company's lenders, as the case may be, to such purchase or could attempt to refinance the borrowings that contain such prohibition. If Holdings does not obtain such a consent or repay such borrowings, Holdings would remain prohibited from purchasing Notes. In such case, Holdings' failure to purchase tendered Notes would constitute an Event of Default under the Indenture.

  Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws.

 Limitation on Restricted Payments

  The Indenture provides that Holdings will not, and (subject to the last sentence of this paragraph) will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment if, immediately prior thereto or after giving effect to such Restricted Payment on a pro forma basis, (1) a Default or an Event of Default shall have occurred and be continuing, (2) Holdings is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (3) the aggregate amount of all Restricted Payments made by Holdings and its Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after the Issue Date, would exceed the sum of (a) the amount determined by subtracting (i) 2.0 times the aggregate Consolidated Fixed Charges of Holdings and its Consolidated Subsidiaries for the period (taken as one accounting period), commencing on the first day of the first full fiscal quarter commencing after the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (the "Computation Period") from
(ii) Consolidated EBITDA of Holdings and its Consolidated Subsidiaries for the Computation Period, plus (b) 100% of the aggregate Net Cash Proceeds received by Holdings from the sale of its Qualified Capital Stock (other than (i) to a Subsidiary or Unrestricted Subsidiary of Holdings and (ii) to the extent applied in connection with a Qualified Exchange, but including the Net Cash Proceeds received by Holdings upon the exercise, exchange or conversion of securities into Qualified Capital Stock other than in connection with a Qualified Exchange) after the Issue Date and on or prior to the date of such Restricted Payment. The full amount of any Restricted Payment made pursuant to the immediately following paragraph (other than clause (x) or (y) thereof), however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the immediately preceding sentence. Notwithstanding the foregoing, the Company and its Subsidiaries will be permitted to make any Restricted Payment not prohibited by the indenture governing the Senior Notes, as in effect on the Issue Date, so long as any Senior Notes remain outstanding.

  In addition, the provisions in the immediately preceding paragraph will not prohibit (t) amounts due in respect of Capital Stock of Holdings required to be repurchased upon the exercise of "put" rights held prior to the Issue Date by lenders under the Old Credit Facility, (u) Investments by the Company or its Subsidiaries in Unrestricted Subsidiaries in an aggregate amount not to exceed the sum of (i) $5.0 million and (ii) to the extent not otherwise applied to a Restricted Payment, 100% of the aggregate Net Cash Proceeds received by Holdings or the Company from the sale of its Qualified Capital Stock after the Issue Date (other than (i) to a Subsidiary or Unrestricted Subsidiary of Holdings and (ii) to the extent applied in connection with a Qualified Exchange, but including the Net Cash Proceeds received by the Company upon the exercise, exchange or conversion of securities into Qualified Capital Stock other than in connection with a Qualified Exchange), (x) repurchases of Capital Stock from employees, officers and directors of Holdings or its Subsidiaries upon the death, disability or termination of employment in an aggregate amount to all employees not to exceed $300,000 per year or $2.1 million in the aggregate on and after the Issue Date, (v) payments by Ocean Vista Land Company of dividends on its preferred stock outstanding prior to the Issue Date, in accordance with the terms thereof, (w) Investments in non-wholly owned Subsidiaries of the Company not to exceed $5.0 million in the aggregate, (x) payments of up to $1.25 million in the aggregate to repurchase Capital Stock of Subsidiaries of the Company held by minority stockholders outstanding prior to the Issue Date and not beneficially owned by the Company or any of its Affiliates, (y) a Qualified Exchange, or (z) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions. Notwithstanding any other provision hereof, the foregoing clauses (u), (x) and (z) will not be deemed to permit the respective Restricted Payments otherwise contemplated to be made pursuant thereto if, immediately prior thereto or after giving effect to such Restricted Payment on a pro forma basis, a Default or Event of Default shall have occurred or be continuing.

 Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

  The Indenture provides that Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any Subsidiary of Holdings to pay dividends or make other distributions to, or to pay any obligation to, or otherwise to transfer assets or property to, or make or pay loans or advances to, Holdings or any Subsidiary of Holdings, except (a) restrictions imposed by the Notes or the Indenture, (b) customary provisions restricting subletting or assignment of any lease (including a Capitalized Lease Obligation), (c) restrictions imposed by applicable law, (d) existing restrictions under Indebtedness outstanding, (e) restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or under any agreement relating to any property, asset, or business acquired by Holdings or any of its Subsidiaries, which restrictions existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any person, other than the person acquired, or to any property, asset or business, other than the property, assets and business so acquired,
(f) restrictions with respect solely to a Subsidiary of Holdings imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, provided, such restrictions apply solely to the Capital Stock or assets of such Subsidiary, (g) restrictions pursuant to the New Credit Facility, the Senior Notes, the Senior Note Indenture or Indebtedness, other than Subordinated Indebtedness, incurred in compliance with clause (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" (including refinancings permitted to be incurred under clause
(d) thereof), (h) Liens specified under "Permitted Liens" other than clauses
(b), (c) and (e) thereof, and (i) in connection with and pursuant to permitted Refinancings, replacements of restrictions that are not more restrictive than those being replaced and do not apply to any other person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced.

 Limitations on Liens

  The Indenture provides that Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, suffer to exist or become effective any Lien upon any of its property or assets, whether now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien, provided, however, that Permitted Liens may be created or incurred or may exist or become effective without any requirement that all payments under the Indenture and the Notes be equally and ratably secured.

 Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock

  The Indenture provides that, except as set forth below in this covenant, Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), extend the maturity of, or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness or any Disqualified Capital Stock from and after the Issue Date. Notwithstanding the foregoing:

    (a) if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness or Disqualified Capital Stock and (ii) on the date of such incurrence (the "Incurrence Date"), the Consolidated Cash Flow Ratio of Holdings for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Consolidated Cash Flow Ratio, the use of proceeds thereof, would be no greater than 6 to l for Incurrence Dates prior to June 1, 1998 and no greater than 5 to 1 thereafter (the "Debt Incurrence Ratio"), then Holdings and its Subsidiaries may incur such Indebtedness or Disqualified Capital Stock;

    (b) Holdings may incur Indebtedness evidenced by the Notes and represented by the Indenture up to the amounts specified therein as of the Issue Date, together with any accretion thereon;

    (c) Holdings' Subsidiaries may incur Indebtedness evidenced by the Senior Notes and the guarantees in respect thereof represented by the Senior Note Indenture up to the amounts specified therein as of the Issue Date;

    (d) Holdings and its Subsidiaries may incur Refinancing Indebtedness with respect to any Indebtedness or Disqualified Capital Stock, as applicable, described in clauses (a), (b) or (c) of this covenant or which is outstanding on the Issue Date after giving effect to the implementation of the New Credit Facility;

    (e) the Company and its Subsidiaries may incur Permitted Indebtedness;

    (f) Holdings and its Subsidiaries may incur Indebtedness pursuant to the New Credit Facility on or after the Issue Date up to an aggregate amount outstanding (including any Indebtedness issued to Refinance, refund or replace such Indebtedness) at any time of $50.0 million, plus accrued interest, fees incurred in connection with the New Credit Facility and such additional amounts as may be deemed to be outstanding in the form of Interest Swap and Hedging Obligations with lenders party to the New Credit Facility, reduced by the amount of any such Indebtedness permanently retired with Net Cash Proceeds from any Asset Sale (other than a sale of Assets to Be Disposed of) or assumed by a transferee in an Asset Sale; and

    (g) the Company and its Subsidiaries may incur Indebtedness on or after the Issue Date up to an aggregate amount outstanding (including any Indebtedness issued to Refinance, refund or replace such Indebtedness) at any time of $7.5 million.

  Notwithstanding the foregoing, (i) the Company and its Subsidiaries will be permitted to incur any Indebtedness to the extent such incurrence is not prohibited by the indenture governing the Senior Notes (the "Senior Note Indenture"), as in effect on the Issue Date, so long as any Senior Notes remain outstanding, (ii) Holdings may not incur any Indebtedness having a scheduled principal, interest or other payment due in cash or Cash Equivalents on or prior to the Stated Maturity, other than pursuant to its guarantee of the New Credit Facility and (iii) Holdings may incur Indebtedness to the extent such incurrence would not be prohibited if incurred by the Company and its Subsidiaries under the Senior Note Indenture, so long as any Senior Notes remain outstanding (for the purposes of this clause (iii) any debt incurred pursuant to this clause shall be deemed to have been incurred under the Senior
Note Indenture only for the purposes of determining whether any additional Indebtedness may be incurred under the Senior Note Indenture).

 Limitation on Sale of Assets and Subsidiary Stock

  The Indenture provides that Holdings will not, and will not permit any of its Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets, including by merger or consolidation and including upon any sale or other transfer or issuance of any Capital Stock of any Subsidiary of Holdings or any sale and leaseback transaction, whether by Holdings or a Subsidiary or through the issuance, sale or transfer of Capital Stock by a Subsidiary of Holdings (an "Asset Sale"), unless (l)(a) within 405 days after the date of such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are applied to the optional redemption of the Notes in accordance with the terms of the Indenture or to the repurchase of the Notes pursuant to an irrevocable, unconditional offer by Holdings (the "Asset Sale Offer") to repurchase Notes at a purchase price (the "Asset Sale Offer Price") of 100% of the Accreted Value thereof to the date of payment plus Liquidated Damages, if any, made within 360 days of such Asset Sale or (b) within 360 days of such Asset Sale, the Asset Sale Offer Amount is (i) invested (or committed, pursuant to a binding commitment subject only to reasonable, customary closing conditions, to be invested, and in fact is so invested, within an additional 90 days) in fixed assets and real property which in the good faith judgment of the Board constitute or are a part of a Related Business of Holdings, or in 100% of the issued and outstanding Capital Stock of a person the assets of which are principally comprised of such fixed assets and real property, or (ii) used to redeem or repurchase Senior Notes or other Indebtedness of the Company and its Subsidiaries (but not of Holdings) or to retire Indebtedness outstanding under the New Credit Facility, except with respect to the use of proceeds from the sale of Assets to Be Disposed of, and to permanently reduce the amount of such Indebtedness permitted to be incurred in compliance with paragraph (f) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so reduced by such amount), (2) with respect to any transaction or related series of transactions of securities, property or assets with an aggregate fair market value in excess of $1.0 million, at least 85% of the consideration for such Asset Sale (excluding the amount of (A) any Indebtedness (other than Notes) that is required to be repaid or assumed (and is either repaid or assumed by the transferee of the related assets) by virtue of such Asset Sale and which is secured by a Lien on the property or assets sold and (B) property received by Holdings or any such Subsidiary from the transferee that within 30 days of such Asset Sale is converted into Cash or Cash Equivalents) consists of Cash or Cash Equivalents,
(3) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale, and (4) the Board of Directors of Holdings determines in good faith that Holdings or such Subsidiary, as applicable, receives fair market value for such Asset Sale. The Indenture will provide that an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in (1)(b) above (or committed for use as permitted thereunder) exceeds $10.0 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, Holdings shall apply the Asset Sale Offer Amount, to the purchase of all Notes properly tendered (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Notes so tendered) at the Asset Sale Offer Price. If required by applicable law, the Asset Sale Offer Period may be extended as so required; however, if so extended it shall nevertheless constitute an Event of Default if within 90 days of its commencement the Asset Sale Offer is not consummated or the properly tendered Notes are not purchased pursuant thereto (or within 120 days of the commencement of the Asset Sale Offer if, during any such extension beyond 90 days following the commencement, Holdings is diligently pursuing all commercially reasonable steps to consummate the Asset Sale Offer or to purchase properly tendered Notes pursuant thereto as promptly as practicable).

  Notwithstanding clause (1)(a) above, if an Asset Sale Offer is commenced and securities of Holdings ranking pari passu in right of payment with the Notes are outstanding at the date of commencement thereof, the terms of which provide that a substantially similar offer must be made with respect thereto, then the Asset Sale Offer shall be made concurrently with such other offer, and securities of each issue which the holders of securities of such issue elect to have purchased will be accepted pro rata in proportion to the aggregate principal amount thereof; provided, that in so repurchasing such other securities Holdings is in compliance with the provisions of "Limitation on Restricted Payments." In addition, notwithstanding the foregoing provisions of the prior paragraph:

    (i) Holdings and its Subsidiaries may (A) convey, sell, lease, transfer, assign or otherwise dispose of assets in the ordinary course of business or
  (B) exchange assets for assets in a Related Business, provided, however, in the case of this clause (B) that (1) Holdings, prior to the consummation of any such proposed exchange or series of related exchanges having a fair market value in excess of $2.5 million, obtains a written favorable opinion as to the fairness of such transaction to Holdings from a financial point of view from an independent investment banking firm of national reputation,
  (2) no Default or an Event of Default shall have occurred and be continuing and (3) after giving effect to such proposed exchange on a pro forma basis, either (x) the Company is permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or (y) the Company's Debt Incurrence Ratio is no greater than it was immediately prior to such proposed exchange;

    (ii) Holdings and its Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the limitation on mergers, sales or consolidations provisions in the Indenture;

    (iii) Holdings and its Subsidiaries may (A) sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of Holdings or such Subsidiary, as applicable, or (B) abandon such property if it cannot, through reasonable efforts, be sold; and

    (iv) Holdings and its Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets to Holdings or any of its wholly owned Subsidiaries.

  Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws.

 Limitation on Transactions with Affiliates

  The Indenture provides that neither Holdings nor any of its Subsidiaries or Unrestricted Subsidiaries will be permitted after the Issue Date to enter into any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions unless (1) the terms of such Affiliate Transaction are fair and reasonable to Holdings, such Subsidiary or such Unrestricted Subsidiary, as the case may be, and no less favorable to Holdings, such Subsidiary or such Unrestricted Subsidiary, as the case may be, than could have been obtained in comparable arm's length transaction with a non-Affiliate, (2) involving consideration to either party in excess of $1 million, unless such transaction is evidenced by an Officers' Certificate addressed and delivered to the Trustee stating that the terms of such Affiliate Transaction are fair and reasonable to Holdings, such Subsidiary or such Unrestricted Subsidiary, as the case may be, and no less favorable to Holdings, such Subsidiary or such Unrestricted Subsidiary, as the case may be, than could have been obtained in comparable arm's length transaction with a non-Affiliate, and (3) involving consideration to either party in excess of $5.0 million, unless Holdings, prior to the consummation thereof, obtains a written favorable opinion as to the fairness of such transaction to Holdings from a financial point of view from an independent investment banking firm of national reputation. The foregoing restriction will not apply to (1) pro rata dividends or distributions paid in cash on any class of Capital Stock and not prohibited under "Limitation on Restricted Payments,"
(2) indemnification payments on behalf of directors, officers or employees of Holdings or its Subsidiaries made or incurred by such persons in such capacities, (3) payments made in accordance with the Brentwood Agreement as in effect on the Issue Date, so long as no Event of Default shall have occurred and be continuing, (4) repurchases of Capital Stock not prohibited under clause (x) of the "Limitation on Restricted Payments" covenant and (5) transactions between the Company and any Wholly Owned Subsidiary of the Company or between Wholly Owned Subsidiaries of the Company.

 Limitation on Lines of Business

  Neither Holdings nor any of its Subsidiaries or Unrestricted Subsidiaries will directly or indirectly engage to any substantial extent in any line or lines of business activity other than a Related Business.

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

 Limitation on Merger, Sale or Consolidation

  The Indenture provides that Holdings will not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless (i) either (a) Holdings is the continuing entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of Holdings in connection with the Notes and the Indenture; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction; and (iii) other than in the case of a transaction solely between Holdings and any wholly owned Subsidiary, immediately after giving effect to such transaction on a pro forma basis, the consolidated surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

  Upon any consolidation or merger or any transfer of all or substantially all of the assets in accordance with the foregoing, the successor corporation formed by such consolidation or into which Holdings is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, Holdings under the Indenture with the same effect as if such successor corporation had been named therein as such, and Holdings shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

 Restriction on Sale and Issuance of Subsidiary Stock

  The Indenture provides that from and after the Issue Date, Holdings and will not sell, and will not permit any of its Subsidiaries to issue or sell, any shares of Capital Stock of any Subsidiary of Holdings to any person other than Holdings or a wholly owned Subsidiary of Holdings. The Indenture provides that all of the Capital Stock of a Subsidiary of Holdings may be sold if such Asset Sale complies with the covenant "Limitation on Sale of Assets and Subsidiary Stock."

 Limitation on Status as Investment Company

  The Indenture prohibits Holdings and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

REPORTS

  The Indenture provides that whether or not Holdings is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holdings shall deliver to the Trustee, to each Holder and to prospective purchasers of Notes identified to Holdings by an Initial Purchaser, within 15 days after it is or would have been required to file such with the Commission, (i) annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if Holdings were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by Holdings' certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required; and (ii) all reports that would be required to be filed with the Commission on Form 8-K. In addition, the Company has agreed that, whether or not required by the rules and regulations of the Commission, Holdings will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request for so long as any Notes remain outstanding. However, the Commission does not generally accept for filing any Exchange Act reports submitted by registrants that are not subject to the reporting requirements of that Act. Furthermore, Holdings has agreed that, for so long as any Notes on Shares remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture defines an Event of Default as (i) the failure by Holdings to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, or otherwise,
(ii) the making by Holdings or any of its Subsidiaries of a Restricted Payment not permitted by the Indenture, (iii) the failure by Holdings to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 60 days after written notice is given to Holdings by the Trustee or to Holdings and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, (iv) certain events of bankruptcy, insolvency or reorganization in respect of Holdings or any of its Significant Subsidiaries, (v) a default in any Indebtedness of Holdings or any of its Subsidiaries with an aggregate principal amount in excess of $5.0 million (a) resulting from the failure to pay principal at maturity or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity and (vi) final unsatisfied judgments not covered by insurance aggregating in excess of $5.0 million, at any one time rendered against Holdings or any of its Subsidiaries and not stayed, bonded or discharged within 90 days. The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such default.

  If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv) above, relating to Holdings or any Significant Subsidiary), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to Holdings (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, to be due and payable immediately. In the event a declaration of acceleration resulting from an Event of Default described in clause (v) above has occurred and is continuing, such declaration of acceleration shall be automatically annulled if such default is cured or waived or the holders of the Indebtedness which is the subject of such default have rescinded their declaration of acceleration in respect of such Indebtedness within 60 days thereof and the Trustee has received written notice of such cure, waiver or rescission and no other Event of Default described in clause (v) above has occurred that has not been cured or waived within 60 days of the declaration of such acceleration in respect of such Indebtedness. If an Event of Default specified in clause (iv), above, relating to Holdings or any Significant Subsidiary occurs, all principal will be immediately due and payable on all outstanding Notes and Liquidated Damages, if any, without any declaration or other act on the part of the Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of and premium, if any, on the Notes which have become due solely by such acceleration, have been cured or waived.

  Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default in the payment of principal of any Note not yet cured, or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Indenture provides that Holdings may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that

Holdings shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding Notes, except as to (i) rights of Holders to receive payments in respect of the principal of and premium, if any, on such Notes when such payments are due from the trust funds; (ii) Holdings' obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and Holdings' obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, Holdings may, at its option and at any time, elect to have the obligations of Holdings released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) Holdings must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, U.S. legal tender, non-callable government securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of and premium, if any, on such Notes, and the holders of Notes must have a valid, perfected, exclusive security interest in such trust; (ii) in the case of the Legal Defeasance, Holdings shall have delivered to the Trustee a written opinion of counsel in the United States reasonably acceptable to Trustee confirming that (A) Holdings has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, Holdings shall have delivered to the Trustee a written opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the holders of such Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries is bound; (vi) Holdings shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by Holdings with the intent of preferring the holders of such Notes over any other creditors of Holdings or with the intent of defeating, hindering, delaying or defrauding any other creditors of Holdings or others; and (vii) Holdings shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

  If the funds deposited with the Trustee to effect Legal Defeasance or Covenant Defeasance are insufficient to pay the principal of and premium, if any, on the Notes when due, then the obligations of Holdings under the Indenture will be revived, and no such defeasance will be deemed to have occurred.

AMENDMENTS AND SUPPLEMENTS

  The Indenture contains provisions permitting Holdings and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, Holdings and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided, that no such modification may, without the consent of each Holder affected thereby:
(i) change the Stated Maturity of or the Change of Control Purchase Date or the Asset Sale Offer Period on any Note, or reduce the principal amount thereof (or extend the time for payment) or the accretion rate specified under "Accreted Value" or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or reduce the Change of Control Purchase Price or the Asset Sale Offer Price or alter the redemption provisions or the provisions of the "Repurchase of Notes at the Option of the Holder Upon a Change of Control" covenant in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or
(iii) change the ranking of the Notes to anything other than pari passu in right of payment to all unsubordinated Indebtedness of Holdings or (iv) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

NO PERSONAL LIABILITY OF PARTNERS, STOCKHOLDERS, OFFICERS, DIRECTORS

  The Indenture provides that no individual who serves as a direct or indirect stockholder, partner, employee, officer or director, as such, past, present or future of Holdings or any successor entity shall have any personal liability in respect of the obligations of Holdings under the Indenture or the Notes by reason of his or its status as such stockholder, partner, employee, officer or director.

GOVERNING LAW

  The Indenture and the Notes are governed by the laws of the State of New
York.

CERTAIN DEFINITIONS

  "Accreted Value" means, as of any date of determination, the sum of (a) the initial offering price of each Note and (b) the portion of the excess of the principal amount of each Note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate of 13 1/2% per annum of the initial offering price of the Notes, compounded semi-annually on each June 1 and December 1 from the date of issuance of the Notes through the date of determination.

  "Acquired Indebtedness" means Indebtedness of any person existing at the time such person becomes a subsidiary of such person or is merged or consolidated into or with such person or one of its subsidiaries, and not incurred in connection with or in anticipation of, such merger or consolidation or of such person becoming a subsidiary of such person.

  "Acquisition" means the purchase or other acquisition of any person or substantially all the assets of any person by any other person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

  "Affiliate" means (i) any person directly or indirectly controlling or controlled by or under direct or indirect common control with Holdings or any of its Subsidiaries (ii) any spouse, immediate family member, or other relative who has the same principal residence of any person described in clause (i) above, and (iii) any trust in which any person described in clause
(i) or (ii) above has a beneficial interest. For purposes of this definition, the term "control" means the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, provided, that a beneficial owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control. Notwithstanding the foregoing, the term Affiliate shall not include with respect to Holdings wholly owned Subsidiaries of Holdings.

  "Assets to Be Disposed of" means assets identified in an Officers' Certificate at the time of an Acquisition as assets Holdings or the acquiring Subsidiary intends to dispose of within 180 days of such Acquisition.

  "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of (a) the product of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.

  "beneficial owner" for purposes of the definition of Change of Control, has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or (unless not within the control of such person) upon the occurrence of certain events.

  "Brentwood" means Brentwood Golf Partners, L.P. and/or any of its Affiliates.

  "Brentwood Agreement" means the Corporate Development and Administrative Services Agreement dated September 29, 1992 between the Company and Brentwood Buyout Partners, L.P, as amended as of the Issue Date.

  "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

  "Capital Stock" means, with respect to any person, any capital stock of such person and shares, interests, participations or other ownership interests (however designated) of any person and any rights (other than debt securities convertible into corporate stock), warrants and options to purchase any of the foregoing, including (without limitation) each class of common stock and preferred stock of such person if such person is a corporation and each general and limited partnership interest of such person if such person is a partnership.

  "Capitalized Lease Obligation" means rental obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

  "Cash Equivalent" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition and (iii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

  "Consolidated Cash Flow Ratio" of any person on any date of determination (the "Transaction Date") means the ratio, on a pro forma basis, of (a) the aggregate amount of consolidated Indebtedness of such person on the Transaction Date to (b) the aggregate amount of Consolidated EBITDA of such person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) during the Reference Period; provided, however, that for purposes of such calculation, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Consolidated Cash Flow Ratio shall be assumed to have occurred on the first day of the Reference Period and (iii) the incurrence of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of such Reference Period.

  "Consolidated EBITDA" means, with respect to any person, for any period, the Consolidated Net Income of such person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of (i) consolidated income tax expense,
(ii) consolidated depreciation and amortization expense (including any accelerations thereof) and (iii) Consolidated Fixed Charges.

  "Consolidated Fixed Charges" of any person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such person and its Consolidated Subsidiaries during such period, including
(i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, (b) one-third of rental expense for such period attributable to operating leases of such person and its Consolidated Subsidiaries, and (c) the amount of dividends accrued or payable by such person or any of its Consolidated Subsidiaries in respect of Disqualified Capital Stock (other than by Subsidiaries of such person to such person or such person's wholly owned Subsidiaries). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Holdings to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guarantee by such person or a Subsidiary of such person of an obligation of another person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

  "Consolidated Net Income" means, with respect to any person for any period, the net income (or loss) of such person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) all gains (but not losses) which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including without limitation any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any Capital Stock), (b) the net income, if positive, of any person, other than a wholly owned Consolidated Subsidiary, in which such person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such person or a wholly owned Consolidated Subsidiary of such person during such period, but in any case not in excess of such person's pro rata share of such person's net income for such period, (c) the net income or loss of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (d) the net income, if positive, of any of such person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary.

  "Consolidated Subsidiary" means, for any person, each Subsidiary of such person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated for financial statement reporting purposes with the financial statements of such person in accordance with GAAP.

  "Consolidated Tangible Net Worth" of any person at any date means the total assets of such person and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such person prepared in accordance with GAAP, less (a) the total liabilities appearing on such balance sheet, and (b) intangible assets. For purposes hereof, "intangible assets" means the value (net of any applicable reserves), as shown on or reflected in such balance sheet, of: (i) all trade names, trademarks, licenses, patents, copyrights and goodwill; (ii) organizational and development costs; and (iii) unamortized debt discount and expense, less unamortized premium.

  "Disqualified Capital Stock" means (a) except as set forth in (b), with respect to any person, Capital Stock of such person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes and (b) with respect to any Subsidiary of such person (including with respect to any Subsidiary of Holdings), any Capital Stock other than any common stock with no special rights and no preference, privileges, or redemption or repayment provisions.

  "Existing Assets" means assets of Holdings and its Subsidiaries existing at the Issue Date (other than cash, Cash Equivalents or inventory held for resale in the ordinary course of business) and including proceeds of any sale of such assets and assets acquired in whole or in part with proceeds from the sale from any such assets.

  "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession as in effect on the Issue Date.

  "Indebtedness" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of any such person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 90 days past their original due date, or for which adequate reserves have been established while such amounts are being contested in good faith) those incurred in the ordinary course of its business that would ordinarily constitute a trade payable to trade creditors, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) in respect of Capitalized Lease Obligations, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (b) all net obligations of such person under Interest Swap and Hedging Obligations; (c) all liabilities of others of the kind described in the preceding clauses (a) and (b) that such person has guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire any Capital Stock; (d) all obligations secured by a Lien to which the property or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of such person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such person's legal liability, provided, that the amount of such obligations shall be limited to the lesser of the fair market value of the assets or property to which such Lien attaches and the amount of the obligation so secured; and (e) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a),
(b), (c) or (d), or this clause (e), whether or not between or among the same parties.

  "Interest Swap and Hedging Obligation" means any obligation of any person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount.

  "Investment" by any person in any other person means (without duplication)
(a) the acquisition by such person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other person or any agreement to make any such acquisition; (b) the making by such person of any deposit with, or advance, loan or other extension of credit to, such other person (including the purchase of property from another person subject to an understanding or agreement, contingent or otherwise, to resell such property from another person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable or deposits arising in the ordinary course of business); (c) the entering into by such person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other person; (d) the making of any capital contribution by such person to such other person; and (e) the designation by the Board of Directors of Holdings of any person to be an Unrestricted Subsidiary. Holdings shall be deemed to make an "Investment" in an amount equal to the fair market value of the net assets of any person (or, if neither Holdings nor any of its Subsidiaries has theretofore made an Investment in such person, in an amount equal to the Investments being made), at the time that such person is designated an Unrestricted Subsidiary or, if such designation is made pursuant to clause (i)(c) of the definition of Unrestricted Subsidiary, in an amount equal to the sum of the Investments being made and the consideration paid by Holdings and its Subsidiaries to effect such Acquisition (excluding, for this purpose only, Qualified Capital Stock of Holdings issued in connection therewith). Any property transferred to an Unrestricted Subsidiary from Holdings or any of its Subsidiaries shall be deemed an "Investment" valued at its fair market value at the time of such transfer.

  "Investor Group" means any one or more of the stockholders of Holdings immediately prior to the Issue Date and any one or more Affiliates of such persons.

  "Issue Date" means the date of first issuance of the Notes under the Indenture.

  "Net Cash Proceeds" means the aggregate amount of Cash or Cash Equivalents received by Holdings in the case of a sale of Qualified Capital Stock and by the Company and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of Holdings that were issued for cash on or after the Issue Date, the amount of cash originally received by Holdings upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and (in the case of Asset Sales, reasonable and customary), expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by Holdings or any of its respective Subsidiaries in the current or next succeeding taxable year of sale in connection with such Asset Sale.

  "New Credit Facility" means the credit agreement dated as of June 4, 1996 by and among Holdings, the Company and Bank of America NT & SA, individually and as agent, and certain financial institutions, providing for (A) an aggregate $45.0 million reducing revolving loan facility, and (B) an aggregate $5.0 million working capital revolving credit facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "New Credit Facility" shall include agreements in respect of Interest Swap and Hedging Obligations with lenders party to the New Credit Facility and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to the New Credit Facility and all refundings, refinancings and replacements of the New Credit Facility, including any agreement (i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of Holdings and its Subsidiaries and their respective successors and assigns, or (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided, however, that on the date such Indebtedness is incurred it would not be prohibited by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

  "Non-recourse Purchase Money Indebtedness" means Indebtedness of Holdings or its Subsidiaries to the extent that (i) under the terms thereof or pursuant to law, no personal recourse may be had against Holdings or its Subsidiaries for the payment of the principal of or interest or premium on such Indebtedness (or such portion), and enforcement of obligations on such Indebtedness (or such portion) (except with respect to fraud, willful misconduct, misrepresentation, misapplication of funds, reckless damage to assets and undertakings with respect to environmental matters or construction defects) is limited only to recourse against interests in specified assets and property (the "Subject Assets"), accounts and proceeds arising therefrom, and rights under purchase agreements or other agreements with respect to such Subject Assets; (ii) such Indebtedness is incurred in connection with the acquisition of such Subject Asset for the business of Holdings or such Subsidiaries, including Indebtedness assumed which Indebtedness existed at the time of the acquisition of such Subject Asset; (iii) such Indebtedness was incurred at the time of such acquisition of such Subject Asset; and (iv) no proceeds from the sale of Existing Assets were used to acquire such Subject Asset.

  "Permitted Indebtedness" means any of the following:

    (a) Holdings' Subsidiaries may incur Indebtedness in respect of Capitalized Lease Obligations and Non-recourse Purchase Money Indebtedness in the ordinary course of business, in amounts and for the purposes customary in the Company's industry; provided, however, that the aggregate principal amount outstanding of such Indebtedness (including any Indebtedness issued to Refinance, refund or replace such Indebtedness) shall at no time exceed $10.0 million;

    (b) Holdings may incur Indebtedness to any wholly owned Subsidiary, and any Subsidiary of Holdings may incur Indebtedness to any wholly owned Subsidiary of Holdings or to Holdings; provided, that any such obligations of Holdings shall be subordinated in all respects to Holdings' obligations pursuant to the Indenture and the Notes; and

    (c) Indebtedness outstanding on the Issue Date after giving effect to the New Credit Facility.

  "Permitted Liens" means any of the following:

    (a) Liens existing on the Issue Date (including Liens in favor of the Trustee arising under the Indenture and Liens securing Indebtedness permitted to be incurred pursuant to the New Credit Facility in compliance with paragraph (f) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock"), after giving effect to the implementation of the New Credit Facility, and any extension, renewal, replacement or refinancing, in whole or in part, of any such Lien so long as (1) the amount of security is not increased thereby, (2) the aggregate amount secured by such Lien after such extension, renewal, replacement or refinancing does not exceed (after deduction of reasonable and customary fees and expenses incurred in connection therewith) the aggregate amount secured thereby prior thereto and (3) the Indebtedness secured by such Lien, if any, is permitted under the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock";

    (b) Liens for taxes, assessments or other governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings by a person if adequate reserves or other appropriate provisions with respect thereto are maintained on the books of such person to the extent required in accordance with GAAP;

    (c) statutory Liens of carriers, warehousemen, mechanics, landlords, materialmen, repairmen or other like Liens arising by operation of law and Liens on deposits made to obtain the release of such Liens if (i) the underlying obligations are not overdue for a period of more than 60 days or
  (ii) such Liens are being contested in good faith and by appropriate proceedings by such person and adequate reserves with respect thereto are maintained on the books of such person in accordance with GAAP;

    (d) Liens securing the performance of bids, trade contracts (other than in connection with any borrowing of money or any commitment to loan any money or to extend any credit), leases, statutory obligations, surety and appeal bonds and other obligations of a like nature, and pledges or deposits in connection with workers' compensation, unemployment insurance and other types of social security legislation, in each case made or incurred in the ordinary course of business consistent with industry practices;

    (e) easements, rights-of-ways, zoning and similar restrictions and other similar encumbrances or title defects which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto (as such property is used by such person) or interfere with the ordinary conduct of the business of such person; provided, that any such Liens are not incurred for the benefit of any borrowing of money or any commitment to loan any money or to extend any credit;

    (f) Liens arising by operation of law in connection with judgments to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

    (g) Liens securing Non-recourse Purchase Money Indebtedness permitted to be incurred under the Indenture, provided, that each such Lien relates only to the property which is subject to such Non-recourse Purchase Money Indebtedness;

    (h) any customary retention of title by the lessor under a Capitalized Lease Obligation incurred in compliance with the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock";

    (i) Liens that secure Acquired Indebtedness, provided, in each case, that such Liens do not secure any other property or assets and were not put in place in connection with or in anticipation of such acquisition, merger or consolidation, and any extension, renewal, replacement or refinancing, in whole or in part, of any such Lien so long as (1) the amount of security is not increased thereby, (2) the aggregate amount secured by such Lien after such extension, renewal, replacement or refinancing does not exceed (after deduction of reasonable and customary fees and expenses incurred in connection therewith) the aggregate amount secured thereby prior thereto and (3) the Indebtedness secured by such Lien, if any, is permitted under the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;"

    (j) Liens that secure Indebtedness incurred pursuant to clause (a) of the "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" covenant, provided that (i) after giving effect on a pro-forma basis to such Incurrence and the use of proceeds thereof, the Debt Incurrence Ratio is no greater than 5 to 1 and (ii) that the aggregate amount secured by any such Lien does not exceed the aggregate amount of such Indebtedness; and

    (k) Liens that secure Indebtedness incurred under the New Credit Facility either (i) pursuant to clause (e) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" and/or (ii) pursuant to clause (a) of the "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" covenant, provided that after giving effect on a pro forma basis to such Incurrence and the use of proceeds thereof, the Debt Incurrence Ratio is no greater than 5 to 1.

  "Public Equity Offering" means an underwritten offering of common stock of Holdings pursuant to an effective registration statement under the Securities Act after which the common stock of Holdings is listed on a national securities exchange or quoted on the Nasdaq National Market.

  "Qualified Capital Stock" means any Capital Stock of Holdings that is not Disqualified Capital Stock.

  "Qualified Exchange" means any defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Indebtedness of Holdings issued on or after the Issue Date with the Net Cash Proceeds received by Holdings from the substantially concurrent sale of Qualified Capital Stock.

  "Reference Period" with regard to any person means the four full fiscal quarters (or such lesser period during which such person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture; provided, however, that the Consolidated Fixed Charges of such person, to the extent such person has been in existence for a shorter period than four full fiscal quarters, shall be computed on an annualized basis.

  "Refinancing Indebtedness" means Indebtedness or Disqualified Capital Stock
(a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or
(b) constituting an amendment,
modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and (ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided, however, that
(A) such Refinancing Indebtedness of any Subsidiary of Holdings shall only be used to Refinance outstanding Indebtedness or Disqualified Capital Stock of such Subsidiary, (B) Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated, if applicable, to the rights of Holders of the Notes than was the Indebtedness or Disqualified Capital Stock to be refinanced and (C) such Refinancing Indebtedness shall have no installment of principal (or redemption payment) scheduled to come due earlier than the scheduled maturity of any installment of principal of the Indebtedness or Disqualified Capital Stock to be so refinanced which was scheduled to come due prior to the Stated Maturity.

  "Related Business" means the business conducted by Holdings and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of Holdings are materially related businesses.

  "Restricted Investment" means, in one or a series of related transactions, any Investment, other than (a) in Cash Equivalents, (b) intercompany notes to the extent permitted under "Permitted Indebtedness," (c) Investments in existence on the Issue Date and (d) Investments in wholly owned Subsidiaries (including Investments as a direct result of which the surviving entity is or becomes Holdings or a direct wholly owned Subsidiary of Holdings).

  "Restricted Payment" means, with respect to any person, (a) the declaration or payment of any dividend or other distribution in respect of Capital Stock of such person or any Subsidiary of such person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Capital Stock of such person or any Subsidiary of such person, (c) any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such person or a Subsidiary of such person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and (d) any Restricted Investment by such person; provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to Capital Stock of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer; (ii) any dividend, distribution or other payment to Holdings or to any of its Subsidiaries by Holdings or any of its Subsidiaries, provided, however, that such payment by a Subsidiary of Holdings which is not wholly owned by Holdings and/or its wholly owned Subsidiaries shall constitute a "Restricted Payment" to the extent not paid on a pro rata basis in accordance with its organizational documents as in effect on the later of the Issue Date and the time such person first became a Subsidiary of Holdings; or (iii) loans or advances to any wholly owned Subsidiary of Holdings the proceeds of which are used by such Subsidiary in a Related Business activity of such Subsidiary.

  "Significant Subsidiary," with respect to any person, means a Subsidiary of such person which, as of the end of such person's most recent fiscal quarter, had a Consolidated Tangible Net Worth equal to at least 5% of the Consolidated Tangible Net Worth of such person as of such date.

  "Stated Maturity," when used with respect to any Note, means June 1, 2004.

  "Strategic Investors" means any person whose principal line of business activity is a Related Business and (a) whose total market capitalization is in excess of $500.0 million as measured by the sum of the aggregate principal dollar amount of its Indebtedness and the aggregate dollar value of its Capital Stock (as measured by the per share price of its Capital Stock multiplied by the number of outstanding shares of such Capital Stock or

(b) in the case of a person without publicly traded Capital Stock whose private market value, as determined by the Board of Directors of Holdings consistent with advice obtained from an independent, nationally recognized investment banking firm, is in excess of $500.0 million.

  "Subordinated Indebtedness" means Indebtedness of Holdings that is subordinated in right of payment to the Notes or has a stated maturity on or after the Stated Maturity.

  "Subsidiary," with respect to any person, means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person, (ii) a partnership in which a person or a subsidiary of such person is, at the date of determination, a general partner of such partnership and in which such person or a subsidiary of such person has a majority of the economic interests or (iii) any other person (other than a corporation) in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof has at least majority ownership interest. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of Holdings or of any Subsidiary of Holdings.

  "Unrestricted Subsidiary" means any subsidiary of Holdings that does not own any Capital Stock of, or own or hold any Lien on any property of, Holdings or any Subsidiary of Holdings and that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors of Holdings); provided, however, that such subsidiary shall not engage, to any substantial extent, in any line or lines of business activity other than a Related Business. Holdings may designate any person (other than the Company) to be an Unrestricted Subsidiary if, immediately prior thereto and after giving pro forma effect to such designation (i) either (a) Holdings could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio in paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," (b) such subsidiary, at the time of designation, has no assets or (c) such subsidiary is designated an "Unrestricted Subsidiary" at the time of Acquisition by Holdings or its Subsidiaries and
(ii) there would not exist a Default or Event of Default. The Board of Directors of Holdings may designate any Unrestricted Subsidiary to be a Subsidiary, provided, that (i) no Default or Event of Default is existing or will occur as a consequence thereof and (ii) immediately after giving effect to such designation, on a pro forma basis, Holdings could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio in paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth below, the Exchange Notes will initially will be issued in the form of a single, permanent global certificate in definitive, fully registered form (the "Global Notes"). The Global Notes will be deposited on the Issue Date of the Exchange Notes, with, or on behalf of, The Depository Trust Company (the "Depositary"), and registered in the name of Cede & Co., as nominee of the Depositary. Interests in Global Notes will be available for purchase only by "qualified institutional buyers," as defined in Rule 144A under the Securities Act ("QIBs").

  Exchange Notes that are (i) originally issued to or transferred to institutional "accredited investors," as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not QIBs or to any other persons who are not QIBs or (ii) issued as described below under "Certificated Securities," will be issued in registered form (the "Certificated Securities"). Upon the transfer to a QIB of Certificated Securities, such Certificated Securities will, unless the Global Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Notes representing the principal amount of Exchange Notes and the related shares, as applicable, being transferred. For a description of the restrictions on the transfer of Certificated Securities, see "Plan of Distribution."

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

  The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to the Depositary and its Participants are on file with the Commission.

  The issuance of Exchange Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Exchange Notes on the Depositary's records. The ownership interest of each QIB that purchases an Exchange Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Exchange Notes, except in the event that use of the book-entry system for the Exchange Notes is discontinued.

  To facilitate subsequent transfers, all Exchange Notes deposited by Participants with the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of Exchange Notes with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Exchange Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Exchange Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. If less than all of the Exchange Notes are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

  Neither the Depositary nor Cede & Co. will consent or vote with respect to the Exchange Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to Holdings as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Principal and premium payments on the Exchange Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants accounts on payable date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, Agent or Holdings, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal to the Depositary is the responsibility of Holdings or Agent, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

  A Beneficial Owner shall give notice to elect to have its Exchange Notes purchased or tendered, through its Participant, to any Tender Agent, and shall effect delivery of such Securities by causing the Direct Participant to transfer the Participant's interest in the Exchange Notes, on the Depositary's records, to the Tender Agent. The requirement for physical delivery of Exchange Notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Exchange Notes are transferred by Direct Participants on the Depositary's records and followed by a book-entry credit of rendered Securities to the Tender Agent's account.

  The Depositary may discontinue providing its services as securities depository with respect to the Exchange Notes at any time by giving reasonable notice to Holdings or its Agent. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Securities are required to be printed and delivered.

  Holdings may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Certificated Securities will be printed and delivered.

  The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that Holdings believes to be reliable, but Holdings takes no responsibility for the accuracy thereof.

 Certificated Securities

  If (i) Holdings notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depository and Holdings is unable to locate a qualified successor within 90 days or (ii) Holdings, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes in definitive form under the Indenture, then, upon surrender by the Depositary of its Global Notes, Certificated Securities will be issued to each person that the Depositary identifies as the beneficial owner of the Exchange Notes represented by the Global Notes. In addition, subject to certain conditions, any person having a beneficial interest in a Global Notes may, upon request to the Trustee, exchange such beneficial interest for Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

  Neither Holdings nor the Trustee shall be liable for any delay by the Depositary or any Participant or Indirect Participant in identifying the beneficial owners of the related Exchange Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be issued).

  The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources Holdings believes to be reliable. Holdings will have no responsibility for the performance by the Depositary or its Participants of their respective obligations as described hereunder and under the rules and procedures governing their respective obligations.

 Same-Day Funds Settlement and Payment

  The Indenture requires that payments in respect of the Exchange Notes represented by the Global Notes (including principal, premium, if any, and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the registered holder of the Global Notes. With respect to Certificated Securities, Holdings will make all payments of principal, premium, if any, and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Exchange Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Exchange Notes will, therefore, be required by the Depositary to be settled in immediately available funds. Holdings expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

                         DESCRIPTION OF CAPITAL STOCK

RECAPITALIZATION

  In connection with the closing of the Unit Offering, Holdings issued additional shares of its capital stock to its existing stockholders, pro rata, pursuant to a recapitalization to eliminate the necessity of issuing fractional shares of Holdings Common Stock to purchasers of the Units.

HOLDINGS

  As of the Issue Date, after giving effect to the Unit Offering and the Recapitalization, the authorized capital stock of Holdings consisted of (i) 5,000,000 shares of Common Stock, $.01 par value per share, of which 1,720,000 shares was issued and outstanding and (ii) 10,000,000 shares of Series A Preferred Stock, $.01 par value per share, of which 5,220,365 shares was issued and outstanding. Such numbers exclude up to 46,054 shares of Holdings Common Stock reserved for issuance upon the exercise of outstanding options.

  Holdings Common Stock. There is no public trading market for the capital stock of Holdings. Holders of Holdings Common Stock are entitled to dividends when and as declared by the Board of Directors of Holdings from funds legally available therefor, and upon liquidation, will be entitled to share ratably in any distribution to holders of Holdings Common Stock. All holders of Holdings Common Stock are entitled to one vote per share on any matter coming before the stockholders for a vote.

  Series A Preferred Stock. The Series A Preferred Stock ranks prior to the Common Stock upon liquidation, dissolution or wind-up of Holdings. The Series A Preferred Stock has a liquidation preference of $8.25 per share. The Series A Preferred Stock may be redeemed, in whole or in part, at any time at the election of the Board of Directors of Holdings at a redemption price of $8.25 per share. In addition, upon the consolidation or merger of Holdings with or into another corporation or corporations, the sale of all or substantially all of Holdings' assets or the sale of stock representing at least 80% of the voting power of Holdings, Holdings shall redeem all outstanding shares of Series A Preferred Stock at a redemption price of $8.25 per share. The holders of Series A Preferred Stock vote together with the holders of Holdings Common Stock as a single class on all matters submitted for stockholder vote.

STOCKHOLDERS' AGREEMENT

  Holdings and each current holder of capital stock of Holdings, including both Holdings Common Stock and Series A Preferred Stock, are parties to a Stockholders' Agreement, dated as of January 31, 1994 (the "Stockholders' Agreement").

  Pursuant to the Stockholders' Agreement, each holder of Holdings' capital stock has certain piggy back registration rights, as well as certain tag-along and drag-along rights with respect to the sale of capital stock of Holdings. In addition, each holder of capital stock of Holdings has granted Holdings a right of first refusal to purchase such holders' stock prior to the sale, transfer or assignment or pledge (subject to certain exceptions) of such capital stock or any beneficial interest therein. The Stockholders' Agreement grants each holder tag-along rights which provide that should Brentwood or any of its affiliates at any time enter into an agreement to transfer, sell or otherwise dispose of any shares of Holdings Common Stock, then, subject to certain conditions and limitations, each other holder of Holdings Common Stock or Series A Preferred Stock shall have the right to participate in any such sale on a pro rata basis with all other holders who elect to sell stock in such sale. In addition, pursuant to the Stockholders' Agreement's drag-along rights, in the event that Brentwood or any of its affiliates determines to accept an offer from any person (other than an affiliate) to purchase 100% of the outstanding shares of capital stock of Holdings, then each other holder of Holdings Common Stock or Series A Preferred Stock shall sell all shares of Holdings Common Stock or Series A Preferred Stock held by it or any affiliate of it pursuant to such offer and shall receive the same consideration and be subject to the same terms and conditions of sale, and otherwise be treated equally or on a pro rata basis with Brentwood or its affiliates.

                     DESCRIPTION OF PRINCIPAL INDEBTEDNESS

THE NEW CREDIT FACILITY

  Simultaneously with the consummation of the Offerings, the Company entered into a credit agreement dated as of June 4, 1996 (the "New Credit Facility") with a syndicate of financial institutions for whom Bank of America NT & SA is acting as agent. The New Credit Facility provides for (i) a six-year reducing revolving credit facility with aggregate availability of $45 million (the "Reducing Revolver Commitment") and (ii) a $5 million six-year working capital revolving credit facility (the "Working Capital Revolver"). The following description is a summary of the material terms and conditions of the New Credit Facility. This summary does not purport to be a complete description of the New Credit Facility and is subject to the detailed provisions of the loan agreement and various related documents entered into in connection with the New Credit Facility.

  Borrowings under the New Credit Facility will be secured by substantially all of the assets of the Company and its Subsidiaries, including their equity interests, and by the stock of the Company and are guaranteed by such Subsidiaries and by Holdings. Borrowings under the Reducing Revolver Commitment may be used to fund future acquisitions of golf courses and to fund upgrade capital expenditures at such courses and certain capital improvements at existing courses. Borrowings under the Working Capital Revolver may be used for maintenance, upgrade capital expenditures and other general corporate purposes, including working capital and certain dividends to Holdings. In addition, the New Credit Facility provides that the Company may not make any acquisitions or upgrade capital expenditures when Funded Debt plus certain upgrade projected capital expenditures are initially greater than 6.5x of Adjusted EBITDA (each term as defined in the New Credit Facility), calculated as provided therein.

  Amounts borrowed will bear interest at rates, selected at the Company's option from time to time, based on a base rate or the Eurodollar rate, in each case plus a fluctuating percentage based on the Company's ratio of Funded Debt plus certain projected upgrade capital expenditures to Adjusted EBITDA (each term as defined in the New Credit Facility), calculated as provided therein.

  Beginning on September 30, 1998, the Reducing Revolver Commitment will reduce quarterly, with annual reductions of approximately $4.4 million in 1998, approximately $12.1 million in 1999, approximately $15.4 million in 2000, approximately $15.4 million in 2001 and approximately $7.7 million in 2002. In addition, the New Credit Facility provides for mandatory prepayments of (i) all net proceeds of certain asset sales, subject to certain exceptions,
(ii) all net proceeds of certain debt issuances, subject to certain exceptions and (iii) 50% of the net proceeds from certain equity issuances. Such mandatory prepayments will be applied first to permanently reduce the Reducing Revolver Commitment (and outstanding loans) and secondly to permanently reduce the Working Capital Revolver (and outstanding loans).

  The obligations of the lenders under the New Credit Facility to advance funds are subject to certain conditions customary in secured credit facilities. In addition, the Company is subject to certain customary affirmative and negative covenants contained in the New Credit Facility, including without limitation covenants that restrict, subject to specified exceptions, (i) the incurrence of additional indebtedness and other obligations, (ii) a merger or acquisition, (iii) asset sales, (iv) the granting of liens, (v) prepayment or repurchase of other indebtedness, (vi) the granting of guarantees, (vii) the payments of dividends and other restricted payments, (viii) certain upgrade capital expenditures and (ix) modifications of certain material agreements. Certain of these covenants may be more restrictive than those in favor of holders of the Notes as described herein and as set forth in the Indenture. In addition, the New Credit Facility requires that the Company maintain certain specified financial covenants, including a minimum net worth, minimum interest and fixed charge coverage ratios and maximum Funded Debt plus certain projected upgrade capital expenditures to Adjusted EBITDA and Bank Debt to Adjusted EBITDA ratios (calculated as provided therein).

  The New Credit Facility provides for customary events of default, including without limitation events of default relating to (i) failure to pay principal, interest or fees, (ii) breach of covenants, representations or warranties,
(iii) cross default to other indebtedness (including the Senior Notes) or material contracts, (iv) bankruptcy, (v) change in control, (vi) material adverse effect and (vii) material judgments. The occurrence of any of such events of default could result in acceleration of the Company's obligations under the New Credit Facility and foreclosure on the collateral securing such obligations, which would have material adverse results to holders of the Notes.

THE SENIOR NOTES

  The Senior Notes were issued by the Company in an aggregate principal amount of $70,000,000 and will mature on June 1, 2003. Interest on the Senior Notes will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 1996. On or after June 1, 1999, the Company may redeem the Senior Notes, in whole or in part, at redemption prices beginning at 105.750% of their principal amount for the twelve month period commencing June 1, 1999, declining ratably to par on and after June 1, 2002, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. Notwithstanding the foregoing, at any time on or before June 1, 1999, the Company may, at its option and subject to certain requirements, use the net cash proceeds from one or more Public Equity Offerings or issuances of capital stock to Strategic Investors to redeem up to an aggregate of 25% of the principal amount of the Senior Notes originally issued at a redemption price equal to 110.50% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. In addition, upon a Change of Control, each holder will have the right to require the Company to repurchase all or any part of such holder's Senior Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase.

  The Senior Notes are senior unsecured general obligations of the Company and rank pari passu in right of payment to all other senior indebtedness of the Company, including borrowings under the New Credit Facility. The Senior Notes are guaranteed (the "Guarantees") by all of the Company's existing and future Subsidiaries (the "Guarantors"). The Guarantees are senior unsecured general obligations of the Guarantors and rank pari passu in right of payment to all other senior indebtedness of the Guarantors, including the Guarantors' guarantees of borrowings under the New Credit Facility.

  The Senior Note Indenture contains covenants that, among other things, limit the ability of the Company and its Subsidiaries to (i) make restricted payments, (ii) incur additional indebtedness and issue disqualified capital stock, (iii) create liens, (iv) enter into agreements that would restrict the Subsidiaries' ability to make distributions, loans and other payments to the Company, (v) enter into consolidations or mergers or sell all or substantially all of their assets,
(vi) make asset sales and (vii) enter into transactions with affiliates.

  Pursuant to a registration rights agreement between the Company and the initial purchasers of the Senior Notes, the Company has agreed to file with the Commission, within 60 days after the Issue Date, a registration statement under the Securities Act relating to an exchange offer for the Senior Notes and will use its reasonable efforts to cause such registration statement to become effective within 120 days after the Issue Date. If the Company fails to satisfy these registration obligations, the Company will be required to pay certain Liquidated Damages.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  In the opinion of Latham & Watkins, counsel to Holdings, the following discussion describes the material federal income tax consequences expected to result to holders whose Private Notes are exchanged for Exchange Notes in the Exchange Offer. Such opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought with respect to the Exchange Offer. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH HOLDER OF PRIVATE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING PRIVATE NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

  The exchange of Private Notes for Exchange Notes will be treated as a "non-event" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Private Notes. As a result, no material federal income tax consequences will result to holders exchanging Private Notes for Exchange Notes.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired as a result of market-making activities or other trading activities. Holdings has agreed that for a period of up to 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such document in the Letter of Transmittal for use in connection with any such resale.

  Holdings will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

 Holdings has agreed to pay all expenses incident to Holdings' performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of Private Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the Exchange Notes offered hereby will be passed upon for the Company by Latham & Watkins, Los Angeles, California. Certain partners of Latham & Watkins, members of their respective families, related persons and others have an indirect interest, through Brentwood, in less than 1% of the outstanding stock of Holdings, but do not have the power to vote or dispose of such interests.

                                    EXPERTS

  The consolidated financial statements of Cobblestone Holdings, Inc. as of September 30, 1994 and 1995 and for each of the three years in the period ended September 30, 1995, the statements of operations of the Lakeway Country Club for the year ended December 31, 1993 and 1994 and for the three months ended March 31, 1995, the combined statements of operations of the Stonebridge Country Club and the Ranch Country Club for the year ended December 31, 1993 and the eleven and a half months ended December 31, 1994, the statements of operations of the Brandermill Country Club for the year ended December 31, 1994 and the two months ended February 28, 1995, the statements of operations of the Pecan Grove Country Club for the year ended December 31, 1993 and the month ended January 31, 1994, the statement of operations of the Ocean Vista Land Company for the five months ended May 31, 1993, and the statement of operations of the Saticoy Regional Golf Course for the two and a half months ended March 12, 1993, appearing in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Sweetwater Golf Partnership as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Brandermill Country Club, L.P. at December 31, 1993, and for the year then ended, included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, as set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

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

                             AVAILABLE INFORMATION

  Holdings has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to Holdings and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. As a result of the Exchange Offer, Holdings will become subject to the informational requirements of the Exchange Act. The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by Holdings with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 6061-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at the prescribed rates. The Commission also maintains a web site (located at http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  Pursuant to the Indenture, Holdings has agreed to furnish to the Trustee and to registered holders of the Notes, without cost to the Trustee or such registered holders, copies of all reports and other information that would be required to be filed by Holdings with the Commission under the Exchange Act, whether or not Holdings is then required to file reports with the Commission. As a result of this Exchange Offer, Holdings will become subject to the periodic reporting and other informational requirements of the Exchange Act. In the event that Holdings ceases to be subject to the informational requirements of the Exchange Act, Holdings has agreed that, so long as any Notes remain outstanding, it will file with the Commission (but only if the Commission at such time is accepting such voluntary filings) and distribute to holders of the Notes, copies of the financial information that would have been contained in such annual reports and quarterly reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations," that would have been required to be filed with the Commission pursuant to the Exchange Act. However, the Commission does not generally accept for filing any Exchange Act reports submitted by registrants that are not subject to the reporting requirements of that Act. Holdings will also furnish such other reports as it may determine or as may be required by law.

  The principal address of Holdings is 3702 Via de la Valle, Suite 202, Del Mar, California 92104, and Holdings' telephone number is (619) 794-2602.

                           COBBLESTONE HOLDINGS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Consolidated Financial Statements of Cobblestone Holdings, Inc.
  Report of Ernst & Young LLP, Independent Auditors.......................  F-2
  Consolidated Balance Sheets--September 30, 1994 and 1995 and June 30,
   1996 (unaudited).......................................................  F-3
  Consolidated Statements of Operations--for the years ended September 30,
   1993, 1994 and 1995, and for the nine months ended June 30, 1995 and
   1996 (unaudited).......................................................  F-4
  Consolidated Statements of Stockholders' Equity (Net Capital
   Deficiency)--for the years ended September 30, 1992, 1993, 1994, and
   1995, and for the nine months ended June 30, 1996 (unaudited)..........  F-5
  Consolidated Statements of Cash Flows--for the years ended September 30,
   1993, 1994 and 1995, and for the nine months ended June 30, 1995 and
   1996 (unaudited).......................................................  F-6
  Notes to Consolidated Financial Statements--September 30, 1995 and June
   30, 1996 (unaudited)...................................................  F-7
Financial Statements of Sweetwater Golf Partnership
  Report of Independent Accountants....................................... F-17
  Balance Sheet--December 31, 1994 and 1995 and June 30, 1996
   (unaudited)............................................................ F-18
  Statement of Operations--For the three years ended December 31, 1995, and the six months ended June 30, 1995 and 1996 (unaudited)............ F-19
  Statement of Partners' Capital (Deficit)--For the two years ended
   December 31, 1995, and the six months ended June 30, 1996 (unaudited).. F-20
  Statement of Cash Flows--For the three years ended December 31, 1995, and the six months ended June 30, 1995 and 1996 (unaudited)............ F-21
  Notes to Financial Statements........................................... F-23
Financial Statements of Lakeway Country Club
  Report of Ernst & Young LLP, Independent Auditors....................... F-27
  Statements of Operations--For the years ended December 31, 1993 and 1994 and for the three months ended March 31, 1995.......................... F-28
  Note to Statements of Operations........................................ F-29
Combined Financial Statements of Stonebridge Country Club and The Ranch
 Country Club
  Report of Ernst & Young LLP, Independent Auditors....................... F-30
  Statements of Operations--For the year ended December 31, 1993 and the eleven and a half months ended December 15, 1994....................... F-31
  Notes to Statements of Operations....................................... F-32
Financial Statements of Brandermill Country Club
  Report of Ernst & Young LLP, Independent Auditors....................... F-33
  Statements of Operations--For the year ended December 31, 1994 and the two months ended February 28, 1995..................................... F-34
  Note to Statements of Operations........................................ F-35
Financial Statements of Brandermill Country Club
  Report of Independent Auditors.......................................... F-36
  Balance Sheet--December 31, 1993........................................ F-37
  Statement of Operations for the year ended December 31, 1993............ F-38
  Statement of Partners' Deficit for the year ended December 31, 1993..... F-39
  Statement of Cash Flows for the year ended December 31, 1993............ F-40
  Summary of Accounting Policies.......................................... F-41
  Notes to Financial Statements........................................... F-42
Financial Statements of Pecan Grove Plantation Country Club
  Report of Ernst & Young LLP, Independent Auditors....................... F-44
  Statements of Income--For the year ended December 31, 1993 and the month ended January 31, 1994................................................. F-45
  Notes to Statements of Income........................................... F-46
Financial Statements of Ocean Vista Land Company
  Report of Ernst & Young LLP, Independent Auditors....................... F-48
  Statement of Income--For the five months ended May 31, 1993............. F-49
  Note to Statement of Income............................................. F-50
Financial Statements of Saticoy Regional Golf Course
  Report of Ernst & Young LLP, Independent Auditors....................... F-51
  Statement of Operations--For the two and a half months ended March 12,
   1993................................................................... F-52
  Note to Statement of Operations......................................... F-53
Unaudited Pro Forma Consolidated Financial Information.................... F-54
  Unaudited Pro Forma Consolidated Statement of Operations--for the year ended September 30, 1995............................................... F-55
  Notes to Unaudited Pro Forma Consolidated Statement of Operations--for
   the year ended September 30, 1995...................................... F-56
  Unaudited Pro Forma Consolidated Statement of Operations--for the nine months ended June 30, 1996............................................. F-57
  Notes to Unaudited Pro Forma Consolidated Statement of Operations--for
   the nine months ended June 30, 1996.................................... F-58
  Unaudited Pro Forma Consolidated Balance Sheet--June 30, 1996........... F-59
  Notes to Unaudited Pro Forma Consolidated Balance Sheet--June 30, 1996.. F-60

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Cobblestone Holdings, Inc.

  We have audited the accompanying consolidated balance sheets of Cobblestone Holdings, Inc. as of September 30, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (net capital deficiency) and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cobblestone Holdings, Inc. at September 30, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California
December 8, 1995

                           COBBLESTONE HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                        SEPTEMBER 30,
                                   -------------------------      JUNE 30,
                                      1994          1995            1996
                                   -----------  ------------  -----------------
                                                              (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents........ $ 1,298,671  $    820,608  $  1,841,057
 Accounts receivable, net of
  allowance for doubtful accounts
  of $67,000 and $76,000 at
  September 30, 1994 and 1995 and
  $162,000 at June 30, 1996
  (unaudited).....................   1,261,015     2,542,122     2,469,851
 Current portion of notes
  receivables, net................         --        862,922     1,592,206
 Inventory........................     723,102     1,439,063     1,950,223
 Prepaid expenses and other
  current assets..................     283,463       585,398       452,747
                                   -----------  ------------  ------------
   Total current assets...........   3,566,251     6,250,113     8,306,084
Property, equipment and leasehold
 interests, net...................  73,734,237   128,000,304   138,161,490
Notes receivable, net.............         --      3,315,393     3,745,263
Intangible assets, net of
 accumulated amortization of
 $508,000 and $910,000 at
 September 30, 1994 and 1995 and
 $831,000 at June 30, 1996
 (unaudited)......................   4,603,066     4,190,860     3,969,931
Other assets, net.................   4,193,215     5,233,473     5,374,963
                                   -----------  ------------  ------------
                                   $86,096,769  $146,990,143  $159,557,731
                                   ===========  ============  ============
LIABILITIES AND STOCKHOLDERS'
 EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
 Accounts payable................. $ 1,182,439  $  2,788,114  $  1,349,985
 Accrued payroll and related
  expenses........................     835,426     1,092,232     1,686,971
 Accrued interest expense.........     154,576       628,344     1,011,432
 Accrued property taxes...........     520,667     1,038,856       675,330
 Deferred revenue.................     965,890     1,221,305     1,967,909
 Current portion of long-term debt
  and capital lease obligations...     895,406     1,686,275       441,552
 Current portion of deferred
  purchase price..................         --        441,427       248,329
 Income taxes payable.............         --        842,241         7,196
 Other current liabilities........     269,450       479,541       495,619
                                   -----------  ------------  ------------
   Total current liabilities......   4,823,854    10,218,335     7,884,323
Long-term debt and capital lease
 obligations......................  44,194,386    85,013,950   106,057,177
Note payable to
 stockholder/officer..............     211,310       217,754       222,971
Deferred purchase price...........         --      1,108,573       924,692
Long-term deferred revenue........     790,000     2,777,481     2,481,326
Deferred income taxes.............   4,184,000     3,877,000     3,458,583
Minority interest.................     431,675       407,175       380,984
Commitments
Redeemable preferred stock, $.01
 par value
 Authorized shares--10,000,000
 Issued and outstanding shares--
  4,164,408 and 5,220,365 at
  September 30, 1994 and 1995 and
  5,220,365 at June 30, 1996
  (unaudited)
  Liquidation preference of
  $43,075,700 at September 30,
  1995 and June 30, 1996..........  33,611,345    42,241,169    42,241,169
Stockholders' equity (net capital
 deficiency):
 Common stock, $.01 par value:
  Authorized shares--5,000,000....
  Issued and outstanding shares--
   1,322,068 and 1,634,000 at
   September 30, 1994 and 1995 and
   1,720,000 at June 30, 1996
   (unaudited)....................      13,221        16,340        17,200
 Paid-in capital..................      95,869     4,077,069     5,389,007
 Accumulated deficit..............  (2,258,891)   (2,964,703)   (9,499,701)
                                   -----------  ------------  ------------
Total stockholders' equity (net
 capital deficiency)..............  (2,149,801)    1,128,706    (4,093,494)
                                   -----------  ------------  ------------
                                   $86,096,769  $146,990,143  $159,557,731
                                   ===========  ============  ============

                            See accompanying notes.

                           COBBLESTONE HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   NINE MONTHS ENDED
                               YEAR ENDED SEPTEMBER 30,                JUNE 30,
                          ------------------------------------  ------------------------
                             1993        1994         1995         1995         1996
                          ----------  -----------  -----------  -----------  -----------
                                                                      (UNAUDITED)
Operating revenues:
  Green fees, cart
   rental fees, practice
   facility fees, dues
   and initiation fees..  $3,778,299  $18,512,784  $38,043,441  $24,721,671  $31,760,988
  Food and beverage
   revenues.............   1,553,739    3,677,988    7,034,407    5,015,078    6,886,496
  Pro shop sales........     617,958    1,758,423    3,311,062    2,368,947    3,403,735
  Other.................     557,109      943,559    1,473,869      840,037    1,664,652
                          ----------  -----------  -----------  -----------  -----------
    Total operating
     revenues...........   6,507,105   24,892,754   49,862,779   32,945,733   43,715,871
Operating expenses:
  Golf course
   operations...........   3,520,135   14,341,609   29,591,886   19,527,270   25,860,509
  Cost of food and
   beverage.............     531,252    1,312,960    2,613,295    1,850,041    2,331,328
  Cost of pro shop
   sales................     132,704    1,163,546    2,221,330    1,546,929    2,259,311
  General and
   administrative.......   1,620,166    1,996,991    2,517,423    1,807,678    2,595,799
  Depreciation and
   amortization.........     825,245    3,468,357    6,144,430    4,206,584    5,353,224
                          ----------  -----------  -----------  -----------  -----------
    Total operating
     expenses...........   6,629,502   22,283,463   43,088,364   28,938,502   38,400,171
                          ----------  -----------  -----------  -----------  -----------
Income (loss) from oper-
 ations.................    (122,397)   2,609,291    6,774,415    4,007,231    5,315,700
Interest expense, net...    (529,720)  (3,515,752)  (8,019,072)  (5,541,417)  (8,192,817)
Gain on insurance
 settlement.............         --           --       746,845          --           --
Minority interest.......    (193,985)         --           --           --           --
                          ----------  -----------  -----------  -----------  -----------
Loss before income taxes
 and extraordinary
 item...................    (846,102)    (906,461)    (497,812)  (1,534,186)  (2,877,117)
Provision for income
 taxes..................       6,400       71,931      208,000       32,569      137,480
                          ----------  -----------  -----------  -----------  -----------
Loss before extraordi-
 nary item..............    (852,502)    (978,392)    (705,812)  (1,566,755)  (3,014,597)
Extraordinary item......         --      (427,997)         --           --    (3,520,401)
                          ----------  -----------  -----------  -----------  -----------
Net loss................  $ (852,502) $(1,406,389) $  (705,812) $(1,566,755) $(6,534,998)
                          ==========  ===========  ===========  ===========  ===========


                            See accompanying notes.

                           COBBLESTONE HOLDINGS, INC.

    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

                            COMMON STOCK
                          -----------------
                                                                        TOTAL
                                                                    STOCKHOLDERS'
                                                                       EQUITY
                                             PAID-IN   ACCUMULATED  (NET CAPITAL
                           SHARES   AMOUNT   CAPITAL     DEFICIT     DEFICIENCY)
                          --------- ------- ---------- -----------  -------------
Balance at September 30,
 1992...................        --  $   --  $      --  $       --    $       --
 Issuance of common
  stock for cash........  1,263,411  12,634     91,616         --        104,250
 Net loss...............        --      --         --     (852,502)     (852,502)
                          --------- ------- ---------- -----------   -----------
Balance at September 30,
 1993...................  1,263,411  12,634     91,616    (852,502)     (748,252)
 Issuance of common
  stock for cash........     58,657     587      4,253         --          4,840
 Net loss...............        --      --         --   (1,406,389)   (1,406,389)
                          --------- ------- ---------- -----------   -----------
Balance at September 30,
 1994...................  1,322,068  13,221     95,869  (2,258,891)   (2,149,801)
 Issuance of common
  stock for cash........    311,932   3,119  3,981,200         --      3,984,319
 Net loss...............        --      --         --     (705,812)     (705,812)
                          --------- ------- ---------- -----------   -----------
Balance at September 30,
 1995...................  1,634,000  16,340  4,077,069  (2,964,703)    1,128,706
Issuance of common stock
 for cash...............     86,000     860  1,311,938         --      1,312,798
 Net loss (unaudited)...        --      --         --   (6,534,998)   (6,534,998)
                          --------- ------- ---------- -----------   -----------
Balance at June 30, 1996
 (unaudited)............  1,720,000 $17,200 $5,389,007 $(9,499,701)  $(4,093,494)
                          ========= ======= ========== ===========   ===========


                            See accompanying notes.

                           COBBLESTONE HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        NINE MONTHS ENDED
                                 YEAR ENDED SEPTEMBER 30,                   JUNE 30,
                          ----------------------------------------  --------------------------
                              1993          1994          1995          1995          1996
                          ------------  ------------  ------------  ------------  ------------
                                                                           (UNAUDITED)
OPERATING ACTIVITIES
Net loss................  $   (852,502) $ (1,406,389) $   (705,812) $ (1,566,755) $ (6,534,998)
Adjustments to reconcile
 net loss to net cash
 provided by (used in)
 operating activities:
 Depreciation and amor-
  tization..............       830,652     3,840,186     6,728,092     4,455,167     5,995,262
 Gain on insurance set-
  tlement...............           --            --       (746,845)          --            --
 Loss on disposal of as-
  sets..................           --            --        322,834           --            --
 Loss on early extin-
  guishment of debt.....           --        427,997           --            --      3,520,401
 Provision for doubtful
  accounts..............           --         12,084     2,125,458       803,207      (395,741)
 Minority interest......       193,985           --            --            --            --
 Changes in assets and
  liabilities:
 Notes and accounts re-
  ceivable..............      (252,133)     (804,047)   (7,321,947)   (3,205,657)     (691,142)
 Inventory..............       (53,317)     (246,253)     (229,801)     (213,426)     (502,160)
 Intangible assets......      (338,791)          --            --            --            --
 Prepaid expenses and
  other assets..........      (340,936)        3,784       (57,476)       (8,045)       89,959
 Accounts payable,
  accrued liabilities
  and deferred revenue..       967,139        55,511     2,179,909     2,173,005    (1,668,948)
                          ------------  ------------  ------------  ------------  ------------
Net cash provided by
 (used in) operating ac-
 tivities...............       154,097     1,882,873     2,294,412     2,437,496      (187,367)
INVESTING ACTIVITIES
Acquisitions, net of
 cash acquired..........   (19,691,733)  (23,924,305)  (41,245,470)  (41,268,305)   (6,195,718)
Additions to property,
 equipment and leasehold
 interests..............    (5,761,983)   (7,708,037)  (17,716,295)  (13,413,690)   (6,735,666)
Insurance proceeds......           --            --      1,941,917     1,122,963           --
Due to affiliate........           --       (699,356)          --            --            --
Intangibles and other
 assets.................           --       (638,305)          --            --            --
                          ------------  ------------  ------------  ------------  ------------
Net cash used in invest-
 ing activities.........   (25,453,716)  (32,970,003)  (57,019,848)  (53,559,032)  (12,931,384)
FINANCING ACTIVITIES
Proceeds from long-term
 debt...................        72,532    46,338,471    37,560,573    33,560,573   107,262,650
Debt issuance costs and
 other debt-related
 costs..................           --     (4,008,901)   (2,118,618)   (2,066,533)   (4,535,061)
Principal payments on
 long-term debt and cap-
 ital leases............      (258,417)  (17,797,900)   (1,219,252)     (824,049)  (89,524,208)
Payments on deferred
 purchase price.........           --            --            --            --       (376,979)
Proceeds from sale and
 leaseback..............           --            --      7,410,527     7,410,527           --
Proceeds from issuance
 of redeemable preferred
 stock..................    26,740,545     6,490,000     8,629,824           --            --
Proceeds from issuance
 of common stock........       104,250         4,840     3,984,319    12,543,752     1,312,798
                          ------------  ------------  ------------  ------------  ------------
Net cash provided by fi-
 nancing activities.....    26,658,910    31,026,510    54,247,373    50,624,270    14,139,200
Net increase (decrease)
 in cash and cash equiv-
 alents.................     1,359,291       (60,620)     (478,063)     (497,266)    1,020,449
Cash and cash equiva-
 lents at beginning of
 period.................           --      1,359,291     1,298,671     1,298,671       820,608
                          ------------  ------------  ------------  ------------  ------------
Cash and cash equiva-
 lents at end of peri-
 od.....................  $  1,359,291  $  1,298,671  $    820,608  $    801,405  $  1,841,057
                          ============  ============  ============  ============  ============
SUPPLEMENTARY
 DISCLOSURES OF CASH
 FLOW INFORMATION:
Cash paid during the pe-
 riod for:
 Interest...............  $    549,956  $  3,595,926  $  6,464,811  $  4,799,672  $  6,583,722
                          ============  ============  ============  ============  ============
 Income taxes...........  $        800  $     55,264  $     48,417  $     32,569  $  1,393,137
                          ============  ============  ============  ============  ============
NON-CASH INVESTING AND
 FINANCING ACTIVITIES:
Redeemable preferred
 stock issued for acqui-
 sitions................  $    380,800  $        --   $        --   $        --   $        --
                          ============  ============  ============  ============  ============
Capital leases entered
 into...................  $  1,049,122  $  2,342,870  $  2,395,859  $  1,303,001  $  2,308,347
                          ============  ============  ============  ============  ============

                            See accompanying notes.

                          COBBLESTONE HOLDINGS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1995 AND PERTAINING TO THE NINE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

 Organization and Description of Business

  Cobblestone Holdings, Inc. (the "Company"), a Delaware corporation, was incorporated on January 18, 1994 by shareholders of Cobblestone Golf Group, Inc. ("CGGI"). On January 31, 1994, the Company issued shares of its common and preferred stock in exchange for all of the shares of CGGI. The transaction has been accounted for at historical cost in a manner similar to a pooling of interests and, accordingly, had no effect on the accompanying consolidated financial statements.

  The Company owns and operates golf courses in the United States, with a current portfolio of 20 golf properties including private country clubs, semi-private clubs and public (or daily fee) courses. The Company's courses are concentrated in clusters near metropolitan areas in the Sunbelt states (including Arizona, California and Texas) which have large golfing populations and attractive climates.

  The Company's business consists primarily of operating golf courses and related facilities, with revenue generated from membership fees and dues at private country clubs, greens fees, food and beverage services, golf cart rentals, retail merchandise sales, driving range fees and lodging fees. The Company owns 16 courses, leases three courses (subject to long-term leases in excess of 20 years, including extension options), leases one driving range and pro shop facility and manages one additional course. The Company's portfolio includes eight private country clubs, eight public facilities and five semi-private facilities.

  Seasonal weather conditions as well as the timing of new course purchases or leases may cause the Company's results of operations to vary significantly from quarter to quarter. The second half (April through September) of the Company's fiscal year tends to account for a greater portion of the Company's operating revenue and operating income than does the first half.

 Principles of Consolidation

  The Company has acquired certain golf facilities through its wholly-owned and majority-owned subsidiaries. The consolidated financial statements include the accounts of the Company and such subsidiaries. Intercompany balances and transactions have been eliminated.

 Cash and Cash Equivalents

  Cash and cash equivalents consist of cash and time deposits with original maturities of less than 90 days.

 Concentration of Credit Risk

  Management places the Company's cash investments with what they consider to be high credit-quality financial institutions and routinely assesses the financial strength of these institutions. Management believes no significant concentration of credit risk exists with respect to these cash investments.

  Concentration of credit risk with respect to accounts receivable is limited due to the geographic dispersion of golf courses and the large number of golf course members and others from whom the receivables are to be collected.

 Inventories

  Inventories are carried at lower of cost (first-in, first-out) or market.

                          COBBLESTONE HOLDINGS, INC.

         (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1995 AND PERTAINING TO THE NINE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

 Property, Equipment and Leasehold Interests

  Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets which are generally as follows:

     Depreciable land improvements................................      20 years
     Buildings and improvements...................................      30 years
     Equipment, furniture and fixtures............................ 3 to 10 years

  Leasehold improvements, equipment recorded under capital leases and property and equipment related to leased facilities are depreciated and amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the related assets. Costs associated with the acquisition of leasehold interests in golf facilities have been capitalized and are amortized over the remaining life of the related lease (4 to 35 years).

  Golf course facility construction in progress is carried at cost. All costs associated with, or allocable to golf course facility construction in progress are capitalized until construction is completed.

 Intangible Assets

  Costs in excess of net assets of businesses acquired are amortized over 20 years which is consistent with the depreciation of land improvements. Other intangible assets are amortized over their estimated useful lives (5 to 14 years).

 Debt Issuance Cost

  Costs associated with the issuance of long-term debt are capitalized and amortized over the term of the related debt using the interest method. Such costs and related accumulated amortization included in other assets totaled $3,721,404 and $307,725, respectively, at September 30, 1994, $5,840,022 and
$1,168,155, respectively, at September 30, 1995, and $4,980,899 and $101,930,
respectively, at June 30, 1996.

 Fair Value of Financial Instruments

  To meet the reporting requirements of Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosures about Fair Value of Financial Instruments, the Company calculates the fair value of financial instruments and includes this additional information in the notes to financial statements when the fair value is different than the carrying value of those financial instruments. When the fair value reasonably approximates the carrying value, no additional disclosure is made. The Company uses quoted market prices and management's estimates to calculate these fair values.

 Revenue and Deferred Revenue

  Operating revenue is recognized when received except for dues and fees paid in advance which are recognized over the period which the dues and fees allow the members access to the facilities. The Company recognizes revenue on initiation fees for the amount of the deposit and the amount of the note receivable, less the provision for doubtful accounts and imputed interest, at the time the membership is sold.

  Long-term deferred revenue relates to the Company's obligation to provide memberships to residential developers of properties adjacent to the golf facility and is recognized when individual homeowners apply for membership.

 Reliance on Estimates

  The financial statements have been prepared in accordance with generally accepted accounting principles and have required management to make estimates and assumptions that affect the reported amounts of assets and

                          COBBLESTONE HOLDINGS, INC.

         (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1995 AND PERTAINING TO THE NINE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 New Accounting Standards

  In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS 121"), effective for fiscal years beginning after December 15, 1995. SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company believes, based on current circumstances, the effect of adopting SFAS 121 will not have a material effect on the Company's financial position or results of operations.

  In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), effective for fiscal years beginning after December 15, 1995. SFAS 123 established the fair value-based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of the stock option at the grant date and the number of options vested, and is recognized over the periods in which the related services are rendered. The Company has elected to continue with the current intrinsic value-based method, as allowed by SFAS 123, and will disclose the pro forma effect of adopting the fair value based method in future fiscal years beginning with the fiscal year ending September 30, 1997.

 Interim Financial Information

  The financial statements for the nine months ended June 30, 1995 and 1996 are unaudited, but include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair statement of the financial position and the operating results and cash flows for the interim periods. Results for the interim periods are not necessarily indicative of results to be expected for the entire year.

2. ACQUISITIONS

  Since inception, the Company has acquired the property and equipment or leasehold interest in twenty golf course facilities in transactions that have been recorded under the purchase method of accounting. Accordingly, the acquired facilities have been reported in the consolidated financial statements of the Company since the date of the respective acquisitions.

  The 1993 acquisitions include: The Golf Course Construction and Lease Agreement for The Vineyard at Escondido acquired in October, 1992 (lease effective December 1993), The Foothills Golf Course acquired in January, 1993, Balboa Park Municipal Golf Course, Saticoy Regional Golf Course and Woodcrest Country Club acquired in February, 1993, Morgan Run Resort and Club and El Camino Country Club acquired in June, 1993, and Carmel Mountain Ranch Country Club acquired in July, 1993.

  The 1994 acquisitions include: The Club at Trophy Club acquired in December, 1993, Pecan Grove Country Club acquired in January, 1994, and Ahwatukee Country Club and The Lakes at Ahwatukee acquired in June, 1994.

  The 1995 acquisitions include: The Ranch Country Club and Stonebridge Country Club acquired in December, 1994, Red Mountain Ranch Country Club acquired in January, 1995, The Hills of Lakeway, Live Oak Golf Course, Yaupon Golf Course and Brandermill Country Club acquired in March, 1995.

                          COBBLESTONE HOLDINGS, INC.

         (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1995 AND PERTAINING TO THE NINE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

  In conjunction with the purchase of The Hills of Lakeway, the Company is required to pay a deferred purchase price equal to the greater of $4,150 per membership or 25% of Initiation Fees, as defined, collected for the first three hundred memberships sold.

  A summary of the aggregate acquisition costs and allocation of the purchase price to the assets and liabilities assumed is as follows:

                                                 YEAR ENDED SEPTEMBER 30,
                                            -----------------------------------
                                               1993        1994        1995
                                            ----------- ----------- -----------
Total acquisition costs:
  Cash paid and acquisition related costs.. $19,691,733 $23,924,305 $41,245,470
  Long-term debt and assumption of
   liabilities.............................  16,888,762   2,325,934   7,379,667
  Minority interest........................     401,379     344,175         --
                                            ----------- ----------- -----------
                                            $36,981,874 $26,594,414 $48,625,137
                                            =========== =========== ===========
Allocated to assets as follows:
  Current assets........................... $   747,428 $   152,452 $   775,622
  Property, equipment and leasehold
   interests...............................  34,488,661  26,441,962  47,849,515
  Other assets.............................   1,745,785         --          --
                                            ----------- ----------- -----------
                                            $36,981,874 $26,594,414 $48,625,137
                                            =========== =========== ===========

  The following pro forma results for acquisitions consummated through September 30, 1995 assume the acquisitions occurred at the beginning of the fiscal year prior to the year in which the facility was acquired. The unaudited pro forma results have been prepared utilizing the historical financial statements of the Company and the acquired business.

                                               YEAR ENDED SEPTEMBER 30,
                                          -------------------------------------
                                             1993         1994         1995
                                          -----------  -----------  -----------
                                          (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
Operating revenues....................... $23,481,269  $47,043,151  $54,407,767
Net loss................................. $  (910,992) $(1,158,708) $(1,153,012)

  This pro forma information is not necessarily indicative of the actual results that would have been achieved had the acquisitions occurred at the beginning of the fiscal year prior to the year in which the facility was acquired, nor is it necessarily indicative of future results.

  In October 1995, the Company entered into a management agreement for the Red Hawk Golf Club. Cash paid and acquisition related costs totaled $40,843 and are included as leasehold interest in the accompanying consolidated financial statements.

  In June, 1996, the Company acquired the Eagle Crest Golf Club for $6,195,718 in cash and acquisition related costs and assumed liabilities totalling $87,756. Allocation of these costs were $6,273,682 to property and equipment and $9,792 to current assets. The pro-forma effect of this acquisition on the Company's interim results of operations is not material.

  In June, 1996, the Company entered into a fifteen year lease of the Sweetwater Country Club. Cash paid and acquisition related costs through June 30, 1996 are $52,830 and are included in other assets in the accompanying consolidated financial statements.

3. NOTES RECEIVABLE

  Notes receivable consists of promissory notes made by golf club members for the payment of initiation fees. The notes carry below market or no interest rates, amortize monthly and generally have a term of five years. Management periodically analyzes the collectability of the notes receivable and reserves for the portion that is

                          COBBLESTONE HOLDINGS, INC.

         (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1995 AND PERTAINING TO THE NINE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

doubtful of being collected. The notes are secured by the underlying golf club membership and the Company has full recourse against the member. The Company's notes receivable balance was composed of the following:

                                                      SEPTEMBER 30,  JUNE 30,
                                                          1995         1996
                                                      ------------- -----------
                                                                    (UNAUDITED)
Gross Receivables....................................  $ 7,538,182  $ 8,265,386
Less allowance for uncollectable accounts............   (2,117,000)  (1,633,616)
Less valuation allowance for imputed interest........   (1,242,867)  (1,294,301)
                                                       -----------  -----------
                                                         4,178,315    5,337,469
Current portion......................................      862,922    1,592,206
                                                       -----------  -----------
                                                       $ 3,315,393  $ 3,745,263
                                                       ===========  ===========

4. PROPERTY, EQUIPMENT AND LEASEHOLD INTERESTS

  Property, equipment and leasehold interests consist of the following:

                                           SEPTEMBER 30,
                                      -------------------------    JUNE 30,
                                         1994          1995          1996
                                      -----------  ------------  ------------
                                                                 (UNAUDITED)
Land................................. $ 8,458,701  $ 14,258,104  $ 15,147,752
Land improvements....................  43,471,346    74,172,889    82,463,650
Buildings and improvements...........  15,041,211    26,558,329    29,974,231
Equipment, furniture and fixtures....   6,689,814    12,777,828    16,407,849
Golf course facility construction in
 progress............................   1,059,305     6,009,124     5,085,718
Leasehold interests..................   2,799,714     2,799,714     2,840,556
                                      -----------  ------------  ------------
                                       77,520,091   136,575,988   151,919,756
Less accumulated depreciation and
 amortization........................  (3,785,854)   (8,575,684)  (13,758,266)
                                      -----------  ------------  ------------
Property, equipment and leasehold
 interests, net...................... $73,734,237  $128,000,304  $138,161,490
                                      ===========  ============  ============

  Land improvements include $10,848,847, $21,214,449, and $23,392,707 at
September 30, 1994 and 1995, and June 30, 1996 respectively, of nondepreciable golf course improvements consisting of tees, fairways, roughs, trees, greens, bunkers and sandtraps.

                          COBBLESTONE HOLDINGS, INC.

         (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1995 AND PERTAINING TO THE NINE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

5. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                SEPTEMBER 30,
                                           -----------------------   JUNE 30,
                                              1994        1995         1996
                                           ----------- ----------- ------------
                                                                   (UNAUDITED)
8% note payable, due monthly through
 2007....................................  $   315,592 $   301,104 $    286,611
Variable rate note payable, effective
 interest rate 11.02%, due monthly,
 secured by the assets of The Vineyard
 at Escondido............................    6,067,673   5,978,847    5,807,725
10% imputed interest note payable January
 2000....................................          --      179,380      174,970
10% imputed interest note payable, due
 monthly beginning January 1996..........          --    2,693,873          --
11 1/2% Series A Senior Notes due 2003...          --          --    70,000,000
13 1/2% Series A Senior Zero-Coupon Notes
 due 2004................................          --          --    28,962,650
Bank term loan...........................   35,683,851  71,444,424          --
Bank revolving credit agreement..........      500,000   2,300,000          --
Capital lease obligations, due at various
 dates through 2000......................    2,522,676   3,802,597    1,266,773
                                           ----------- ----------- ------------
                                            45,089,792  86,700,225  106,498,729
Less current portion.....................      895,406   1,686,275      441,552
                                           ----------- ----------- ------------
                                           $44,194,386 $85,013,950 $106,057,177
                                           =========== =========== ============

  During 1994, certain loans were repaid in advance of maturity. Costs associated with the early retirement of such loans amounted to $427,997 and were recorded as an extraordinary item in the consolidated statement of operations.

  In 1994, the Company entered into a credit agreement (the "Credit Agreement") with a consortium of banks. The Credit Agreement, amended in 1995, provides for a $5 million revolving credit facility to be used primarily for working capital and an $85 million term loan facility used for refinancing existing debt, acquisitions and certain capital expenditures.

  The revolving credit facility expires September 30, 2001 at which time any outstanding unpaid principal is payable in full. The revolving credit facility provides that borrowings bear interest, which is payable quarterly, at the Eurodollar rate or a Floating Rate, as defined, plus spreads ranging from 1% to 4% depending upon the extent of utilization by the Company (9.875% and 9.550% at September 30, 1995, respectively) and requires a non-use fee on the unused portion equal to 1/2% per annum. The term loan facility provides that borrowings are payable based on certain specified percentages (ranging from 9.813% to 9.875% as of September 30, 1995, respectively) in 20 quarterly installments commencing December 1996 and ending September 2001.

  The Credit Agreement requires mandatory reductions or prepayments of principal as a result of certain events and provides for voluntary prepayments. The Credit Agreement contains numerous covenants which, among other things, require the Company to maintain defined leverage and interest coverage ratios, as well as a minimum consolidated net worth and limits the incurrance of debt, capital expenditures and payment of dividends. Borrowings under the Credit Agreement are secured by substantially all assets of the Company except for certain real property in Escondido, California and equipment under capital leases. In addition, stock of CGGI and subsidiaries has been pledged to the lenders.

  In conjunction with the Credit Agreement, the Company issued warrants to purchase 20,000 shares of the Company's Series A preferred stock at $100 per share and 5,472 shares of the Company's common stock at $1 per share. As of September 30, 1995, all warrants had been exercised.

                          COBBLESTONE HOLDINGS, INC.

         (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1995 AND PERTAINING TO THE NINE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

  Pursuant to the terms of the Credit Agreement and to reduce the impact of interest-rate changes on future interest expense, the Company entered into interest rate swap agreements during 1994 with one of the lender banks ("the Bank"). The agreements effectively convert $20 million of the Company's floating rate long-term debt to a fixed rate basis without an exchange of the underlying principal amounts. At September 30, 1995, the Company was obligated to pay a fixed rate of 5.72% on $10 million and 6.13% on $10 million and to receive the three-month LIBOR (6.00% and 5.87%, respectively at September 30, 1995). The rate is reset every three months and the swap agreements expire in March and April 1997, respectively. The differential to be paid or received is accrued and recognized as an adjustment to, interest expense related to the debt. The related amount payable to or receivable from the Bank is included in other liabilities or assets. The fair values of the swap agreements are not recognized in the financial statements. In June 1996, the swap agreements were sold without a resulting significant gain or loss.

  In conjunction with a purchase of two adjacent golf course facilities in 1995 (the "Clubs"), the Company issued a $3,500,000 non-interest bearing promissory note (the "Note"). Interest on the Note has been imputed at a rate of 10% and monthly principal payments on the Note are payable in an amount equal to 50% of Initiation Fees (as defined) collected by the Clubs after January 1, 1996. Any unpaid principal on the Note is payable on the earlier of December 14, 2006 or upon the sale by the holder of the Note of a certain number of residential homes in the communities adjacent to the golf courses.

  Maturities of long-term debt (exclusive of capital lease obligations) for each of the five years in the period ending September 30, 2000, are as follows: 1996--$350,889; 1997--$7,778,119; 1998--$9,352,990; 1999--
$11,675,086; 2000--$13,738,176; thereafter--$40,002,368.

  On June 4, 1996, the Company and CGGI completed two contemporaneous high yield bond offerings (the "Offerings") totaling approximately $100 million. CGGI offered $70 million aggregate principal amount 11 1/2% senior notes due 2003. The Company offered 86,000 Units, each consisting of $1,000 principal amount at maturity of 13 1/2% senior zero-coupon notes due 2004 and one share of common stock, par $.01 per share, of the Company. The net proceeds of the offering by the Company of $28.7 million were contributed as equity to CGGI.

  Concurrent with the Offerings, the Company repaid the bank term loan and the bank revolving credit agreement of $77.4 million and $4.6 million, respectively, and repaid obligations under capital leases totaling $4.1 million. The Company also paid the Note which had a balance of $2.9 million at June 4, 1996, which resulted in a gain on early retirement of debt of $0.4 million. This gain and a $3.9 write-off of unamortized loan fees related to the bank term loan and bank revolving credit agreement of have been recorded as extraordinary items in the consolidated statement of operations.

  Also, on June 4, 1996 the Company obtained a new $50 million a bank facility (the "New Credit Facility") consisting of a $45 million bank revolver for future acquisitions and capital projects and a $5 million working capital facility to fund short term operating needs. The New Credit Facility has terms similar to The Credit Agreement described above. There were no borrowings under the New Credit Facility at June 30, 1996.

6. REDEEMABLE PREFERRED STOCK

  The Company has two classes of redeemable preferred stock. Both series have priority upon liquidation over the Company's common stock, but have equal priority with respect to each other. Both series are also entitled to vote along with the common stock on the basis of one vote per share of preferred stock. Shares of Series A preferred stock are redeemable by the Company at any time, at the discretion of the Board of Directors, for the

                          COBBLESTONE HOLDINGS, INC.

         (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1995 AND PERTAINING TO THE NINE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

purchase price of $100 per share. Shares of Series B preferred stock are redeemable by the Company at any time, at the discretion of the Board of Directors, for the purchase price of $100 per share plus a pro-rata portion of any federal income taxes paid prior to the redemption date as a result of any gain recognized for federal income tax purposes upon sale of any golf facilities or subsidiaries in which the tax basis of the property on the date of acquisition is less than the price paid by the Company. Upon the sale, consolidation or merger of the Company with or into another corporation, the sale of all or substantially all of the Company's assets, or the sale or exchange of stock representing at least 80% of the voting power of stock of the Company, the Company must redeem all remaining outstanding shares of both series of preferred stock at the redemption price as defined above. Redeemable preferred stock consists of the following:

                                                          SHARES     AMOUNT
                                                         --------- -----------
Balance at September 30, 1992...........................       --          --
Issuance of Series A preferred stock for cash, net of
 issuance costs of $623,075............................. 3,080,395 $24,794,725
Issuance of Series A preferred stock for assets and for
 ownership interest in consolidated subsidiary..........    55,105     380,800
Issuance of Series B preferred stock for cash, net of
 issuance costs of......................................   242,381   1,945,820
                                                         --------- -----------
Balance at September 30, 1993........................... 3,377,881  27,121,345
Issuance of Series A preferred stock for cash...........   786,527   6,490,000
                                                         --------- -----------
Balance at September 30, 1994........................... 4,164,408  33,611,345
Issuance of Series A preferred stock for cash, net of
 $83,376 in issuance costs.............................. 1,055,957   8,629,824
                                                         --------- -----------
Balance at September 30, 1995 and June 30, 1996
 (unaudited)............................................ 5,220,365 $42,241,169
                                                         ========= ===========

  In May, 1996, the Board of Directors approved a 12.11905-for-one stock split of the Company's outstanding common stock and preferred stock. In connection with this stock split, the Company's authorized shares of common stock and preferred stock changed to 5,000,000 and 10,000,000, respectively. Also, the Company converted all Series B preferred stock to Series A preferred stock.

7. INCOME TAXES

  Income taxes are provided for in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. Under this method, the Company recognizes deferred tax assets and liabilities for the expected future tax effects of temporary differences between the carrying amounts and the tax bases of assets and liabilities, as well as operating loss carryforwards.

  The significant components of the Company's deferred tax assets and liabilities are:

                                                           SEPTEMBER 30,
                                                      ------------------------
                                                         1994         1995
                                                      -----------  -----------
Deferred tax liabilities:
  Accounting basis in excess of tax basis of golf
   properties........................................ $(4,184,000) $(4,184,000)
  Depreciation.......................................    (224,000)    (472,000)
                                                      -----------  -----------
Total deferred tax liabilities.......................  (4,408,000)  (4,656,000)
Deferred tax assets:
  Net operating loss carryforwards...................     767,000          --
  Reserve for notes receivable.......................         --     1,062,000
  Deferred gain on sale and leaseback................         --       320,000
  Accrued liabilities................................     298,000      262,000
  Other, net.........................................         --        63,000
                                                      -----------  -----------
Total deferred tax assets............................   1,065,000    1,707,000
Valuation allowance for deferred tax assets..........    (841,000)    (928,000)
                                                      -----------  -----------
Net deferred tax assets..............................     224,000      779,000
                                                      -----------  -----------
Net deferred tax liabilities......................... $ 4,184,000  $ 3,877,000
                                                      ===========  ===========

                          COBBLESTONE HOLDINGS, INC.

         (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1995 AND PERTAINING TO THE NINE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)


  Significant components of the provision for income taxes are as follows:

                                                                SEPTEMBER 30,
                                                              -----------------
                                                               1994     1995
                                                              ------- ---------
     Current:
       Federal............................................... $   --  $ 307,000
       State.................................................  71,931   208,000
                                                              ------- ---------
                                                               71,931   515,000
     Deferred:
       Federal...............................................     --   (307,000)
       State.................................................     --        --
                                                              ------- ---------
                                                                  --   (307,000)
                                                              ------- ---------
     Total provision......................................... $71,931 $ 208,000
                                                              ======= =========

  The following is a reconciliation of the actual tax provision (benefit) to the expected tax provision (benefit) computed by applying the statutory federal income tax rate to income before income taxes:

                                                YEAR ENDED SEPTEMBER 30,
                                              -------------------------------
                                                1993       1994       1995
                                              ---------  ---------  ---------
Income tax provision at statutory rate....... $(296,136) $(467,060) $(174,234)
State income tax provision, net of federal
 tax benefit.................................     4,160     46,755    135,200
Permanent differences........................       --         --     177,938
Increase in valuation allowance..............   319,076    435,000     87,000
Other........................................   (20,700)    57,236    (17,904)
                                              ---------  ---------  ---------
Total provision for income taxes............. $   6,400  $  71,931  $ 208,000
                                              =========  =========  =========

8. COMMITMENTS

  In March 1995, the Company entered into a sale and leaseback transaction for one of its golf course facilities. The Company received proceeds of approximately $7.4 million and entered into a lease for fifteen years with two five year renewal options. Minimum rent was $60,939 and $61,975 per month at September 30, 1995 and June 30, 1996, respectively, and is subject to annual increases based upon changes in the Consumer Price Index. The deferred gain on the sale and leaseback transaction of $499,000 is being amortized over the term of the lease. The Company recorded $407,000 and $559,000 of rent expense for the year ended September 30, 1995 and the six months ended June 30, 1996, respectively, related to the lease.

  The Company also leases three other golf facilities from the city or county in which the facility is located. The leases expire in the years 1997, 2016 and 2029. The Company recorded an aggregate of $99,000, $138,000 and $639,000 in rent expense related to leased golf course facilities for the years ended September 30, 1993, 1994 and 1995, respectively and $362,968 and $772,175 for the nine months ended June 30, 1995 and 1996, respectively.

  The Company leases certain golf carts and maintenance equipment under capital leases with terms of two to five years. Included in equipment, furniture and fixtures in the accompanying consolidated balance sheets is equipment under capital leases totaling $3,393,842, $5,806,693 and $1,065,070 at September 30, 1994 and 1995 and June 30, 1996, respectively. Accumulated amortization of equipment under capital leases totaled $588,859, $1,490,214 and $385,736 at September 30, 1994 and 1995 and June 30, 1996, respectively.

                          COBBLESTONE HOLDINGS, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

         (INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1995 AND PERTAINING TO THE NINE MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)


  Future minimum lease payments at September 30, 1995 are as follows:

                                                            CAPITAL    OPERATING
     YEARS ENDING SEPTEMBER 30,                              LEASES     LEASES
     --------------------------                            ---------- -----------
     1996................................................. $1,655,582 $   919,971
     1997.................................................  1,202,848     815,265
     1998.................................................    844,007     797,265
     1999.................................................    569,326     797,265
     2000.................................................    283,503     797,265
     Thereafter...........................................        --    8,579,018
                                                           ---------- -----------
       Total minimum lease payments.......................  4,555,266 $12,706,049
                                                                      ===========
     Amount representing interest.........................    752,669
                                                           ----------
     Present value of net minimum lease payments..........  3,802,597
     Current portion......................................  1,335,386
                                                           ----------
                                                           $2,467,211
                                                           ==========

  In accordance with certain purchase agreements, the Company is required to maintain the respective golf courses in good condition and make various capital improvements. As of September 30, 1995, the Company had commitments to build an additional nine holes at two facilities with an estimated aggregate cost of approximately $5.5 million.

9. RELATED PARTY TRANSACTIONS

  In connection with the formation of the Company, an officer of the Company contributed his interests in the leases of two golf course facilities in exchange for 55,105 shares of Series A preferred stock, $160,270 cash and a $250,000 note due in 1999. The officer also contributed his options to acquire certain other golf course facilities at no cost to the Company.

  An affiliate of the majority stockholder provides investment banking and consulting services to the Company. The Company is obligated to pay a service fee to the affiliate semi-annually in advance in an amount equal to 1% per annum of the affiliate's debt and equity investment in the Company and to reimburse the reasonable fees and costs incurred by the affiliate in providing services to the Company. The Company paid $677,255, $809,522, and $1,076,416 in fees to the affiliate pursuant to these obligations during the year ended September 30, 1993, 1994 and 1995; and $915,694 and $325,066 for the nine months ended June 30, 1995 and 1996, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Partners of
Sweetwater Golf Partnership

  In our opinion, the accompanying balance sheet and the related statements of operations, of partners' capital (deficit) and of cash flows present fairly, in all material respects, the financial position of Sweetwater Golf Partnership (the Partnership), formerly a division of Sugarland Properties Incorporated (SPI) known as Sweetwater Country Club (the Division), at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As disclosed in the financial statements, there are extensive transactions and relationships between the Partnership and SPI. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

  On July 1, 1996, essentially all of the assets and ongoing operations of the Partnership were sold to a third party for approximately $12,100,000. The third party also assumed certain current liabilities and the liability for refundable member security deposits. In July 1996, the Partnership repaid the notes payable and substantially all remaining current liabilities. The partners intend to distribute the remaining net assets of the Partnership and liquidate the Partnership.

PRICE WATERHOUSE LLP

Houston, Texas
July 26, 1996

                          SWEETWATER GOLF PARTNERSHIP
           (FORMERLY A DIVISION OF SUGARLAND PROPERTIES INCORPORATED)

                                 BALANCE SHEET

                                              DECEMBER 31,
                                         -----------------------   JUNE 30,
                                            1994        1995         1996
                                         ----------- -----------  -----------
                                                                  (UNAUDITED)
ASSETS
Current assets:
  Cash.................................. $   269,024 $   586,971  $   639,602
  Restricted cash.......................     361,024     365,281        2,698
  Accounts receivable...................     912,099     984,355    1,081,436
  Inventories...........................     281,299     206,470      220,144
  Prepaid and other assets, net.........     149,388     108,030       57,974
                                         ----------- -----------  -----------
    Total current assets................   1,972,834   2,251,107    2,001,854
Clubhouse, golf course and related
 facilities, net of accumulated
 depreciation...........................  20,947,134  17,656,030   17,571,980
Deferred loan costs, net of accumulated
 amortization...........................      57,999          --           --
                                         ----------- -----------  -----------
                                         $22,977,967 $19,907,137  $19,573,834
                                         =========== ===========  ===========
LIABILITIES AND PARTNERS' CAPITAL
 (DEFICIT)
Current liabilities:
  Notes payable......................... $ 7,955,965 $ 7,923,604  $ 7,852,080
  Accounts payable......................     273,265     159,163      163,035
  Accrued interest expense..............      36,939      37,193       33,571
  Accrued property taxes................     402,518     407,404      192,577
  Other current liabilities.............     230,050     404,739      187,081
  Deferred revenues.....................     424,257     457,068      651,315
                                         ----------- -----------  -----------
    Total current liabilities...........   9,322,994   9,389,171    9,079,659
Advances from SPI, net..................   7,378,179   7,263,652    7,156,899
Refundable member security deposits.....   6,260,601   6,102,651    6,075,638
                                         ----------- -----------  -----------
    Total liabilities...................  22,961,774  22,755,474   22,312,196
Partners' capital (deficit).............      16,193  (2,848,337)  (2,738,362)
                                         ----------- -----------  -----------
                                         $22,977,967 $19,907,137  $19,573,834
                                         =========== ===========  ===========



         The accompanying notes are an integral part of this statement.

                          SWEETWATER GOLF PARTNERSHIP
           (FORMERLY A DIVISION OF SUGARLAND PROPERTIES INCORPORATED)

                            STATEMENT OF OPERATIONS

                                                              SIX MONTHS ENDED JUNE
                               YEAR ENDED DECEMBER 31,                 30,
                          ----------------------------------  -----------------------
                             1993        1994       1995         1995         1996
                          ----------  ---------- -----------  -----------  ----------
                                                              (UNAUDITED)  (UNAUDITED)
Operating revenues:
  Membership dues.......  $3,747,747  $3,889,271 $ 4,095,820  $2,007,058   $2,203,573
  Initiation fees and
   other................     894,773     929,432     896,941     330,386      453,019
  Food and beverage.....   1,687,086   1,723,432   1,891,668     830,856      930,196
  Golf..................   1,181,294   1,353,683   1,411,782     666,097      735,898
  Merchandise...........     657,663     715,716     756,831     368,307      345,812
  Other.................     722,795     598,397     555,339     279,204      296,414
                          ----------  ---------- -----------  ----------   ----------
                           8,891,358   9,209,931   9,608,381   4,481,908    4,964,912
                          ----------  ---------- -----------  ----------   ----------
Operating expenses:
  Food and beverage.....   1,961,955   1,984,340   2,055,792     952,418    1,006,622
  Golf..................   1,589,170   1,750,181   1,955,559     995,622    1,002,050
  Depreciation and
   amortization.........     946,138     968,062   1,009,127     501,089      531,865
  Merchandise...........     540,904     580,596     618,694     313,590      291,657
  Property taxes........     354,664     402,686     407,614     194,000      203,700
  Membership............     251,039     223,713     229,399     120,377      108,652
  General and
   administrative.......   1,570,385   1,560,970   1,608,071     764,362      767,935
  Other.................   1,092,439     992,955   1,043,782     559,947      547,410
                          ----------  ---------- -----------  ----------   ----------
                           8,306,694   8,463,503   8,928,038   4,401,405    4,459,891
                          ----------  ---------- -----------  ----------   ----------
Income from operations..     584,664     746,428     680,343      80,503      505,021
Loss on disposal of
 assets.................                           2,700,000
Interest expense........     614,314     709,964     844,873     425,962      395,046
                          ----------  ---------- -----------  ----------   ----------
Net income (loss).......  $  (29,650) $   36,464 $(2,864,530) $ (345,459)  $  109,975
                          ==========  ========== ===========  ==========   ==========



         The accompanying notes are an integral part of this statement.

                          SWEETWATER GOLF PARTNERSHIP
           (FORMERLY A DIVISION OF SUGARLAND PROPERTIES INCORPORATED)

                    STATEMENT OF PARTNERS' CAPITAL (DEFICIT)

                                    SUGARLAND      FIRST COLONY
                                    PROPERTIES        SPORTS
                                   INCORPORATED  PROPERTIES, INC.    TOTAL
                                   ------------  ---------------- -----------
Balance at December 31, 1993...... $       --        $    --      $       --
Capital contribution..............                      1,000           1,000
Net income for the period August
 19 through December 31, 1994
 (see Note 2).....................      15,041            152          15,193
                                   -----------       --------     -----------
Balance at December 31, 1994......      15,041          1,152          16,193
Net loss for 1995.................  (2,835,885)       (28,645)     (2,864,530)
                                   -----------       --------     -----------
Balance at December 31, 1995......  (2,820,844)       (27,493)     (2,848,337)
Net income for the six month
 period ended June 30, 1996
 (unaudited)......................     108,875          1,100         109,975
                                   -----------       --------     -----------
Balance at June 30, 1996
 (unaudited)...................... $(2,711,969)      $(26,393)    $(2,738,362)
                                   ===========       ========     ===========



         The accompanying notes are an integral part of this statement.

                          SWEETWATER GOLF PARTNERSHIP
           (FORMERLY A DIVISION OF SUGARLAND PROPERTIES INCORPORATED)

                            STATEMENT OF CASH FLOWS

                             YEAR ENDED DECEMBER 31,        SIX MONTHS ENDED JUNE 30,
                         ---------------------------------  ---------------------------
                           1993       1994        1995          1995           1996
                         ---------  ---------  -----------  -------------  ------------
                                                             (UNAUDITED)    (UNAUDITED)
Cash flows from
 operating activities:
  Net income (loss)....  $ (29,650) $  36,464  $(2,864,530)  $   (345,459) $    109,975
  Adjustments to
   reconcile net income
   (loss) to net cash
   provided by
   operating
   activities:
    Loan on disposal of
     assets............                          2,700,000
    Depreciation and
     amortization......    946,138    968,062    1,009,127        501,089       531,865
    Provision for
     doubtful
     accounts..........     23,903     17,092       11,725            795         2,905
    Gain on disposal of
     equipment.........               (12,190)      (2,733)
  Changes in:
    Operating accounts
     with SPI..........   (331,494)   (12,554)    (114,527)       (17,011)     (106,753)
    Accounts
     receivable........     (6,204)   (44,007)     (83,981)       (24,684)      (99,986)
    Inventories........    (16,751)   (59,989)      74,829         40,790       (13,674)
    Prepaid expenses
     and other assets..      1,604   (226,607)         (75)       (49,245)          343
    Accounts payable
     and accrued
     liabilities.......      1,059     26,616       65,727       (202,675)     (432,235)
    Deferred revenues..    178,177   (129,444)      32,811        106,105       194,247
    Security deposits..   (164,789)  (203,369)    (157,950)       (60,568)      (27,013)
                         ---------  ---------  -----------   ------------  ------------
      Net cash provided
       (used) by
       operating
       activities......    601,993    360,074      670,423        (50,863)      159,674
                         ---------  ---------  -----------   ------------  ------------
Cash flows from
 investing activities:
  Capital
   expenditures........   (293,839)  (464,417)    (318,591)      (139,542)     (398,102)
  Restricted cash,
   net.................              (361,024)      (4,257)       327,248       362,583
  Proceeds from sale of
   fixed assets........                              2,733
                         ---------  ---------  -----------   ------------  ------------
      Net cash used by
       investing
       activities......   (293,839)  (825,441)    (320,115)       187,706       (35,519)
                         ---------  ---------  -----------   ------------  ------------
Cash flows from financ-
 ing activities:
  Advances from SPI,
   net.................    555,207    187,334
  Proceeds from capital
   contribution........                 1,000
  Repayment of notes
   payable.............   (701,689)  (549,094)     (32,361)                     (71,524)
  Proceeds from notes
   payable.............      1,902    654,135                      39,134
                         ---------  ---------  -----------   ------------  ------------
Net cash provided
 (used) by financing
 activities............   (144,580)   293,375      (32,361)        39,134       (71,524)
                         ---------  ---------  -----------   ------------  ------------
Net increase (decrease)
 in cash...............    163,574   (171,992)     317,947        175,977        52,631
Cash at beginning of
 period................    277,442    441,016      269,024        269,024       586,971
                         ---------  ---------  -----------   ------------  ------------
Cash at end of period..  $ 441,016  $ 269,024  $   586,971   $    445,001  $    639,602
                         =========  =========  ===========   ============  ============

         The accompanying notes are an integral part of this statement.

                          SWEETWATER GOLF PARTNERSHIP
          (FORMERLY A DIVISION OF SUGARLAND PROPERTIES INCORPORATED)

                            STATEMENT OF CASH FLOWS
                                  (continued)

Supplemental disclosure of noncash transactions:

  During 1994, the Partnership restructured a capital lease into an operating lease resulting in the disposal of equipment with a net book value of $68,364 in lieu of the reduction of the remaining related note payable of $83,307.

  Also during 1994, the Partnership refinanced its outstanding debt commitments with various institutions, aggregating $7,343,799, with Texas Commerce Bank.





        The accompanying notes are an integral part of this statement.

                          SWEETWATER GOLF PARTNERSHIP
          (FORMERLY A DIVISION OF SUGARLAND PROPERTIES INCORPORATED)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION

  Sweetwater Golf Partnership (the Partnership), formerly a division of Sugarland Properties Incorporated (SPI) known as Sweetwater Country Club (the Division), was formed on August 19, 1994 as discussed further in Note 2. The Partnership owns and operates the clubhouse, golf course and related facilities of the Sweetwater Country Club (the Club) located on 380 acres of land in Sugar Land, Texas. The Club extends credit for merchandise and services provided to its members who principally reside in Sugar Land and the greater Houston Area. The Club commenced operations in June 1983.

 On July 1, 1996, essentially all of the assets and ongoing operations of the Partnership were sold to a third party for approximately $12,100,000. The third party also assumed certain current liabilities and the liability for refundable member security deposits. In July 1996, the Partnership repaid the notes payable and substantially all remaining current liabilities. The partners intend to distribute the remaining net assets of the Partnership and liquidate the Partnership.

CLUBHOUSE, GOLF COURSE AND RELATED FACILITIES

  Project development costs, including financing expenses, ad valorem taxes and preoperating management fees incurred during the construction period of the clubhouse, golf course and related facilities, were capitalized.

  The clubhouse building, other buildings and improvements and land development costs are depreciated using the straight-line method over 30 years. Furniture, fixtures and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives which range from three to eight years.

  Effective January 1, 1996, the Partnership adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS 121"). Since the clubhouse, golf course and related facilities were written down to their sales value at December 31, 1995 (see Note 4), adoption of SFAS 121 had no material effect on the Partnership's financial position or results of operations.

RESTRICTED CASH

  Restricted cash consists of cash deposited in an escrow bank account for the payment of property taxes.

INVENTORIES

  Inventories are valued at the lower of cost or market, cost being determined on a first-in, first-out basis.

DEFERRED LOAN COSTS

  Legal fees and other loan costs incurred in connection with the August 1994 refinancing of the Partnership's mortgages were capitalized and are being amortized over the term of the related loans. For the year ended December 31, 1994 and 1995 and the six months ended June 30, 1996, amortization expense relating to these costs equaled $41,429, $99,432 and $41,714, respectively.

MEMBERSHIP FEES AND DEPOSITS

  Various membership classes are offered at the Club, all of which require either a refundable security deposit or a nonrefundable initiation fee. Refundable security deposits are recorded as liabilities when received; nonrefundable initiation fees are recognized as income when received.

                          SWEETWATER GOLF PARTNERSHIP
          (FORMERLY A DIVISION OF SUGARLAND PROPERTIES INCORPORATED)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  The by-laws of the Club outline the conditions under which refundable security deposits are to be returned to members. For resigning members, these conditions include 30 days' written notice, full payment of unpaid dues and charges and the existence of a full membership complement in the resigning member's class of membership. Upon existence of these conditions, one resigning member's security deposit will be refunded for each new member admitted. Notwithstanding these conditions, all membership deposits are refundable to members 30 years from the date their respective membership applications became effective.

INCOME TAXES

  The Partnership is not subject to income tax as the individual partners are responsible for reporting their pro rata share of the Partnership's taxable income or loss. However, the Partnership's tax return is subject to examination by the Internal Revenue Service. Consequently, the individual partners' tax returns are subject to adjustment for any findings resulting from such an examination.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  Management has determined that the fair value of the Partnership's financial instruments is equivalent to the carrying amount of such instruments as presented or disclosed in the financial statements.

ESTIMATES

  The preparation of the Partnership's financial statements requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent asset and liabilities at the date of the financial statements and the related reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The Partnership's management believes that the estimates made in connection with these financial statements are reasonable.

NOTE 2--CHANGE IN STRUCTURE OF ORGANIZATION:

  The Partnership, a Texas general partnership, was established and assumed ownership of the Division from SPI on August 19, 1994. SPI owns a 99% interest, and First Colony Sports Properties, Inc., a wholly-owned subsidiary of SPI, owns a 1% interest in the Partnership. Therefore, common control by SPI continues to exist; additionally, virtually no change in the operations of the Club, or in the basis of accounting for its assets and liabilities, has occurred as a result of this change in the structure of the organization.

NOTE 3--INVENTORIES:

  Inventories are comprised of the following:

                                                     DECEMBER 31,     JUNE 30,
                                                   ----------------- -----------
                                                     1994     1995      1996
                                                   -------- -------- -----------
                                                                     (UNAUDITED)
   Merchandise.................................... $211,209 $139,889  $154,831
   Food and beverage..............................   70,090   66,581    65,313
                                                   -------- --------  --------
                                                   $281,299 $206,470  $220,144
                                                   ======== ========  ========

                          SWEETWATER GOLF PARTNERSHIP
          (FORMERLY A DIVISION OF SUGARLAND PROPERTIES INCORPORATED)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 4--CLUBHOUSE, GOLF COURSE AND RELATED FACILITIES:

  The clubhouse, golf course and related facilities are comprised of the following:

                                  DECEMBER 31,
                            -------------------------    JUNE 30,
                               1994          1995          1996
                            -----------  ------------  ------------
                                                       (UNAUDITED)
   Clubhouse building...... $10,330,357  $ 10,330,357  $ 10,330,357
   Other buildings and
    improvements...........   5,324,690     5,589,539     5,585,868
   Land development........   5,052,767     4,809,365     4,819,660
   Furniture, fixtures and
    equipment..............   3,543,220     3,300,780     3,566,244
                            -----------  ------------  ------------
                             24,251,034    24,030,041    24,302,129
   Accumulated
    depreciation...........  (9,972,182)  (10,342,293)  (10,698,431)
                            -----------  ------------  ------------
                             14,278,852    13,687,748    13,603,698
   Land....................   1,293,794     1,293,794     1,293,794
   Golf course land........   5,374,488     5,374,488     5,374,488
                            -----------  ------------  ------------
                             20,947,134    20,356,030    20,271,980
   Loss on disposal of
    assets.................                (2,700,000)   (2,700,000)
                            -----------  ------------  ------------
                            $20,947,134  $ 17,656,030  $ 17,571,980
                            ===========  ============  ============

  On July 1, 1996, the partnership sold all of its operating assets to an unrelated party. Under the terms of the sale, the price paid for the clubhouse, golf course and related facilities was determined to be substantially lower than their net book value at December 31, 1995; accordingly, these assets were written down at December 31, 1995 to reflect their sales value.

  During 1993, 1994 and 1995 and the six months ended June 30, 1995 and 1996, depreciation expense amounted to $923,924, $926,633, $909,695, $451,375 and
$482,152, respectively. Accumulated depreciation was reduced by $512,217 and $539,584 in connection with the retirement of certain fixed assets during 1994 and 1995, respectively, and by $126,014 for the six months ended June 30, 1996.

NOTE 5--NOTES PAYABLE:

  Notes payable are comprised of the following:

                                                 DECEMBER 31,       JUNE 30,
                                             --------------------- -----------
                                                1994       1995       1996
                                             ---------- ---------- -----------
                                                                   (UNAUDITED)
   Texas Commerce Bank, interest at prime
    plus 1.75% payable monthly, principal
    due August 24, 1996, secured by
    substantially all of the Partnership's
    assets.................................. $6,609,614 $6,609,614 $6,609,614
   Texas Commerce Bank, interest at prime
    plus 1.75% payable monthly, principal
    reduced by monthly instalment payments
    of $11,860, remaining principal due
    August 24, 1996, secured by a second
    lien on substantially all of the
    Partnership's assets....................  1,340,880  1,313,432  1,242,272
   Other notes, various interest rates,
    payable monthly, secured by equipment...      5,471        558        194
                                             ---------- ---------- ----------
                                             $7,955,965 $7,923,604 $7,852,080
                                             ========== ========== ==========

                          SWEETWATER GOLF PARTNERSHIP
          (FORMERLY A DIVISION OF SUGARLAND PROPERTIES INCORPORATED)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 6--ADVANCES FROM SPI, NET:

  Advances from SPI, net are noninterest-bearing, unsecured and consist mainly of reimbursable costs that are incurred by one party on behalf of the other in addition to SPI's funding of cumulative working capital shortfalls. Management of SPI has represented that repayment of these advances will not be required within the next year, and accordingly, these obligations have been classified as long-term on the balance sheet.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Cobblestone Golf Group, Inc.

  We have audited the accompanying statements of operations of Lakeway Country Club for the years ended December 31, 1993 and 1994, and for the three months ended March 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements of operations based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statements of operations presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the statements of operations referred to above present fairly, in all material respects, the results of operations of Lakeway Country Club for the years ended December 31, 1993 and 1994, and for the three months ended March 31, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California
July 3, 1996

                              LAKEWAY COUNTRY CLUB

                            STATEMENTS OF OPERATIONS

                                       YEAR ENDED DECEMBER
                                               31,
                                      ---------------------- THREE MONTHS ENDED
                                         1993        1994      MARCH 31, 1995
                                      ----------  ---------- ------------------
Operating revenues:
  Green fees, cart rentals and
   practice facility fees............ $4,592,525  $4,905,610     $1,250,549
  Food and beverage..................    589,293     621,563        152,099
  Pro shop...........................    629,669     616,394        157,022
  Other..............................    389,195     376,833         50,812
                                      ----------  ----------     ----------
Total operating revenues.............  6,200,682   6,520,400      1,610,482
Operating expenses
  Golf course and tennis center
   operations........................  3,548,790   3,650,040        865,257
  Cost of food and beverage..........    201,363     210,908         51,714
  Cost of pro shop sales.............    436,529     425,400        108,345
  General and administrative.........  1,783,988   1,627,991        307,572
  Depreciation.......................    601,218     580,573        173,971
                                      ----------  ----------     ----------
Total operating expenses.............  6,571,888   6,494,912      1,506,859
                                      ----------  ----------     ----------
Income (loss) from operations........   (371,206)     25,488        103,623
Interest income, net.................     20,890      15,293          6,356
                                      ----------  ----------     ----------
Net income (loss).................... $ (350,316) $   40,781     $  109,979
                                      ==========  ==========     ==========



                            See accompanying notes.

                             LAKEWAY COUNTRY CLUB

                       NOTE TO STATEMENTS OF OPERATIONS

 YEARS ENDED DECEMBER 31, 1993 AND 1994 AND THREE MONTHS ENDED MARCH 31, 1995

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND DESCRIPTION OF BUSINESS

  In 1991, the Federal Depository Insurance Corporation ("FDIC") took possession of the assets of Lakeway Company. On January 31, 1995, Hillwood Development Company ("Hillwood") purchased Lakeway Company from the FDIC.

  In April 1995, Cobblestone Holdings, Inc. ("Cobblestone") purchased Live Oak Golf Course, Yaupon Golf Course, The Hills of Lakesway Golf Course and their related assets and a tennis center and its related assets from Hillwood. The assets purchased by Cobblestone were only a portion of Lakeway Company. These assets are being referred to as Lakeway Country Club (the "Company") herein. Lakeway Country Club is located north of Austin, Texas near Lake Travis.

  The accompanying statements of operations reflect the results of operations from the assets acquired by Cobblestone. The statements of operations for the years ended December 31, 1993 and 1994, and for the three month period ended March 31, 1995 are not necessarily indicative of those that would have been achieved by the Company had it operated on a stand-alone basis.

REVENUE

  Operating revenue is recognized when received except for dues and fees paid in advance which is recognized over the period during which the dues and fees allow the members access to the facilities. The Company recognizes revenue on initiation fees at the time the membership is sold.

PROPERTY, PLANT AND EQUIPMENT

  The Company's property, plant and equipment is depreciated using the straight line over the estimated useful lives of the asset.

RELIANCE ON ESTIMATES

  The financial statements have been prepared in accordance with generally accepted accounting principles and have required management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES

  Lakeway Country Club records income tax expense as if it would file tax returns on a stand alone basis. No provision for income taxes has been made due to the availability of the net operating loss carryforward to offset taxable income.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Cobblestone Golf Group, Inc.

  We have audited the combined statements of operations of Stonebridge Country Club, Inc. and The Ranch Country Club, Inc. for the year ended December 31, 1993 and the eleven and one-half months ended December 15, 1994. These statements of operations are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of operations presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the statements of operations referred to above present fairly, in all material respects, the combined results of operations of Stonebridge Country Club, Inc. and The Ranch Country Club, Inc. in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California
June 21, 1996

                         STONEBRIDGE COUNTRY CLUB, INC.
                          THE RANCH COUNTRY CLUB, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                     ELEVEN
                                                                    AND ONE-
                                                                      HALF
                                                                     MONTHS
                                                                      ENDED
                                                       YEAR ENDED   DECEMBER
                                                      DECEMBER 31,     15,
                                                          1993        1994
                                                      ------------ -----------
Operating revenues
  Green fees, cart rental fees, practice facility
   fees, dues and initiation fees....................  $3,319,483  $ 3,611,663
  Food and beverage revenues.........................   1,149,343    1,151,130
  Pro shop sales.....................................     672,279      658,308
  Other..............................................     344,256      189,881
                                                       ----------  -----------
Total operating revenues.............................   5,485,361    5,610,982
Operating expenses:
  Golf course operations.............................   1,451,871    1,551,028
  Cost of food and beverage..........................   1,553,489    1,543,889
  Cost of pro shop sales.............................   1,262,266    1,145,852
  General and administrative.........................   1,952,595    2,726,511
  Depreciation and amortization......................     104,532      104,530
                                                       ----------  -----------
Total operating expenses.............................   6,324,753    7,071,810
                                                       ----------  -----------
Net loss.............................................  $ (839,392) $(1,460,828)
                                                       ==========  ===========



                            See accompanying notes.

                        STONEBRIDGE COUNTRY CLUB, INC.
                         THE RANCH COUNTRY CLUB, INC.

                  NOTES TO COMBINED STATEMENTS OF OPERATIONS

 DECEMBER 31, 1993 AND THE ELEVEN AND ONE HALF MONTHS ENDED DECEMBER 15, 1994

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND BASIS OF PRESENTATION

  Stonebridge Country Club, Inc. and The Ranch Country Club, Inc. (the "Companies") own and operate two private country clubs. The Companies' main activities include golf, tennis, swimming and dining. In December 1994, Cobblestone Golf Group, Inc. purchased substantially all of the assets of the Companies. Therefore, the accompanying statements of operations reflect the results of operations from the assets acquired by Cobblestone. The statements of operations for the years ended December 31, 1993 and the eleven and one half months ended December 15, 1994 are not necessarily indicative of those that would have been achieved by the Company had it operated on a stand-alone basis.

REVENUE

  Operating revenue is recognized when received except for dues and fees paid in advance which is recognized over the period which the dues and fees allow the members access to the facilities. The Company recognizes revenue on initiation fees at the time the membership is sold.

PROPERTY, PLANT AND EQUIPMENT

  The Company's property, plant and equipment is depreciated using the straight-line method over the estimated useful lives of the assets.

2. INCOME TAXES

  As a result of the Company's net loss, the accompanying statements of operations does not include any provision for income taxes. The Company has recorded a valuation allowance on its deferred tax assets since the realization of such assets is uncertain.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Cobblestone Golf Group, Inc.

  We have audited the accompanying statements of operations of Brandermill Country Club, L.P. for the year ended December 31, 1994 and the two months ended February 28, 1995. These statements of operations are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these statements of operations based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statements of operations presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the statements of operations referred to above present fairly, in all material respects, the results of operations of Brandermill Country Club, L.P. for the year ended December 31, 1994 and the two months ended February 28, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California
July 19, 1996

                         BRANDERMILL COUNTRY CLUB, L.P.

                            STATEMENTS OF OPERATIONS

                                                                     TWO MONTHS
                                                        YEAR ENDED     ENDED
                                                       DECEMBER 31, FEBRUARY 28,
                                                           1994         1995
                                                       ------------ ------------
Operating revenues:
  Membership dues and initiation fees.................  $2,194,861    $359,939
  Food and beverage...................................     647,297      50,872
  Pro shop sales......................................     693,820      46,646
  Other...............................................      24,465       4,299
                                                        ----------    --------
Total operating revenues..............................   3,560,443     461,756
Operating expenses:
  Golf course, tennis and swimming pool operations....     776,614      52,373
  Cost of food and beverage...........................     806,432      95,872
  Cost of pro shop sales..............................     701,161      63,862
  General and administrative..........................     710,676     119,563
  Depreciation........................................      83,308      13,885
                                                        ----------    --------
Total operating expenses..............................   3,078,191     345,555
Income from operations................................     482,252     116,201
Interest expense, net.................................    (486,794)    (72,574)
                                                        ----------    --------
Net income (loss).....................................  $   (4,542)   $ 43,627
                                                        ==========    ========


                            See accompanying notes.

                        BRANDERMILL COUNTRY CLUB, L.P.

                       NOTES TO STATEMENTS OF OPERATIONS

      YEAR ENDED DECEMBER 31, 1994 AND TWO MONTHS ENDED FEBRUARY 28, 1995

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND DESCRIPTION OF BUSINESS

  Brandermill Country Club, L.P. ("BCC"), a limited partnership, owns and operates a private country club in Midlothian, Virginia. The club's main activities include golf, tennis, swimming and dining.

  In March 1995, BCC sold its land, inventory, receivables, and other selected assets to Cobblestone Golf Group, Inc. The accompanying statements of operations reflect the results of operations from the assets acquired by Cobblestone. The statements of operations for the years ended December 31, 1993 and 1994, and for the three month period ended March 31, 1995 are not necessarily indicative of those that would have been achieved by the Company had it operated on a stand-alone basis.

REVENUE

  Operating revenue is recognized when received except for dues and fees paid in advance which are recognized over the period which the dues and fees allow the members access to the facilities. The Company recognizes revenue on initiation fees for the amount of the deposit and the amount of the note receivable at the time the membership is sold.

PROPERTY, PLANT AND EQUIPMENT

  The Company's property, plant and equipment is depreciated using the straight-line method over the estimated useful lives of the asset.

RELIANCE ON ESTIMATES

  The financial statements have been prepared in accordance with generally accepted accounting principles and have required management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. INCOME TAXES

  Under the provisions of the Internal Revenue Code, partnerships are not subject to income taxes. For income tax purposes, any income or losses realized are taxable to the individual partners.

                         INDEPENDENT AUDITORS' REPORT

Brandermill Country Club, L.P.
Richmond, Virginia

  We have audited the balance sheet of Brandermill Country Club, L.P. as of December 31, 1993, and the related statements of operations, partners' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brandermill Country Club, L.P. at December 31, 1993, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          BDO Seidman, LLP

Richmond, Virginia
April 12, 1994

                         BRANDERMILL COUNTRY CLUB, L.P.

                                 BALANCE SHEET

                               DECEMBER 31, 1993

ASSETS
Current assets
 Cash............................................................ $    96,312
 Accounts receivable (Note 2)....................................      55,166
 Prepaids and other assets.......................................       2,580
                                                                  -----------
Total current assets.............................................     154,058
                                                                  -----------
Property and equipment, net of accumulated depreciation (Notes 1
 and 2)..........................................................   1,415,609
                                                                  -----------
Other assets.....................................................         440
                                                                  -----------
                                                                  $ 1,570,107
                                                                  ===========
LIABILITIES AND PARTNERS' DEFICIT
Current liabilities
 Accounts payable................................................     $55,271
 Current maturities of long-term debt (Note 2)...................      53,670
 Other liabilities...............................................         --
                                                                  -----------
Total current liabilities........................................     108,941
Long-term debt, less current maturities (Note 2).................   4,541,874
                                                                  -----------
Total liabilities................................................   4,650,815
                                                                  -----------
Commitments (Note 3).............................................
                                                                  -----------
Partners' deficit
 General partner.................................................    (323,416)
 Limited partners................................................  (2,757,292)
                                                                  -----------
Total partners' deficit..........................................  (3,080,708)
                                                                  -----------
                                                                  $ 1,570,107
                                                                  ===========


 See accompanying independent auditors' report, summary of accounting policies and notes to financial statements.

                         BRANDERMILL COUNTRY CLUB, L.P.

                            STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1993

REVENUES
 Membership dues.................................................... $1,976,682
 Initiation fees....................................................    217,936
 Golf course revenue................................................    398,084
 Other income.......................................................     20,657
                                                                     ----------
 Total revenues.....................................................  2,613,359
                                                                     ----------
OPERATING EXPENSES
 Management fees (Note 4)...........................................  1,038,933
 Depreciation and amortization......................................    131,137
 Repairs and maintenance............................................    199,012
 Supplies...........................................................    112,182
 Utilities and telephone............................................    124,344
 Insurance..........................................................     45,703
 Rent (Note 3)......................................................     88,913
 Real estate tax....................................................     46,242
 Other expenses.....................................................    292,140
                                                                     ----------
Total operating expenses............................................  2,078,606
                                                                     ----------
Operating income....................................................    534,753
INTEREST EXPENSE, NET...............................................    517,407
                                                                     ----------
NET INCOME.......................................................... $   17,346
                                                                     ==========


 See accompanying independent auditors' report, summary of accounting policies and notes to financial statements.

                         BRANDERMILL COUNTRY CLUB, L.P.

                         STATEMENT OF PARTNERS' DEFICIT

                          YEAR ENDED DECEMBER 31, 1993

                                            GENERAL     LIMITED
                                            PARTNER    PARTNERS       TOTAL
                                           ---------  -----------  -----------
PARTNERS' DEFICIT, December 31, 1992...... $(322,054) $(2,749,949) $(3,072,003)
Distributions to partners.................    (4,071)     (21,980)     (26,051)
Net income for the year...................     2,709       14,637       17,346
                                           ---------  -----------  -----------
PARTNERS' DEFICIT, December 31, 1993...... $(323,416) $(2,757,292) $(3,080,708)
                                           =========  ===========  ===========



 See accompanying independent auditors' report, summary of accounting policies and notes to financial statements.

                         BRANDERMILL COUNTRY CLUB, L.P.

                            STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1993

OPERATING ACTIVITIES
 Net income.......................................................... $ 17,346
 Adjustments to reconcile net income to net cash provided by operating activities
  Depreciation and amortization......................................  131,137
  Decrease in accounts receivable....................................    6,834
  Decrease in prepaids and other assets..............................      --
  Increase (decrease) in accounts payable............................  (22,773)
  Other..............................................................  (12,826)
                                                                      --------
Net cash provided by operating activities............................  119,718
                                                                      --------
INVESTING ACTIVITIES
 Purchase of property and equipment..................................  (47,500)
                                                                      --------
Net cash absorbed by investing activities............................  (47,500)
                                                                      --------
FINANCING ACTIVITIES
 Payments on long-term debt..........................................  (47,866)
 Distributions to partners...........................................  (26,051)
                                                                      --------
Net cash absorbed by financing activities............................  (73,917)
                                                                      --------
INCREASE (DECREASE) IN CASH..........................................   (1,699)
CASH, beginning of year..............................................   98,011
                                                                      --------
CASH, end of year.................................................... $ 96,312
                                                                      ========


 See accompanying independent auditors' report, summary of accounting policies and notes to financial statements.

                         BRANDERMILL COUNTRY CLUB, L.P.

                         SUMMARY OF ACCOUNTING POLICIES

 NATURE OF                Brandermill Country Club, L.P. ("BCC"), a limited
 BUSINESS                 partnership, owns and operates a private country club
                          in Midlothian, Virginia. The club's main activities
                          include golf, tennis, swimming and dining.
 OTHER ASSETS             Other assets consist primarily of deferred financing
                          costs related to the note payable to Crestar Bank,
                          and are being amortized over the term of the note,
                          (five years).
 PROPERTY AND             Property and equipment is stated at cost.
 EQUIPMENT                Expenditures for ordinary maintenance and repairs are
                          charged to expense as incurred. Cost of betterments,
                          renewals and major replacements are capitalized. At
                          the time properties are retired or otherwise disposed
                          of, the related costs and allowances for depreciation
                          are eliminated from the accounts and any gain or loss
                          on disposition is reflected in income.
                          Depreciation is computed using accelerated methods
                          over the estimated useful lives of the assets.
 INCOME TAXES             BCC is a partnership and, consequently, each partner
                          will report their proportional share of the income,
                          losses and credits on their individual tax return.
 SUPPLEMENTAL DISCLOSURE  Cash payments for interest amounted to $518,310 for
 OF CASH FLOW INFORMATION the year ended December 31, 1993.


                 See accompanying independent auditors' report.

                         BRANDERMILL COUNTRY CLUB, L.P.

                         NOTES TO FINANCIAL STATEMENTS

1. PROPERTY AND EQUIPMENT

  Property and equipment is comprised of the following:

                                                                    DECEMBER 31,
                                                                        1993
                                                                    ------------
Land...............................................................  $  349,099
Buildings..........................................................     823,579
Land improvements..................................................     309,030
Furniture and fixtures.............................................     163,050
Machinery and equipment............................................     151,331
Tennis courts......................................................      29,070
Landscaping........................................................      34,438
Shuffleboard courts................................................       1,492
Parking lots.......................................................      10,229
                                                                     ----------
                                                                      1,871,318
Less accumulated depreciation......................................     455,709
                                                                     ----------
Net property and equipment.........................................  $1,415,609
                                                                     ==========

2. LONG-TERM DEBT

  Long-term debt is comprised of the following:

                                                                  DECEMBER 31,
                                                                      1993
                                                                  ------------
Note payable to Crestar Bank (Crestar), with interest at 11%, collateralized by property and equipment with a book value of approximately $1,416,000 at December 31, 1993, a first security interest in accounts receivable, and personal guarantees of the limited partners, due in 59 monthly installments (amortized on a
 25-year basis) through March 1, 1995, with the final installment equal to an amount to pay the loan in full due on April 1, 1995
 (See below).....................................................  $4,595,544
Less current maturities..........................................      53,670
                                                                   ----------
                                                                   $4,541,874
                                                                   ==========

  On January 28, 1994, the Partnership entered into a new note agreement with NationsBank in the principal amount of $5,550,000; proceeds of which were used primarily to pay off the Crestar note. The new note bears interest at 7.70%. Principal and interest are payable by the Partnership in monthly installments of $45,757 through February 1997, on which date the entire remaining principal balance is due.

  Amounts maturing under the new note during each of its remaining years are as follows: 1994--$110,552; 1995--$129,085; 1996--$139,531; 1997--$5,170,832.

3. COMMITMENTS

  BCC leases certain equipment under operating leases expiring at various dates through 1998. Future minimum rental payments required that have initial or remaining noncancelable terms in excess of one year as of December 31, 1993 are approximately $61,521 in 1994; $58,514 in 1995; $58,514 in 1996; $43,952 in
1997; and $39,601 in 1998. Total rental expense amounted to $88,913 for the year ended December 31, 1993.

                 See accompanying independent auditors' report.

                        BRANDERMILL COUNTRY CLUB, L.P.

4. RELATED PARTY TRANSACTIONS

  For the year ended December 31, 1993 BCC paid $1,038,933 to East West Partners of Virginia, Inc., a related entity to BCC, for management and administrative fees. This amount relates primarily to salary and employee benefit costs incurred by employees of East West.



                See accompanying independent auditors' report.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Cobblestone Golf Group, Inc.

  We have audited the accompanying statements of income for Pecan Grove Plantation Country Club, Inc. (the "Club") for the year ended December 31, 1993 and the month ended January 31, 1994. These statements of income are the responsibility of the Club's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of income are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of income. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of income presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the statements of income referred to above present fairly, in all material respects, the results of operations of Pecan Grove Plantation Country Club, Inc. for the year ended December 31, 1993 and the month ended January 31, 1994, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California
July 19, 1996

                   PECAN GROVE PLANTATION COUNTRY CLUB, INC.

                              STATEMENTS OF INCOME

                                                        YEAR ENDED  MONTH ENDED
                                                       DECEMBER 31, JANUARY 31,
                                                           1993        1994
                                                       ------------ -----------
Operating revenues:
  Green fees, cart rental fees, practice facility
   fees, dues and initiation fees.....................  $2,282,397   $182,064
  Food and beverage revenues..........................     408,847     20,067
  Pro shop sales......................................     283,230      5,980
  Other...............................................      26,522      1,177
                                                        ----------   --------
Total operating revenues..............................   3,000,996    209,288
Operating expenses:
  Golf course operations..............................   2,380,405    171,304
  Cost of food and beverage...........................     177,772      7,151
  Cost of pro shop sales..............................     265,547     11,606
  Depreciation and amortization.......................      79,295      6,125
                                                        ----------   --------
Total operating expenses..............................   2,903,019    196,186
Income from operations................................      97,977     13,102
Provision for income taxes............................      25,404      4,000
                                                        ----------   --------
Net income............................................  $   72,573   $  9,102
                                                        ==========   ========


                            See accompanying notes.

                      PECAN GROVE PLANTATION COUNTRY CLUB

                         NOTES TO STATEMENTS OF INCOME


1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND DESCRIPTION OF BUSINESS

  Pecan Grove Plantation Country Club (the "Company") is located in Richmond, Texas, and consists of a 27-hole private golf course, driving range, tennis courts, pool, clubhouse and pro shop. In February, 1994 the Company sold its land, inventory, receivables, and other selected assets to Cobblestone Golf Group, Inc.

  The accompanying statements of income reflect the results of operations from the assets acquired by Cobblestone Golf Group, Inc.. The statements of operations for the year ended December 31, 1993 and for the month ended January 31, 1994 are not necessarily indicative of those that would have been achieved by the Company had it operated on a stand alone basis.

REVENUE

  Operating revenue is recognized when received except for dues and fees paid in advance which are recognized over the period during which the dues and fees allow the members access to the facilities. The Company recognizes revenue on initiation fees at the time the membership is sold.

PROPERTY, PLANT AND EQUIPMENT

  The Company's property, plant and equipment is depreciated using the straight-line method over the estimated useful lives of the asset.

RELIANCE ON ESTIMATES

  The statements of income have been prepared in accordance with generally accepted accounting principles and have required management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the statements of income and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. INCOME TAXES

  The provision (benefit) for income taxes at January 31, 1994 and December 31, 1993 consists of the following:

                                                        DECEMBER 31, JANUARY 31,
                                                            1993        1994
                                                        ------------ -----------
      Current:
        Federal........................................   $20,882      $3,280
        State..........................................     4,522         720
      Deferred:
        Federal........................................       --          --
        State..........................................       --          --
                                                          -------      ------
                                                          $25,404      $4,000
                                                          =======      ======

                        See accountants' review report.

                      PECAN GROVE PLANTATION COUNTRY CLUB

2. INCOME TAXES (CONTINUED)

  A reconciliation of the effective tax rates and the statutory federal income tax rates are as follows:

                                 DECEMBER 31, JANUARY 31,
                                     1993        1994
                                 ------------ -----------
       Tax at federal rate.....    $ 35,174     $ 4,717
       State income tax, net of
        federal tax benefits...       2,939         469
       Benefit of graduated
        rates..................     (12,709)     (1,186)
                                   --------     -------
                                   $ 25,404     $ 4,000
                                   ========     =======



                        See accountants' review report.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Cobblestone Golf Group, Inc.

  We have audited the accompanying statement of income of Ocean Vista Land Company for the five months ended May 31, 1993. This statement of income is the responsibility of Ocean Vista Land Company's management. Our responsibility is to express an opinion on this statement of income based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of income is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of income. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of income presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the statement of income referred to above presents fairly, in all material respects, the results of operations of Ocean Vista Land Company for the five months ended May 31, 1993, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California
July 19, 1996

                            OCEAN VISTA LAND COMPANY

                              STATEMENT OF INCOME

                         FIVE MONTHS ENDED MAY 31, 1993

Operating revenues:
  Green fees, cart rental fees, practice facility fees,
   dues and initiation fees......................................... $1,815,550
  Food and beverage revenues........................................    482,836
  Other.............................................................    260,631
                                                                     ----------
Total operating revenues............................................  2,559,017
Operating expenses:
  Golf course operations............................................    619,879
  Cost of food and beverage.........................................    483,235
  General and administrative........................................  1,020,490
                                                                     ----------
Total operating expenses............................................  2,123,604
                                                                     ----------
Net income.......................................................... $  435,413
                                                                     ==========


                            See accompanying notes.

                           OCEAN VISTA LAND COMPANY

                          NOTE TO STATEMENT OF INCOME

                        FIVE MONTHS ENDED MAY 31, 1993

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND DESCRIPTION OF BUSINESS

  Ocean Vista Land Company owns and operates the El Camino Country Club ("El Camino") and Whispering Palms Lodge and Country Club ("Whispering Palms"). El Camino is located in Oceanside, California, and consists of an 18-hole private golf course, driving range, tennis courts, pool, clubhouse and pro shop. Whispering Palms is located in Rancho Santa Fe, California, and consists of a 27-hole semi-private golf course, lodge, tennis courts, swimming pool, clubhouse and pro shop.

  In June 1993, Cobblestone Golf Group, Inc. purchased substantially all of the stock of Ocean Vista Land Company.

REVENUE

  Operating revenue is recognized when received except for dues and fees paid in advance which are recognized over the period during which the dues and fees allow the members access to the facilities. The Company recognizes revenue on initiation at the time the membership is sold.

RELIANCE ON ESTIMATES

  The financial statements have been prepared in accordance with generally accepted accounting principles and have required management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES

  The effective rate for income tax differs from the statutory rate as a result of the change in deferred taxes related to the write off of notes receivable and investments.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Cobblestone Golf Group, Inc.

  We have audited the accompanying statement of operations of Saticoy Regional Golf Course for the two and a half months ended March 12, 1993. This statement of operations is the responsibility of Saticoy Regional Golf Course's management. Our responsibility is to express an opinion on this statement of operations based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of operations is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of operations. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of operations presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the statement of operations referred to above presents fairly, in all material respects, the results of operations of Saticoy Regional Golf Course for the two and a half months ended March 12, 1993, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California
July 19, 1996

                          SATICOY REGIONAL GOLF COURSE

                            STATEMENT OF OPERATIONS

               FOR THE TWO AND A HALF MONTHS ENDED MARCH 12, 1993

Operating revenues:
  Green fees, golf cart and range revenue............................ $ 77,538
  Food and beverage..................................................    7,249
  Pro shop sales.....................................................    4,050
  Other..............................................................    4,205
                                                                      --------
Total operating revenues.............................................   93,042
Operating expenses:
  Golf course operations.............................................   43,302
  Cost of food and beverage..........................................    4,415
  Cost of pro shop sales.............................................    3,911
  General and administrative.........................................   21,687
  Depreciation.......................................................   15,824
                                                                      --------
Total operating expenses.............................................   89,139
Income from operations...............................................    3,903
Interest expense, net................................................  (14,499)
                                                                      --------
Net income (loss).................................................... $(10,596)
                                                                      ========



                            See accompanying notes.

                         SATICOY REGIONAL GOLF COURSE

                       NOTES TO STATEMENT OF OPERATIONS

               FOR THE TWO AND HALF MONTHS ENDED MARCH 12, 1993

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND DESCRIPTION OF BUSINESS

  Saticoy Regional Golf Course (the "Company") is a public golf course located in Ventura, California. The facility consists of a 9-hole municipal golf course, driving range, and pro shop.

  In March of 1993, Cobblestone Golf Group, Inc. acquired the leasehold interest in the Company.

REVENUE

  Operating revenue is recognized when received.

PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment is depreciated using the straight-line method over the estimated useful lives of the asset.

INCOME TAXES

  As a result of the Company's net loss, the accompanying statement of operations does not include any provision for income taxes. The Company has recorded a valuation allowance on its deferred tax assets since the realization of such assets is uncertain.

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The following unaudited pro forma consolidated financial information of the Company presents the uanudited pro forma consolidated statements of operations for the year ended September 30, 1995, and the nine months ended June 30, 1996, and the unaudited pro forma consolidated balance sheet at June 30, 1996. The pro forma combined consolidated statements of operations for the year ended September 30, 1995, and the nine months ended June 30, 1996, have been adjusted to give effect to (i) the Company's acquisition of Red Mountain Ranch Country Club (completed in January, 1995), the Hills of Lakeway (completed in March, 1995), Live Oak Golf Course (completed in March, 1995), Brandermill Country Club (completed in March, 1995), Yaupon Golf Course (completed in March, 1995), the Ranch Country Club (completed in December, 1994), Stonebridge Country Club (completed in December, 1994), (ii) the Company's acquisition of Eagle Crest Country Club (completed in June, 1996), and Sweetwater Country Club (completed in July, 1996), in each case as if such transactions had occurred on October 1, 1994. The pro forma consolidated balance sheet at June 30, 1996, has been adjusted to give effect to the acquisition of Sweetwater Country Club, which occurred after June 30, 1996. Pro forma adjustments relating to the 1995 Acquisitions and the 1996 Acquisitions are referred to herein collectively as the "Pro Forma Acquisition Adjustments."

  The pro forma as adjusted consolidated statements of operations for the year ended September 30, 1995 and for the nine months ended June 30, 1996, give additional effect to (i) the issuance by the Company of $70,000,000 aggregate principal amount of its 11 1/2% Series A Senior Notes due 2003, (ii) the issuance by Holdings of 86,000 units, each consisting of $1,000 principal amount at maturity of its 13 1/2% Series A Senior Zero-Coupon Notes due 2004 and one share of its common stock, for $352.04 per unit, and the contribution by Holdings to the Company of the net proceeds of $28.7 million, (iii) the increase in interest expense as a result of the increase in indebtedness, (iv) the write-off of the unamortized loan fees, in each case as if such transactions had occurred on the first day of the period presented. The pro forma adjustments relating to the transactions referred to in clauses (i) through (iv) are referred to herein collectively as the "Pro Forma Offering Adjustments."

  The Pro Forma Acquisition Adjustments and Pro Forma Offering Adjustments represent the Company's determination of all adjustments necessary to present fairly the Company's pro forma results of operations and financial position and are based upon available information and certain assumptions considered reasonable under the circumstances. The pro forma consolidated financial information presented herein does not purport to present what the Company's financial position or results of operations would actually have been had such events leading to the Pro Forma Acquisition Adjustments and Pro Forma Offering Adjustments in fact occurred on the date or at the beginning of the periods indicated or to project the Company's financial position or results of operations for any future date or period.

  The pro forma consolidated financial information should be read in conjunction with the historical Consolidated Financial Statements of the Company and the Notes thereto and management's discussion thereof contained elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the Notes thereto.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                     FOR THE YEAR ENDED SEPTEMBER 30, 1995

                                                                    PRO FORMA                    PRO FORMA
                    HISTORICAL         1995             1996       ACQUISITIONS     PRO FORMA    OFFERING       PRO FORMA AS
                     HOLDINGS    ACQUISITIONS (7) ACQUISITIONS (8) ADJUSTMENTS      COMBINED    ADJUSTMENTS       ADJUSTED
                    -----------  ---------------- ---------------- ------------    -----------  -----------     ------------
Operating reve-
 nues:
 Green fees, cart
  rental fees,
  practice
  facility fees,
  dues and
  initiation
  fees...........   $38,043,441     $4,263,175      $ 7,766,082     $      --      $50,072,698  $       --      $ 50,072,698
 Food and
  beverage
  revenues.......     7,034,407        857,275        2,074,500            --        9,966,182          --         9,966,182
 Pro shop sales..     3,311,062        705,421          840,810            --        4,857,293          --         4,857,293
 Other...........     1,473,869        172,703          557,146            --        2,203,718          --         2,203,718
                    -----------     ----------      -----------     ----------     -----------  -----------     ------------
Total operating
 revenues........    49,862,779      5,998,574       11,238,538            --       67,099,891          --        67,099,891
Operating
 expenses:
 Golf course
  operations.....    29,591,886      2,313,558        2,967,097            --       34,872,541          --        34,872,541
 Cost of food and
  beverage.......     2,613,295        799,046        2,124,723            --        5,537,064          --         5,537,064
 Cost of pro shop
  sales..........     2,221,330        717,656          681,019            --        3,620,005          --         3,620,005
 General and
  administrative..    2,517,423      2,329,720        3,623,606      1,168,375 (1)   9,639,124          --         9,639,124
 Depreciation and
  amortization...     6,144,430        422,824        1,084,719       (597,704)(2)   7,054,269          --         7,054,269
                    -----------     ----------      -----------     ----------     -----------  -----------     ------------
Total operating
 expense.........    43,088,364      6,582,804       10,481,164        570,671      60,723,003          --        60,723,003
                    -----------     ----------      -----------     ----------     -----------  -----------     ------------
Income (loss)
 from
 operations......     6,774,415       (584,230)         757,374       (570,671)      6,376,888          --         6,376,888
Interest expense,
 net.............    (8,019,072)      (209,452)        (844,873)      (339,586)(3)  (9,412,983)  (3,408,459)(4)  (12,821,442)
Loss on disposal
 of assets.......           --             --        (2,700,000)     2,700,000 (6)         --           --               --
Gain on insurance
 settlement......       746,845                                            --          746,845          --           746,845
                    -----------     ----------      -----------     ----------     -----------  -----------     ------------
Loss before
 income taxes and
 extraordinary
 item............      (497,812)      (793,682)      (2,787,499)     1,789,743      (2,289,250)  (3,408,459)      (5,697,709)
Provision for
 income taxes....       208,000            --               --             --          208,000          --           208,000
                    -----------     ----------      -----------     ----------     -----------  -----------     ------------
Loss before
 extraordinary
 item............      (705,812)      (793,682)      (2,787,499)     1,789,743      (2,497,250)  (3,408,459)      (5,905,709)
Extraordinary
 item............           --             --               --             --              --    (2,998,986)(5)   (2,998,986)
                    -----------     ----------      -----------     ----------     -----------  -----------     ------------
Net loss.........   $  (705,812)    $ (793,682)     $(2,787,499)    $1,789,743     $(2,497,250) $(6,407,445)    $ (8,904,695)
                    ===========     ==========      ===========     ==========     ===========  ===========     ============



                            See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS AT SEPTEMBER
                                   30, 1995

(1) Represents operating lease payments related to Sweetwater Country Club assuming the lease on the property was acquired at the beginning of the period.

(2) Represents the elimination of the historical depreciation and amortization of 1995 and 1996 Acquisitions of $422,824 and $1,084,719, respectively, and the Company's estimate for depreciation and amortization of $664,959 and $244,880, respectively, assuming the property, equipment and leasehold interests acquired were stated at fair market value at the beginning of the period.

(3) Represents the net effect from the elimination of historical interest expense for the 1995 and 1996 Acquisitions of $209,452 and $844,873, respectively and the effect on interest expense from the borrowings required to fund the 1995 and 1996 Acquisitions as if the transactions were consummated at the beginning of the period of $788,974 and $604,937, respectively.

(4) Represents the net effect from the elimination of historical interest expense of $9,447,651 assuming all existing debt was repayed by the use of offering proceeds at the beginning of the period and the effects on interest expense related to the debt offering of $12,856,110.

(5) Represents the write-off of the unamortized loan fees.

(6) Represents the elimination of the loss on disposal of assets related to Sweetwater Country Club.

(7) The following is a summary of revenue and net income (loss) for the 1995 Acquisitions.

                                                   REVENUE   NET INCOME (LOSS)
                                                  ---------- -----------------
      Red Mountain Ranch C.C..................... $  593,062    $  (52,877)
      Stonebridge and The Ranch C.C..............  1,084,880      (908,984)
      Brandermill C.C............................  1,308,880       142,351
      The Hills of Lakeway, Live Oak Golf Course
       and Yaupon Golf Course (a)................  3,012,368        25,828
                                                  ----------    ----------
                                                  $5,998,574    $ (793,682)
                                                  ==========    ==========

  (a) Facilities were acquired as part of the same acquisition, therefore, amounts have been aggregated.

(8) The following is a summary of revenue and net income (loss) for the 1996
    Acquisitions:

                                                    REVENUE   NET INCOME (LOSS)
                                                  ----------- -----------------
      Eagle Crest Golf Club...................... $ 1,630,157    $    76,631
      Sweetwater C.C.............................   9,608,381     (2,864,530)
                                                  -----------    -----------
                                                  $11,238,538    $(2,787,899)
                                                  ===========    ===========

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                    FOR THE NINE MONTHS ENDED JUNE 30, 1996

                                                         PRO FORMA                    PRO FORMA
                          HISTORICAL         1996       ACQUISITIONS     PRO FORMA    OFFERING        PRO FORMA
                           HOLDINGS    ACQUISITIONS (5) ADJUSTMENTS      COMBINED    ADJUSTMENTS     AS ADJUSTED
                          -----------  ---------------- ------------    -----------  -----------     -----------
Operating revenues:
 Green fees, cart rental
  fees, practice
  facility fees, dues
  and initiation fees...  $31,760,988     $6,094,034     $     --       $37,855,022  $      --       $37,855,022
 Food and beverage
  revenues..............    6,886,496      1,723,726           --         8,610,222         --         8,610,222
 Pro shop sales.........    3,403,735        618,550           --         4,022,285         --         4,022,285
 Other..................    1,664,652        393,791           --         2,058,443         --         2,058,443
                          -----------     ----------     ---------      -----------  ----------      -----------
Total operating
 revenues...............   43,715,871      8,830,101           --        52,545,972         --        52,545,872
Operating expenses:
 Golf course
  operations............   25,860,509      2,884,921           --        28,745,430         --        28,745,430
 Cost of food and
  beverage..............    2,331,328      1,667,628           --         3,998,956         --         3,988,956
 Cost of pro shop
  sales.................    2,259,311        495,186           --         2,754,497         --         2,754,497
 General and
  administrative........    2,595,799      1,913,122       876,281 (1)    5,385,202         --         5,385,202
 Depreciation and
  amortization..........    5,353,224        921,659      (737,998)(2)    5,536,885         --         5,536,885
                          -----------     ----------     ---------      -----------  ----------      -----------
Total operating
 expense................   38,400,171      7,882,516       138,283       46,420,970         --        46,420,970
                          -----------     ----------     ---------      -----------  ----------      -----------
Income (loss) from
 operations.............    5,315,700        947,585      (138,283)       6,125,002         --         6,125,002
Interest expense, net...   (8,192,817)      (604,786)      151,083 (3)   (8,646,520)    (84,823)(4)   (8,731,343)
                          -----------     ----------     ---------      -----------  ----------      -----------
Income (loss) before
 income taxes and
 extraordinary item.....   (2,877,117)       342,799        12,800       (2,521,518)    (84,823)      (2,606,341)
Provision for income
 taxes..................      137,480            --            --           137,480         --           137,480
                          -----------     ----------     ---------      -----------  ----------      -----------
Income (loss) before
 extraordinary item.....   (3,014,597)       342,799        12,800       (2,658,998)    (84,823)      (2,743,821)
Extraordinary item......   (3,520,401)           --            --        (3,520,401)  3,520,401              --
                          -----------     ----------     ---------      -----------  ----------      -----------
Net income (loss).......  $(6,534,998)    $  342,799     $  12,800      $(6,179,399) $3,435,578      $(2,743,821)
                          ===========     ==========     =========      ===========  ==========      ===========


                            See accompanying notes.

 NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS AT JUNE 30,
                                     1996

(1) Represents operating lease payments related to Sweetwater Country Club assuming the lease on the property was acquired at the beginning of the period.

(2) Represents the elimination of the historical depreciation and amortization of 1996 Acquisitions of $921,659 and the Company's estimate for depreciation and amortization of $183,661 assuming the property, equipment and leasehold interests acquired were stated at fair market value at the beginning of the period.

(3) Represents the net effect from the elimination of historical interest expense for the 1996 Acquisitions of $604,786 and the effect on interest expense from the borrowings required to fund the 1996 Acquisitions as if the transactions were consummated at the beginning of the period of $453,703.

(4) Represents the net effect from the elimination of historical interest expense of $7,369,575 assuming all existing debt was repayed by the use of offering proceeds at the beginning of the period and the effects on interest expense related to the debt offering of $7,454,398.

(5) The following is a summary of revenue and net income for the 1996
    Acquisitions:

                                                           REVENUE   NET INCOME
                                                          ---------- ----------
      Eagle Crest Golf Club.............................. $1,356,434  $ 97,479
      Sweetwater C.C.....................................  7,473,667   245,320
                                                          ----------  --------
                                                          $8,830,101  $342,799
                                                          ==========  ========

        UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AT JUNE 30, 1996

                                        SWEETWATER
                           HISTORICAL      C.C.             PRO FORMA        PRO FORMA AS
                          HOLDINGS (1)  ACQUISITION  ACQUISITION ADJUSTMENTS   ADJUSTED
                          ------------  -----------  ----------------------- ------------
                                                        DEBITS (CREDITS)
ASSETS
Current assets:
 Cash and cash
  equivalents...........  $  1,841,057  $   642,300       $   (176,393)(3)   $  2,306,964
 Accounts receivable,
  net...................     2,469,851    1,081,436         (1,081,436)(3)      2,469,851
 Current portion of
  notes receivable,
  net...................     1,592,206          --                 --           1,592,206
 Inventory..............     1,950,223      220,144            (34,278)(3)      2,136,089
 Prepaid expenses and
  other current assets..       452,747       57,974            (44,015)(3)        466,706
                          ------------  -----------       ------------       ------------
Total current assets....     8,306,084    2,001,854         (1,336,122)         8,971,816
Property, equipment and
 leasehold interest,
 net....................   138,161,490   17,571,980        (17,571,980)(2)    138,161,490
Notes receivable, net...     3,745,263          --                 --           3,745,263
Intangibles assets,
 net....................     3,969,931          --                 --           3,969,931
Other assets, net.......     5,374,963          --                 --           5,374,963
                          ------------  -----------       ------------       ------------
                          $159,557,731  $19,573,834       $(18,908,102)      $160,223,463
                          ============  ===========       ============       ============
LIABILITIES AND
 PARTNERS' CAPITAL (NET
 CAPITAL DEFICIENCY)
Current liabilities:
 Accounts payable.......  $  1,349,985  $   163,035       $    163,035 (4)   $  1,349,985
 Accrued payroll and
  related expenses......     1,686,971          --                 --           1,686,971
 Accrued interest
  expense...............     1,011,432          --                 --           1,011,432
 Accrued property
  taxes.................       675,330          --                 --             675,330
 Deferred revenue.......     1,967,909      651,315            179,570 (4)      2,439,654
 Current portion of
  long-term debt and
  capital lease
  obligations...........       441,552          --                 --             441,552
 Current portion of
  deferred purchase
  price.................       248,329          --                 --             248,329
 Income taxes payable...         7,196          --                 --               7,196
 Other current
  liabilities...........       495,619      413,229            219,242 (4)        689,606
                          ------------  -----------       ------------       ------------
Total current
 liabilities............     7,884,323    1,227,579            561,847          8,550,055
Long term debt, security
 deposits and capital
 lease obligations......   106,057,177   13,927,718         13,927,718 (4)    106,057,177
Note payable to
 stockholder/officer....       222,971          --                 --             222,971
Deferred purchase
 price..................       924,692          --                 --             924,692
Long-term deferred
 revenue................     2,481,326          --                 --           2,481,326
Deferred income taxes...     3,458,583          --                 --           3,458,583
Minority interest.......       380,984          --                 --             380,984
Commitments
Redeemable preferred
 stock..................    42,241,169          --                 --          42,241,169
Net partners' capital
 (capital deficiency):
 Common stock...........         2,208          --                 --               2,208
 Paid in capital........     5,403,999    7,157,899          7,157,899 (5)      5,403,999
 Accumulated deficit....    (9,499,701)  (2,739,362)         2,739,362 (5)     (9,499,701)
                          ------------  -----------       ------------       ------------
Net partners' capital
 (capital deficiency)...    (4,093,494)   4,418,537          4,418,537         (4,093,494)
                          ------------  -----------       ------------       ------------
                          $159,557,731  $19,573,834       $ 18,908,102       $160,223,463
                          ============  ===========       ============       ============

                            See accompanying notes.

   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AT JUNE 30, 1996

 (1) The purchase method of accounting has been used in preparing the Unaudited Pro Forma Consolidated Financial Statements of Holdings with respect to the Sweetwater C.C. Acquisition. Purchase accounting values have been assigned to the Sweetwater C.C. Acquisition on a preliminary basis in the Pro Forma Acquisition Adjustments. Management expects the final purchase accounting valuation to be completed before September 30, 1996.

 (2) The Sweetwater C. C. acquisition was made by the Company by entering into a 15 year operating lease. As such, the historical cost of the golf course facilities has been eliminated.

 (3) Elimination of assets not acquired.

 (4) Elimination of liabilities not assumed.

 (5) Elimination of equity.

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  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CON-TAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOLDINGS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NOTES OFFERED HEREBY TO ANY PERSON IN ANY JURISDIC-TION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIV-ERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUM-STANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HOLDINGS SINCE SUCH DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                          PAGE
Summary..................................................................   4
Risk Factors.............................................................  15
The Exchange Offer.......................................................  21
The Offerings............................................................  29
The Recapitalization.....................................................  29
Use of Proceeds..........................................................  29
Consolidated Capitalization..............................................  30
Selected Consolidated Financial Information..............................  31
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  33
Business.................................................................  39
Management...............................................................  49
Certain Relationships and Related Transactions...........................  52
Principal Stockholders...................................................  53
Description of Notes.....................................................  55
Description of Capital Stock.............................................  76
Description of Principal Indebtedness....................................  77
Certain Federal Income Tax Considerations................................  79
Plan of Distribution.....................................................  79
Legal Matters............................................................  80
Experts..................................................................  80
Available Information....................................................  81
Index to Financial Statements............................................ F-1

  UNTIL DECEMBER 31, 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

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                     [LOGO OF COBBLESTONE HOLDINGS, INC.]

                          COBBLESTONE HOLDINGS, INC.

                               OFFER TO EXCHANGE

              13 1/2% SERIES B SENIOR ZERO-COUPON NOTES DUE 2004
    FOR ALL OUTSTANDING 13 1/2% SERIES A SENIOR ZERO-COUPON NOTES DUE 2004



                               ----------------

                                  PROSPECTUS

                               ----------------



                                OCTOBER 2, 1996

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